As filed with the U.S. Securities and Exchange Commission on March 6, 2026.

Registration No. 333-293463

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DATASEA INTELLIGENT TECHNOLOGY LTD.

(Exact name of registrant as specified in its charter)

British Virgin Islands	8742	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 302-5, Building C, Gemdale Viseen International Center, No.5 Shengfang Road, Daxing District, Beijing, People’s Republic of China 102600

+86 10-56145240
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Datasea Acoustics LLC

8 The Green, Ste A ,

Dover, Kent, Delaware 19901

+1 267 992 2826

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joan Wu Esq.
Hunter Taubman Fischer & Li, LLC
950 Third Avenue, 19th Floor

New York, NY 10022

Tel: (212) 530-2208

Approximate date of commencement of proposed sale of the securities to the public

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company    ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The registrant may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This Proxy Statement/Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This Prospectus/Proxy Statement is being filed by Datasea Intelligent Technology Ltd. (“DIT” or the Registrant) and constitutes the proxy statement of Datasea Inc. (“Datasea” or the Company) in connection with its special meeting of stockholders described herein.

PROXY STATEMENT/PROSPECTUS

DATED March 6, 2026

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS OF DATASEA INC.

PROSPECTUS FOR 6,447,153 CLASS A ORDINARY SHARES OF DATASEA INTELLIGENT LTD.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 3, 2026

To the Stockholders of Datasea Inc.:

You are invited to attend the special meeting of stockholders (the “Special Meeting”) of DATASEA INC. (the “Company” or “Datasea”) on April 3, 2026 at 10 a.m. local time at Room 302-5, Building C, Gemdale Viseen International Center, No.5 Shengfang Road, Daxing District, Beijing, People’s Republic of China 102600, for the following purposes:

1.	To: (i) approve and adopt the Merger Agreement and Plan of Merger (the “Merger Agreement”) by and between the Company and DIT, a BVI business company incorporated under the laws of the British Virgin Islands (the “BVI”) and a wholly owned subsidiary of the Company (the “Merger”), pursuant to which the Company will merge with and into DIT, on the terms that DIT will be the surviving company as detailed in the BVI plan of merger in the form appended to the Merger Agreement (the “Plan of Merger”); (ii) approve the Merger of the Company with and into DIT in accordance with the Plan of Merger and the BVI Business Companies Act (As Revised) (the “Companies Act”) and Nevada laws following which the Company will cease to exist as a separate legal entity; and (iii) all other transactions contemplated by the Merger Agreement and related to the Merger (collectively, the “Merger Proposal”);

2.	To approve that by virtue of the Merger and upon the effective time of the Merger (the “Effective Time”), (i) the 2,000,000 shares of common stock of US$0.001 par value of the Company (the “Common Stock”) held by each of Zhixin Liu and Fu Liu immediately prior to the Effective Time be converted into 2,000,000 class B ordinary shares of DIT with no par value (each a “Class B Ordinary Share”), respectively, and each other share of Common Stock held by each stockholder of the Company immediately prior to the Effective Time be converted into one class A ordinary share of DIT, with no par value (each a “Class A Ordinary Share”) (collectively, the “Share Exchange Proposal”).

Stockholders of record at the close of business on March 4, 2026 shall be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. A stockholder list will be available at our corporate offices beginning March 5, 2026 during normal business hours for examination by any stockholder registered on our stock ledger as of the record date for any purpose germane to the Special Meeting.

Your vote is important. Please submit a proxy as soon as possible so that your shares can be voted at the Special Meeting.

By Order of the Board of Directors

/s/ Zhixin Liu
Zhixin Liu
Chairman of the Board and Chief Executive Officer

March 6, 2026

Whether or not you plan to attend the Special Meeting, we encourage you to vote and submit your proxy by telephone, via the Internet or by mail. For additional instructions, voting by telephone or via the Internet, please refer to the proxy card. To vote and submit your proxy by mail, please complete, sign and date the enclosed proxy card and return it in the enclosed envelope. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON April 3, 2026

THIS PROXY STATEMENT/PROSPECTUS IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE SPECIAL MEETING OF STOCKHOLDERS. YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

How to Vote Your Shares

YOUR VOTE IS IMPORTANT. Your shares can be voted at the Special Meeting only if you are represented by proxy, please take the time to vote your proxy.

●	ATTEND IN PERSON THE COMPANY’S SPECIAL MEETING OF STOCKHOLDERS AND VOTE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE OR VOTE VIA THE INTERNET OR BY TELEPHONE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON april 3, 2026. THE PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS ARE AVAILABLE AT HTTPS://WWW.DATASEAINC.COM/.

If not attending the meeting and voting in person, stockholders of record, or “registered stockholders,” can vote by proxy in the following three ways:

By Telephone:	Call the toll-free number indicated on the enclosed proxy card and follow the recorded instructions.

Via the Internet:	Go to the website indicated on the enclosed proxy card and follow the instructions provided.

By Mail:	Mark your vote, date, sign and return the enclosed proxy card in the postage-paid return envelope provided.

By Fax:	Fax to the number indicated on the enclosed proxy card and follow the instructions provided.

If your shares are held beneficially in “street” name through a nominee such as a financial institution, brokerage firm, or other holder of record, your vote is controlled by that institution, firm or holder. Your vote by proxy may also be cast by telephone or via the Internet, as well as by mail, if your financial institution or brokerage firm offers such voting alternatives. Please follow the specific instructions provided by your nominee on your voting instruction card.

Please note, that if your shares are held beneficially through a bank, broker or other nominee and you wish to vote at the Special Meeting, you must obtain a proxy issued in your name from the record holder.

i

DATASEA INC.

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 3, 2026

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE SPECIAL MEETING

Q:	Why am I receiving these materials?

A:	We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of our company for our 2026 special meeting of stockholders (the “Special Meeting”), which will take place on April 3, 2026. As a stockholder of record, you are invited to attend the Special Meeting and are entitled and requested to vote on the items of business described in this proxy statement. This proxy statement and accompanying proxy card (or voting instruction card) are being sent on or about March 6, 2026 to all stockholders entitled to vote at the Special Meeting.

Q:	When and where will the Special Meeting be held?

A:	The Special Meeting will be held on April 3, 2026 at 10 a.m. local time, at Room 302-5, Building C, Gemdale Viseen International Center, No.5 Shengfang Road, Daxing District, Beijing, People’s Republic of China 102600.

Q:	How do I attend the Special Meeting?

A:	Only stockholders of record on the record date of March 4, 2026 (the “Record Date”) are entitled to notice of, and to attend or vote at, the Special Meeting. If you plan to attend the meeting in person, please bring the following:

●	Photo identification.

●	Acceptable proof of ownership if your shares are held in “street name.”

Street name means your shares are held of record by brokers, banks, or other institutions. See below for additional information.

Acceptable proof of ownership is either (a) a letter from your broker confirming that you beneficially owned shares of our common stock (the “Common Stock”) on the Record Date or (b) an account statement showing that you beneficially owned shares of our Common Stock on the Record Date. If your shares are held in street name, you may attend the meeting with proof of ownership, but you may not vote your shares in person at the Special Meeting unless you have obtained a “legal proxy” or other evidence from your broker giving you the right to vote your shares at the Special Meeting.

Q:	What information is contained in this proxy statement?

A:	This proxy statement contains information regarding the proposals to be voted on at the Special Meeting and certain other required information.

Q:	How may I obtain the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025?

A:	Our Annual Report can be accessed through our website. We filed our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 with the Securities and Exchange Commission (“SEC”) on September 26, 2025.

Q:	What items of business will be voted on at the Special Meeting?

A:	The items of business scheduled to be voted on at the Special Meeting are:

1.	To adopt the Merger Agreement and Plan of Merger (the “Merger Agreement”) by and between the Company and DIT (“DIT”), a BVI business company incorporated under the laws of the BVI and a wholly owned subsidiary of the Company (the “Merger”) pursuant to which the Company will merge with and into DIT, on the terms that DIT will be the surviving company as described in the Plan of Merger; (ii) approve the Merger of the Company with and into DIT in accordance with the Plan of Merger and the BVI Business Companies Act (As Revised) (the “Companies Act”) and Nevada laws following which the Company will cease to exist as a separate legal entity; and (iii) all other transactions contemplated by the Merger Agreement and related to the Merger (collectively, the “Merger Proposal”);

2.	To approve that by virtue of the Merger and upon the effective time of the Merger (the “Effective Time”), (i) the 2,000,000 shares of common stock of US$0.001 par value of the Company (the “Common Stock”) held by each of Zhixin Liu and Fu Liu immediately prior to the Effective Time be converted into 2,000,000 class B ordinary shares of DIT with no par value (each a “Class B Ordinary Share”), respectively, and each other share of Common Stock held by each stockholder of the Company immediately prior to the Effective Time be converted into one class A ordinary share of DIT, with no par value (each a “Class A Ordinary Share”) (collectively, the “Share Exchange Proposal”).

Q:	Why am I being asked to vote on Proposal Two?

A:	Proposal Two seeks stockholder approval that 2,000,000 shares of the Common Stock of the Company held by each of Zhixin Liu and Fu Liu be converted into 2,000,000 Class B Ordinary Shares of DIT respectively upon the Merger. Although the conversion of the Company’s outstanding Common Stock into Class A Ordinary Shares and Class B Ordinary Shares of DIT will occur automatically at the Effective Time in accordance with the Merger Agreement, separate stockholder approval is being sought here in accordance with applicable corporate governance standards.

Q:	What are the voting requirements to approve the proposals?

A:	The affirmative vote of a majority of the shares cast in person or represented by proxy at the Special Meeting and entitled to vote on the matter is required to approve each of the other voting proposals in this proxy statement.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote your shares “FOR” the approval of the Merger Proposal.

If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of Common Stock will be voted on your behalf as you direct. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted in accordance with the Board’s recommendations.

Q:	What shares may I vote?

A:	Each share of our Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote on each of the matters to be voted upon at the Special Meeting.

You may vote all shares owned by you as of the Record Date, including (a) shares held directly in your name as the stockholder of record and (b) shares held for you as the beneficial owner through a broker, trustee or other nominee. We had 10,447,153 shares of Common Stock issued and outstanding on the Record Date.

Q:	What is the difference between being a stockholder of record and being the beneficial owner of shares held in street name?

A:	A stockholder of record owns shares which are registered in his or her own name. A beneficial owner owns shares which are held in street name through a third party, such as a broker. As summarized below, there are some distinctions between a stockholder of record and a beneficial owner.

Stockholder of Record

If on March 4, 2026 your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of Special Meeting and Proxy Statement are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. Simply follow the voting instructions provided to ensure that your vote is counted. You are also invited to attend the Special Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

Shares Beneficially Held in Street Name

You are the beneficial owner of any of your shares of Common Stock held in street name. With respect to such shares registered through a broker, these proxy materials, together with a voting instruction card, are being forwarded to you by your broker. As the beneficial owner, you have the right to direct your broker how to vote. You may use the voting instruction card provided by your broker for this purpose. Even if you have directed your broker how to vote, you may also attend the Special Meeting. However, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” or other evidence from your broker giving you the right to vote the shares at the Special Meeting.

Q:	Who is entitled to attend the Special Meeting and what are the admission procedures?

A:	You are entitled to attend the Special Meeting only if you were a stockholder as of the close of business on the Record Date or if you hold a valid proxy for the Special Meeting. A list of stockholders eligible to vote at the Special Meeting will be available for inspection at the Special Meeting. If you are a beneficial holder, you will need to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement showing that you owned shares of Common Stock as of the Record Date or the voting instruction card provided by your broker. The Special Meeting will begin promptly at 10:00am local time. You should be prepared to present photo identification for admittance. Check-in will begin one-half hour prior to the meeting. Please allow ample time for the admission procedures.

Q:	May I vote my shares in person at the Special Meeting?

A:	If you were a stockholder of record on the Record Date, you may vote your shares in person at the Special Meeting or through a proxy. If you decide to vote your shares in person, you do not need to present your share certificate(s) at the Special Meeting; your name will be on the list of stockholders eligible to vote. If you hold your shares beneficially in street name, you may vote your shares in person at the Special Meeting only if you obtain a legal proxy or other evidence from your broker giving you the right to vote the shares. Even if you plan to attend the Special Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Special Meeting.

Q:	How can I vote my shares without attending the Special Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Special Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker. For directions on how to vote, please refer to the instructions on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker.

Stockholders of record may submit proxies by completing, signing, dating, and mailing their proxy cards to the address provided on the proxy card. Stockholders who hold shares beneficially in street name may vote by completing, signing, and dating the voting instruction cards provided and mailing them to the address provided on the voting instruction card. The proxy card and voting instruction card also include directions as to how you may submit your vote through the Internet. The voting instruction card may also include directions for alternative methods of submitting your vote. We encourage you to vote early. If you choose to vote by mail, please allow sufficient time for your proxy or voting instruction card to reach our vote tabulator prior to the Special Meeting.

Q:	Who will count the votes?

A:	Representatives of West Coast Stock Transfer, Inc. (“West Coast “) will tabulate the votes, and a representative of the Company will act as inspector of election.

Q:	What is the effect of not voting?

A:	If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Special Meeting. If you are a stockholder of record and you properly sign and return your proxy card, your shares will be voted as you direct. If no instructions are indicated on such proxy card and you are a stockholder of record, shares represented by the proxy will be voted in the manner recommended by the Board on all matters presented in this proxy statement, namely “FOR” the approval of the Merger.

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares.

A broker is entitled to vote shares held for a beneficial owner on routine matters. Absent instructions from a beneficial owner, a broker is not entitled to vote shares held for such beneficial owner on non-routine matters. We believe that all proposals in this Special Meeting are non-routine matters; and, accordingly, brokers do not have authority to vote on such matters absent instructions from beneficial owners. Accordingly, if beneficial owners desire to have their shares voted by a broker in a certain manner, they should give instructions to their brokers as to how to vote their shares.

Broker non-votes count for purposes of determining whether a quorum is present.

Q:	How many votes are required for the approval of the proposals to be voted upon, and how will abstentions and broker non-votes be treated?

Proposal	Votes Required	Effect of Votes Withheld/Abstentions	Effect of Broker Non-Votes
Proposal One: Approval of the Merger Agreement and the Merger	Affirmative vote of the holders of a majority in voting power of the shares of Common Stock present in person or by proxy and entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	Broker non-votes will have no effect.

Proposal Two: Approval of the Share Exchange	Affirmative vote of the holders of a majority in voting power of the shares of Common Stock present in person or by proxy and entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	Broker non-votes will have no effect.

Q:	Can I revoke my proxy or change my vote after I have voted?

A:	You may revoke your proxy and change your vote by voting again or by attending the Special Meeting and voting in person. Only your latest dated proxy card received at or prior to the Special Meeting will be counted. However, your attendance at the Special Meeting will not have the effect of revoking your proxy unless you forward written notice to the Corporate Secretary at Datasea Inc.’s offices, or you vote by ballot at the Special Meeting. If you are a beneficial owner, you will need to request a legal proxy from your broker and bring it with you to vote at the Special Meeting.

Q:	How many votes are required to hold the Special Meeting?

A:	The presence, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding and entitled to vote on the Record Date is necessary to hold the Special Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be considered as present at the Special Meeting for purposes of establishing a quorum.

Q:	Who will bear the cost of soliciting votes for the Special Meeting?

A:	The Company is making this solicitation and will pay the entire cost of preparing, printing, assembling, mailing, and distributing these proxy materials. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, electronic mail, and facsimile by directors, officers, and regular employees of the Company. None of the Company’s directors, officers or employees will receive any additional compensation for soliciting proxies on behalf of the Board. The Company may also make arrangements with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of soliciting material to the beneficial owners of Common Stock held of record by those owners. The Company will reimburse those brokers, custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with that service.

Q:	Where can I find the voting results of the Special Meeting?

A:	We intend to announce preliminary voting results at the Special Meeting and will disclose final voting results in a Current Report on Form 8-K that will be filed with the SEC not more than four business days following the Special Meeting.

QUESTIONS AND ANSWERS RELATING TO THE MERGER

What is the Merger?

Under the Merger Agreement, the Company will merge with and into DIT, with DIT surviving the Merger. Upon consummation of the Merger, each issued and outstanding share of the Company’s Common Stock will be converted into the right to receive one Class A Ordinary Share in the capital of DIT, except that the 2,000,000 shares of the Company’s Common Stock held by each of Zhixin Liu and Fu Liu will be converted into 2,000,000 Class B Ordinary Share to be held by Zhixin Liu and Fuliu, which shares are to be issued by DIT in connection with the Merger. Following the Merger, DIT will own and continue to conduct our business in substantially the same manner as it is currently being conducted by the Company and its subsidiaries. DIT will also be managed by the same Board of Directors and executive officers that manage the Company today.

Why does the Company want to engage in the Merger?

The Merger is part of a reorganization of the Company’s corporate structure approved by our Board of Directors that we expect will, among other things, result in a reduction in operational, administrative, legal and accounting costs over the long term. Please see the section entitled “The Merger Agreement—Background and Reasons for the Merger.” However, there can be no assurance that following the Merger we will be able to realize these expected benefits for the reasons discussed in the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements—Risks Relating to the Merger and Reorganization—The expected benefits of the Merger and reorganization may not be realized.” We also have incurred and will continue to incur transaction costs (the significant majority of which will have been incurred and expensed prior to your vote on the proposal). Please see the section entitled “Summary Pro Forma Financial Information” for a description of these transaction costs.

Will the Merger affect current or future operations?

The Merger is not expected to have a material impact on how we conduct day-to-day operations. While the new corporate structure would not change our future operational plans to grow our business, including our focus on our China business, it may improve our ability to expand internationally. The location of future operations will depend on the needs of the business, which will be determined without regard to DIT’s jurisdiction of incorporation. Please see the section entitled “The Merger Agreement — Background and Reasons for the Merger.”

Is the Merger taxable to me?

U.S. holders will not recognize gain or loss for U.S. federal income tax purposes upon receipt of DIT Class A Ordinary shares in exchange for the Company common stock. The aggregate tax basis in the Class A Ordinary shares of DIT received in the Merger will equal each such U.S. holder’s aggregate tax basis in the Company common stock surrendered. A U.S. holder’s holding period for the Class A Ordinary Shares of DIT that are received in the Merger generally should include such U.S. holder’s holding period for the common stock of the Company surrendered. Please see the section entitled “Taxation — Material United States Federal Income Tax Consequences Relating to the Merger and the Ownership and Disposition of DIT Ordinary Shares.”

THE TAX TREATMENT OF THE MERGER UNDER STATE LAW WILL DEPEND ON THE STATE. IT IS POSSIBLE THAT THE MERGER MAY BE TAXABLE UNDER THE TAX LAW OF SOME STATES, INCLUDING, FOR EXAMPLE, CALIFORNIA. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR PRIOR TO THE ANNUAL MEETING REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.

Has the U.S. Internal Revenue Service rendered a ruling on any aspects of the Merger?

No ruling has been requested from the U.S. Internal Revenue Service, or the IRS, in connection with the Merger.

When do you expect to complete the Merger?

If the adoption of the Merger Agreement is approved by our stockholders at the Annual Meeting, we anticipate that the Merger will become effective on or about April 20, 2026, although the Merger may be abandoned by our Board of Directors prior to its completion. Please see the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements—Risks Relating to the Merger and Reorganization—Our Board of Directors may choose to defer or abandon the Merger.”

What types of information and reports will DIT make available to shareholders following the Merger?

Following completion of the Merger, DIT is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. DIT will remain subject to the mandates of the Sarbanes-Oxley Act of 2002, or the Sarbanes- Oxley Act, and, as long as the DIT’s Class A Ordinary Shares are listed on the NASDAQ Stock Market, or NASDAQ, the governance and disclosure rules of that stock exchange. However, as a foreign private issuer, DIT will be exempt from certain rules under the Exchange Act that would otherwise apply if DIT were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example:

●	DIT may include in its SEC filings financial statements prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, or with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, without reconciliation to U.S. GAAP;

●	DIT will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example,

●	DIT will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, DIT will need to promptly furnish reports on Form 6-K any information that DIT (a) makes or is required to make public under the laws of the British Virgin Islands, (b) files or is required to file under the rules of any stock exchange or (iii) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, DIT will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, DIT will be required to file an annual report on Form 20-F within four months after its fiscal year end;

●	DIT will not be required to provide the same level of disclosure on certain issues, such as executive compensation;

●	DIT will not be required to conduct advisory votes on executive compensation;

●	DIT will be exempt from filing quarterly reports under the Exchange Act with the SEC;

●	DIT will not be subject to the requirement to comply with Regulation Fair Disclosure, or Regulation FD, which imposes certain restrictions on the selected disclosure of material information; and
●	DIT will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act.

DIT expects to take advantage of these exemptions if the Merger is effected. Accordingly, after the completion of the Merger, if you hold DIT securities, you may receive less information about DIT and its business than you currently receive with respect to the Company and be afforded less protection under the U.S. federal securities laws than you are entitled to currently..

If DIT loses its status as a foreign private issuer at some future time, then it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial. Please see the sections entitled “Risk Factors and Caution Regarding Forward-Looking Statements—Risks Relating to the Merger and Reorganization—The expected benefits of the Merger and reorganization may not be realized” and “Risk Factors and Caution Regarding Forward-Looking Statements—Risks Relating to the Merger and Reorganization—If DIT fails to qualify as a foreign private issuer upon completion of the Merger, or loses its status as a foreign private issuer at some future time, DIT would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers and would incur significant operational, administrative, legal and accounting costs that it would not incur as a foreign private issuer.”

Do I have to take any action to exchange my common stock and receive DIT Class A Ordinary Shares?

The Company common stock registered in your name or which you beneficially own through your broker will be converted into the right to receive an equal number of DIT Class A Ordinary Shares and such shares will be registered in your name (or your broker’s name, as applicable) in DIT’s register of members upon completion of the Merger, without any further action on your part. Upon completion of the Merger, only registered shareholders reflected in DIT’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon DIT Class A Ordinary Shares registered in their respective names. Any attempted transfer of the Company stock prior to the Merger that is not properly documented and reflected in the stock records maintained by the Company’s transfer agent as of immediately prior to the Effective Time will not be reflected in DIT’s register of members upon completion of the Merger. Registered holders of DIT’s Class A Ordinary Shares seeking to transfer DIT Class A Ordinary Shares following the Merger will be required to provide customary transfer documents required by DIT’s transfer agent to complete the transfer.

If you hold the Company’s common stock in uncertificated book-entry form (for example, if you hold your shares through a broker), at the time the Merger becomes effective in the State of Nevada, or the Effective Time, the Company common stock registered in your name or which you beneficially own through your broker will be converted into the right to receive an equal number of DIT Class A Ordinary shares and such shares will be registered in your name (or your broker’s name, as applicable) in book-entry form without any action on your part.

If you hold the Company’s common stock in certificated form, you may exchange your stock certificates for new DIT share certificates promptly following the Merger. We will request that all the Company stock certificates be returned to DIT’s transfer agent following the Merger. Soon after the closing of the Merger, you will be sent a letter of transmittal from our exchange agent. It is expected that, prior to the Effective Time, West Coast Stock Transfer, Inc. will be appointed as our exchange agent for the Merger. The letter of transmittal will contain instructions explaining the procedure for surrendering your stock certificates for new DIT share certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

The Company’s current transfer agent is West Coast Stock Transfer, Inc., which will continue to serve as the transfer agent for DIT Class A Ordinary Shares after the Effective Time.

What happens to the Company stock options at the Effective Time of the Merger?

At the Effective Time, all outstanding and unexercised portions of each option, warrant and security exercisable or convertible by its terms into the common stock of the Company (including convertible promissory notes), whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a “Company Stock Option”) shall be assumed by DIT and shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of Class A Ordinary Shares of DIT as the holder of such Company Stock Option would have been entitled to receive had such holder exercised or converted such Company Stock Option in full immediately prior to the Effective Time (not taking into account whether such Company Stock Option was in fact exercisable or convertible at such time), at the same exercise price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other material terms and conditions; and DIT shall take all steps to ensure that a sufficient number of Class A Ordinary Shares is reserved for the exercise of such Company Stock Options. Please see the section entitled “Proposal One - The Merger Agreement—The Merger” and “Proposal One - The Merger Agreement—Stock Compensation and Benefit Plans and Programs” for more information.

Can I trade my Company common stock before the Merger is completed?

Yes. the Company common stock will continue trading on NASDAQ through the last trading day prior to the date of completion of the Merger, which date of completion is expected to be on or about April 20, 2026 (Eastern time).

After the Merger, where can I trade my DIT Class A Ordinary Shares?

We expect that as of the Effective Time, the DIT Class A Ordinary Shares will be authorized for listing on NASDAQ, and we expect such shares will be traded on the exchange under the symbol “DTSS.”

How will my rights as a shareholder of DIT change after the Merger relative to my rights as a stockholder of the Company prior to the Merger?

Because of differences between Nevada law and British Virgin Islands law and differences between the governing documents of the Company and DIT, we are unable to adopt governing documents for DIT that are identical to the governing documents for the Company, but we have attempted to preserve in the memorandum and articles of association of DIT the same allocation of material rights and powers between the shareholders and our Board of Directors that exists under the Company’s bylaws and certificate of incorporation.

Nevertheless, DIT’s proposed memorandum and articles of association differ from the Company’s bylaws and certificate of incorporation, both in form and substance, and your rights as a shareholder of DIT will change relative to your rights as a stockholder of the Company as a result of the Merger and you may not be afforded as many rights as a shareholder of DIT under applicable laws and the DIT memorandum and articles of association as you were as a stockholder of the Company under applicable laws and the Company certificate of incorporation and bylaws. Please see the sections entitled “Risk Factors and Caution Regarding Forward-Looking Statements—Risks Relating to the Merger and Reorganization—Your rights as a stockholder of the Company will change as a result of the Merger and you may not be afforded as many rights as a shareholder of DIT under applicable laws and the DIT memorandum and articles of association as you were as a stockholder of the Company under applicable laws and the Company certificate of incorporation and bylaws.”

Notwithstanding the foregoing, the changes above may not change your rights as a shareholder significantly in practice because the Company has a concentrated ownership structure with a few stockholders each holding more than five percent (5%) of the Company’s common stock. For further details on the security ownership of certain beneficial owners of the Company, please see the section entitled “Proposal Two – Approval of the Share Exchange Proposal – Effects of the Share Exchange.”

Additionally, as a foreign private issuer, DIT will be permitted to follow corporate governance practices in accordance with BVI laws in lieu of certain NASDAQ corporate governance standards. However, we do not intend to initially rely on any NASDAQ exemptions or accommodations for foreign private issuers following the Merger. Please see the sections entitled “Proposal One - Approval of the Adoption of the Merger Agreement—The Merger Agreement—Background and Reasons for the Merger.”

SUMMARY PRO FORMA FINANCIAL INFORMATION

A pro forma condensed consolidated balance sheet for DIT is not presented in this Prospectus/Proxy Statement because there are no significant pro forma adjustments required to be made to the historical consolidated financial statements of the Company to give effect to the transaction. The transaction will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. As a result, the historical consolidated financial statements of the Company will become the historical consolidated financial statements of DIT following the Merger. Please see the section entitled “The Merger Agreement — Accounting Treatment of the Merger.”

Reference is made to the consolidated financial statements of the Company, including the notes to the financial statements, in the Company’s Quarterly Report on Forms 10-Q for the periods ended September 30, 2025 and December 31, 2025, and the Company’s Annual Reports on Form 10-K for the year ended June 30, 2025, and June 30, 2024, which are incorporated by reference into this Proxy Statement/Prospectus. Please refer to the section in this Proxy Statement/Prospectus entitled “Where You Can Find Additional Information.”

We estimate that the costs incurred in connection with the Merger and re-domicile will amount to approximately $62,310, with the significant majority having been incurred prior to your vote on the proposal. The transaction costs have been or will be reflected in general and administrative expense in our condensed consolidated statement of operations in the period incurred.

RISK FACTORS AND CAUTION REGARDING FORWARD-LOOKING STATEMENTS

In considering whether to vote in favor of the proposal to adopt the Merger Agreement in connection with the Merger, you should carefully consider the following risks or investment considerations, in addition to the other information in this Proxy Statement/Prospectus. In addition, please note that this Proxy Statement/Prospectus contains or incorporates by reference “forward-looking statements” and “forward-looking information” under applicable securities laws. These forward-looking statements include, but are not limited to, statements about the Merger and reorganization and our plans, objectives, expectations and intentions with respect to future operations, including the benefits or impact described in this Proxy Statement/Prospectus that we expect to achieve as a result of the Merger and reorganization. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “continues,” “may,” “intends,” “plans” or similar expressions in this Proxy Statement/Prospectus or in the documents incorporated by reference. Any forward-looking statements in this Proxy Statement/Prospectus reflect only expectations that are current as of the date of this Proxy Statement/Prospectus or the date of any document incorporated by reference in this document, as the case may be, are not guarantees of performance, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our ability to control. Further, these forward-looking statements are based on assumptions with respect to business strategies and decisions that are subject to change. Actual results or performance may differ materially from those we express in our forward-looking statements. Except as may be required by applicable securities laws, we disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

Set forth below, we have identified the factors, among others, that you should consider before making a decision on whether or not to vote in favor of the proposal to adopt the Merger Agreement, and we have identified certain of the risks that could cause our actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference herein. You should consider these risks when deciding how to vote. In addition, you should also review carefully the risks affecting our business generally that could also cause our actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference herein.

Risks Relating to the Merger and Reorganization

Your rights as a stockholder of the Company will change as a result of the Merger and you may not be afforded as many rights as a shareholder of DIT under applicable laws and the DIT memorandum and articles of association as you were as a stockholder of the Company under applicable laws and the Company certificate of incorporation and bylaws.

Because of differences between Nevada law and the BVI law and differences between the governing documents of the Company and DIT, we are unable to adopt governing documents for DIT that are identical to the governing documents for the Company, but we have attempted to preserve in the memorandum and articles of association of DIT the same allocation of material rights and powers between the shareholders and our Board that exists under the Company’s bylaws and certificate of incorporation. Nevertheless, DIT’s proposed memorandum and articles of association differ from the Company’s bylaws and certificate of incorporation, both in form and substance, and your rights as a shareholder will change. For example:

●	Under the Nevada Revised Statutes (“NRS”), a corporation may not engage in a business in combination with an interested stockholder for a period of two years after the time of the transaction in which the person became an interested stockholder. However, there is no equivalent provision under the Companies Act, or DIT’s memorandum articles of association prohibiting business combinations with interested stockholders.

●	Under the NRS, any person who has been a stockholder of record and owns not less than 15 percent of all of the issued and outstanding shares, or has been authorized in writing by the holders of at least 15 percent of all issued and outstanding shares, upon written demand with the required affidavit, is entitled to inspect, make copies or conduct an audit of the corporation’s books and records for a proper purpose during the usual hours for business. Under the Companies Act, a member of DIT is entitled, on giving written notice to DIT, to inspect (a) the memorandum and articles of association of DIT; (b) the register of members; (c) the register of directors; and (d) the minutes of meetings and resolutions of members and of those classes of members of which he is a member; and to make copies of or take extracts from the documents and records. Subject to DIT’s memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to DIT’s interests to allow a member to inspect any document, or part of a document, specified in (b), (c) and (d) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the BVI High Court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

●	Under the NRS, a stockholder may bring a derivative suit provided the requirements to do so under the NRS have been met. However, for a BVI company, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors, rather than the members, and a member of DIT would be entitled to bring a derivative action on behalf of DIT only in certain limited circumstances. Our BVI counsel is not aware of any reported class actions having been brought in a BVI court. Class actions are not recognized in the BVI, but groups of members with identical interests may bring representative proceedings, which are similar.

As a result of different shareholder voting requirements in the British Virgin Islands relative to Nevada, we will have less flexibility with respect to our ability to amend our constitutional documents and enter into certain business combinations than we now have.

Under Nevada law and our current bylaws and certificate of incorporation, our bylaws and certificate of incorporation may be amended by the vote of a majority of shares of stock entitled to vote on the matter to approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares. BVI law requires a special resolution of not less than two-thirds of the shareholder votes cast at a general meeting for any amendment to the memorandum and articles of association of DIT. As a result of this BVI law requirement, situations may arise where the flexibility we now have under Nevada law would have provided benefits to our stockholders that will not be available in the BVI.

In addition, under BVI, certain corporate transactions, such as a merger, require the approval of a special resolution of not less than two-thirds of the shareholder votes cast at a general meeting or, if the share capital of the Company is divided into different classes of shares, and the rights attaching to any class of shares of the merged entity differ from those attaching to the shares of the other constituent company, the articles of association of DIT also require a shareholder resolution by majority in number representing 66 2/3% of the holders of the Shares entitled to vote and present in person or by proxy at the meeting of the relevant class. By contrast, a merger under Nevada law would only require a simple majority of the outstanding stock of the company entitled to vote thereon. The increased shareholder approval requirements may limit our flexibility to enter into or complete certain business combinations that may be beneficial to shareholders.

The laws of the BVI may not provide DIT shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

DIT’s corporate affairs are governed by its memorandum and articles of association, as amended and restated from time to time, the Companies Act, and the common law of the BVI. The rights of shareholders to take action against DIT’s directors, actions by minority shareholders and the fiduciary duties of DIT’s directors to DIT under BVI law are to a large extent governed by the common law of the BVI. The common law in the BVI is derived in part from comparatively limited judicial precedent in the BVI and from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the BVI. The rights of DIT’s shareholders and the fiduciary duties of its directors under BVI law, are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions of the United States. In particular, the BVI has a less exhaustive body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the BVI. There is no statutory recognition in the BVI of judgments obtained in the U.S., although the courts of the BVI will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. As a result of all of the above, DIT’s shareholders have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling members than they would as members of a U.S. public company. In addition, shareholders of BVI companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. The BVI courts are also unlikely to impose liability against DIT, in original actions brought in the BVI, based on certain civil liabilities provisions of U.S. securities laws.

The expected benefits of the Merger and reorganization may not be realized.

We have presented in this Proxy Statement/Prospectus the anticipated benefits of the Merger and reorganization. Please see the section entitled “The Merger Agreement — Background and Reasons for the Merger.” We cannot be assured that all of the goals of the Merger and reorganization will be achievable, and some or all of the anticipated benefits of the Merger and reorganization may not occur, particularly as the achievement of the benefits are in many important respects subject to factors that we do not control. These factors would include such things as the reactions of third parties with whom we enter into contracts and do business and the reactions of investors and analysts. In addition, the anticipated reduction of SEC reporting requirements and related expenses may not be achieved in the event of changes to the SEC rules applicable to foreign private issuers or if we fail to qualify as a foreign private issuer. While we expect the Merger and reorganization will enable us to reduce our operational, administrative, legal and accounting costs over the long term, these benefits may not be achieved.

As a foreign private issuer, DIT will not be required to provide its shareholders with the same information as the Company would if the Company remained a U.S. public issuer and, as a result, you may not receive as much information about DIT as you did about the Company and you may not be afforded the same level of protection as a shareholder of DIT under applicable laws and the DIT memorandum and articles of association as you were as a stockholder of the Company under applicable laws and the Company certificate of incorporation and bylaws.

Following the completion of the Merger, DIT is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. Qualification as a foreign private issuer is determined solely under SEC rules based on factors such as shareholder composition, location of management and assets and principal place of business, and is independent of DIT’s classification as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Internal Revenue Code. DIT will remain subject to the mandates of the Sarbanes-Oxley Act, and, as long as the DIT’s Class A Ordinary Shares are listed on the Nasdaq, the governance and disclosure rules of that stock exchange. However, as a foreign private issuer, DIT will be exempt from certain rules under the Exchange Act that would otherwise apply if DIT were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example:

●	DIT may include in its SEC filings financial statements prepared in accordance with U.S. GAAP or with IFRS as issued by the IASB without reconciliation to U.S. GAAP;

●	DIT will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, DIT will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, DIT will need to promptly furnish reports on Form 6-K any information that DIT (a) makes or is required to make public under the laws of the BVI, (b) files or is required to file under the rules of any stock exchange or (c) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, DIT will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, DIT will be required to file an annual report on Form 20-F within four months after its fiscal year end;

●	DIT will not be required to provide the same level of disclosure on certain issues, such as executive compensation;

●	DIT will not be required to conduct advisory votes on executive compensation;

●	DIT will be exempt from filing quarterly reports under the Exchange Act with the SEC;

●	DIT will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selected disclosure of material information;

●	DIT will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

DIT expects to take advantage of these exemptions if the Merger is effected as NASDAQ rules permit a foreign private issuer like DIT to follow the corporate governance practices of its home country. Certain corporate governance practices in the British Virgin Islands, which is DIT’s home country, may differ significantly from the NASDAQ corporate governance listing standards. Although DIT does not currently plan to utilize the home country exemption for corporate governance matters, to the extent that they choose to do so in the future, DIT’s shareholders may be afforded less protection than they otherwise would under the NASDAQ corporate governance listing standards applicable to U.S. domestic issuers.

Accordingly, after the completion of the Merger, if you hold DIT securities, you may receive less information about DIT and its business than you currently receive with respect to the Company and be afforded less protection under the U.S. federal securities laws than you are entitled to currently. However, consistent with our policy of seeking input from, and engaging in discussions with, our stockholders, on executive compensation matters, DIT intends to provide disclosure relating to its executive compensation philosophy, policies and practices and conduct an advisory vote on executive compensation once every three years after the Merger is effected. However, DIT expects to review this practice after the next such advisory vote and may at that time or in the future determine to conduct such advisory votes more frequently or to not conduct them at all.

If DIT fails to qualify as a foreign private issuer upon completion of the Merger, or loses its status as a foreign private issuer at some future time, DIT would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers and would incur significant operational, administrative, legal and accounting costs that it would not incur as a foreign private issuer.

Following completion of the Merger, DIT is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, DIT will be exempt from certain rules under the Exchange Act that would otherwise apply if DIT were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. As a foreign private issuer, DIT will not be required to provide its shareholders with the same information as the Company would if the Company remained a U.S. public issuer and, as a result, you may not receive as much information about DIT as you did about the Company and you may not be afforded the same level of protection as a shareholder of DIT under applicable laws and the DIT memorandum and articles of association as you were as a stockholder of the Company under applicable laws and the Company certificate of incorporation and bylaws.” While DIT is expected to qualify as a foreign private issuer following the completion of the Merger, if DIT fails to qualify as a foreign private issuer upon completion of the Merger, or loses its status as a foreign private issuer at some future time, DIT will be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers and would incur significant operational, administrative, legal and accounting costs that it would not incur as a foreign private issuer.

If we prepare our financial statements in accordance with IFRS following the Merger, there may be a significant effect on our reported financial results.

The SEC permits foreign private issuers to file financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). At any time in the future, as a foreign private issuer, we may decide to prepare our financial statements in accordance with IFRS as issued by the IASB. The application by us of different accounting standards, a change in the rules of IFRS as issued by the IASB, or in the SEC’s acceptance of such rules, could have a significant effect on our reported financial results. Additionally, U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. IFRS are subject to interpretation by the IASB. A change in these principles or interpretations could have a significant effect on our reported financial results.

DIT will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure may increase both DIT’s costs and the risk of non-compliance.

DIT will be subject to rules and regulations by various governing bodies, including, for example, the Securities and Exchange Commission, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law, including the laws of the BVI. DIT’s efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to DIT’s disclosure and governance practices. If DIT fails to address and comply with these regulations and any subsequent changes, DIT may be subject to penalty and our business may be harmed.

Changes in domestic and foreign laws, including tax law changes, could adversely affect DIT, its subsidiaries and its shareholders, and our effective tax rate may increase whether we effect the Merger or not.

Changes in tax laws, regulations or treaties or the interpretation or enforcement thereof, in both or either of the U.S. or BVI, could adversely affect the tax consequences of the Merger to DIT and its shareholders and/or our effective tax rates (whether associated with the Merger or otherwise). While the Merger is not anticipated to have any material impact on our effective tax rate, there is uncertainty regarding the tax policies of the jurisdictions where we operate, and our effective tax rate may increase and any such increase may be material.

The enforcement of civil liabilities against DIT may be more difficult.

After the Merger, all of our executive officers and a majority of our directors will reside outside of the United States. As a result, it may be more difficult to effect service of process within the United States or elsewhere upon any of these persons and it may also be difficult to enforce, both in and outside of the United States or the British Virgin Islands, court judgments you may obtain in the U.S. courts against these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Because DIT is a BVI company, investors could also experience more difficulty enforcing judgments obtained against DIT in U.S. courts than would currently be the case for U.S. judgments obtained against the Company. It may be difficult or impossible for you to bring an action against DIT in the British Virgin Islands if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the British Virgin Islands or the United States would recognize or enforce judgments of U.S. courts against DIT or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state and it is uncertain whether such British Virgin Islands or United States courts would hear original actions brought in the British Virgin Islands or United States against DIT or such persons predicated upon the securities laws of the U.S. or any state.

The market for DIT shares may differ from the market for the Company shares.

Although it is anticipated that the DIT Class A Ordinary Shares will be authorized for listing on Nasdaq under the symbol “DIT”, as a company incorporated under the laws of the BVI, shares of DIT may appeal to different institutional investors, or impact the level of investment by current investors who may prefer or be required by internal guidelines to invest in companies that are incorporated in the United States. Accordingly, the reorganization may impact our institutional investor base, or the level of their respective investments in our securities, and may result in a change in the market prices, trading volume and volatility of the DIT shares from those of the Company shares.

We expect to incur transaction costs and adverse financial consequences in the year of completion of the Merger.

The substantial majority of the transaction costs in connection with the Merger will be incurred regardless of whether the Merger is completed and prior to your vote on the proposal. We expect to incur costs and expenses, including professional fees, to comply with the BVI corporate and other laws. In addition, we expect to incur attorneys’ fees, accountants’ fees, filing fees, mailing expenses, and financial printing expenses in connection with the Merger, even if the Merger is not approved or completed.

The Merger also may negatively affect us by diverting attention of our management and employees from our operating business during the period of implementation and by increasing other administrative costs and expenses.

Handling of mail

Mail addressed to DIT and received at its registered office will be forwarded unopened to the forwarding address supplied by DIT to be dealt with. None of the DIT, its directors, officers, advisors or service providers (including the organization which provides registered office services in the BVI) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address.

Our Board of Directors may choose to defer or abandon the Merger

Completion of the Merger may be deferred or abandoned, at any time, by action of our Board of Directors, whether before or after the Annual Meeting. While we currently expect the Merger to take place promptly after the proposal to adopt the Merger agreement is approved at the Annual Meeting, our Board of Directors may defer completion either before or for a significant time after the Annual Meeting or may abandon the Merger because of, among other reasons, changes in existing or proposed laws, our determination that the Merger would involve tax or other risks that outweigh their benefits, our determination that the level of expected benefits associated with the Merger would otherwise be reduced, a dispute with the taxation authorities over the Merger (or certain aspects thereof), an unexpected increase in the cost to complete the Merger or any other determination by our Board of Directors that the Merger would not be in the best interests of the Company or its stockholders or that the Merger would have material adverse consequences to the Company or its stockholders.

PROPOSAL ONE – APPROVAL OF THE ADOPTION OF THE MERGER

AGREEMENT AND THE MERGER

The Merger Agreement

The following includes a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A and incorporated by reference into this Proxy Statement/Prospectus. We encourage you to read the Merger Agreement in its entirety for a more complete description of the Merger. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement will control.

Introduction

The Merger Agreement you are being asked to adopt at the Meeting provides for a merger that would result in your shares of the Company common stock being converted into the right to receive an equal number of class A Ordinary Shares issued by DIT, a business company incorporated under the laws of the BVI. Under the Merger Agreement, the Company will merge with and into DIT, a wholly owned subsidiary of the Company, with DIT surviving the Merger. The Merger is structured as a downstream merger permitted under applicable Nevada law and the BVI Business Companies Act, as confirmed by counsel to the Company. If the Merger Agreement is adopted by the stockholders, we anticipate that the Merger will become effective on or about April 20, 2026. Following the Merger, DIT will own and continue to conduct our business in substantially the same manner as is currently being conducted by the Company and its subsidiaries. Immediately following the Merger, you will own an interest in DIT, which will be managed by the same Board of Directors and executive officers that managed the Company immediately prior to the Merger. Additionally, the consolidated assets, liabilities and employees of DIT will be the same as those of the Company immediately prior to the Merger.

The Parties to the Merger

Datasea is a Nevada-based holding company incorporated in the State of Nevada in 2014 under the name Rose Rock Inc, with subsidiaries and operating entities in Delaware, USA and China. On May 27, 2015, the Company changed its corporate name to Datasea Inc. As of the date hereof, the Company has 10,447,153 shares of its Common Stock issued and outstanding.

Datasea focuses on acoustic high-tech and AI multimodal digitalization and achieve large scale application and growth in fields such as industrial, agricultural, healthcare, medical and IoT (Internet of Things) to various corporate and individual customers. Our acoustic products find extensive applications across various industries and sectors, including sonic antivirus, sonic beauty, sonic medical treatments, and sonic agriculture. Our AI multimodal digitalization service include full spectrum services from standardized platform services to customized system solutions to optimize cost and improve efficiencies.

DIT is a newly incorporated BVI business company incorporated under the laws of the BVI and currently a wholly owned subsidiary of the Company. DIT does not have a significant amount of assets or liabilities and has not engaged in any business since its incorporation other than activities associated with its anticipated participation in the Merger. Following the Merger, DIT, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by the Company and its subsidiaries.

The principal executive offices of the Company is located at Room 302-5, Building C, Gemdale Viseen International Center, No.5 Shengfang Road Daxing District, Beijing, People’s Republic of China 102600. The registered office is at c/o Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola, British Virgin Islands.

Background and Reasons for the Merger

We believe the Merger, which would change our place of incorporation from the United States to the BVI, is consistent with our international corporate strategy and would allow us to reduce operational, administrative, legal and accounting costs over the long term. From a legal and structural perspective, the transaction has been structured as a downstream merger under applicable Nevada law and the BVI Business Companies Act (As Revised), which structure has been reviewed and confirmed by counsel to the Company.

As noted, following the completion of the Merger, DIT is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC and we expect that the reduced reporting obligations associated with being a foreign private issuer will reduce operational, administrative, legal and accounting costs in the long term. DIT will remain subject to the mandates of the Sarbanes-Oxley Act, and, as long as DIT’s Class A Ordinary Shares are listed on the Nasdaq, the governance and disclosure rules of that stock exchange. However, as a foreign private issuer, DIT will be exempt from certain rules under the Exchange Act that would otherwise apply if DIT were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example:

●	DIT may include in its SEC filings financial statements prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, or with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, without reconciliation to U.S. GAAP;

●	DIT will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, DIT will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, DIT will need to promptly furnish reports on Form 6-K any information that DIT (a) makes or is required to make public under the laws of the BVI, (b) files or is required to file under the rules of any stock exchange or (iii) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, DIT will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, DIT will be required to file an annual report on Form 20-F within four months after its fiscal year end;

●	DIT will not be required to provide the same level of disclosure on certain issues, such as executive compensation;

●	DIT will not be required to conduct advisory votes on executive compensation;

●	DIT will be exempt from filing quarterly reports under the Exchange Act with the SEC;

●	DIT will not be subject to the requirement to comply with Regulation Fair Disclosure, or Regulation FD, which imposes certain restrictions on the selected disclosure of material information;

●	DIT will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

DIT may elect to rely on certain exemptions available to foreign private issuers, as permitted under NASDAQ rules, which allow a foreign private issuer to follow certain corporate governance practices of its home country. Certain corporate governance practices in the British Virgin Islands, which is DIT’s home country, may differ significantly from the NASDAQ corporate governance listing standards. Although DIT does not currently plan to utilize the home country exemption for corporate governance matters, to the extent that they choose to do so in the future, DIT’s shareholders may be afforded less protection than they otherwise would under the NASDAQ corporate governance listing standards applicable to U.S. domestic issuers.

Accordingly, after the completion of the Merger, if you hold DIT securities, you may receive less information about DIT and its business than you currently receive with respect to the Company and be afforded less protection under the U.S. federal securities laws than you are entitled to currently.

We believe the Merger and the related reorganization will enhance stockholder value. However, we cannot predict what impact, if any, the Merger and reorganization will have in the long term in light of the fact that the achievement of our objectives depends on many things, including, among other things, future laws and regulations, as well as the development of our business.

For a discussion of the risk factors associated with the Merger and reorganization, please see the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements — Risks Relating to the Merger and Reorganization.”

Disadvantages of Reorganizing in the BVI

There are certain disadvantages that accompany reorganizing in the BVI, including:

●	the BVI has a different body of securities laws and corporate laws as compared to the United States and may provide significantly less protection to investors;

●	BVI companies may not have standing to sue before the federal courts of the United States;

●	subject to certain qualifications, there is no statutory enforcement in the British Virgin Islands of judgments obtained in the U.S.; and

●	DIT’s memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between it and our officers, directors and shareholders be arbitrated.

DIT’s corporate affairs are governed by its memorandum and articles of association, as amended and restated from time to time, the Companies Act, and the common law of the BVI. The rights of shareholders to take action against DIT’s directors, actions by minority shareholders and the fiduciary duties of DIT’s directors to DIT under BVI law are to a large extent governed by the common law of the BVI. The common law in the BVI is derived in part from comparatively limited judicial precedent in the BVI and from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the BVI. The rights of DIT’s shareholders and the fiduciary duties of its directors under BVI law, are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions of the United States. In particular, the BVI has a less exhaustive body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the BVI. There is no statutory recognition in the BVI of judgments obtained in the U.S., although the courts of the BVI will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. As a result of all of the above, DIT’s shareholders have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling members than they would as members of a U.S. public company. In addition, shareholders of BVI companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. The BVI courts are also unlikely to impose liability against DIT, in original actions brought in the BVI, based on certain civil liabilities provisions of U.S. securities laws.

Additionally, a significant portion of our operations are conducted in the PRC, and a significant portion of our assets are located in the PRC. After the Merger, a majority of DIT’s directors and all of its executive officers will continue to reside outside of the United States, and all or a substantial portion of such persons’ assets are or may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon DIT or such persons, or to enforce against them in courts of the United States, BVI or PRC, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may be difficult or impossible for you to bring an action against DIT in the British Virgin Islands if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the British Virgin Islands or the United States would recognize or enforce judgments of U.S. courts against DIT or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state and it is uncertain whether such British Virgin Islands or United States courts would hear original actions brought in the British Virgin Islands or United States against DIT or such persons predicated upon the securities laws of the U.S. or any state.

The Merger

The steps that have been taken to date, and that will be taken, to complete the Merger are:

●	The Company has incorporated DIT, with the Company holding one Class A Ordinary share issued by DIT.

●	Following the Special Meeting, provided we have obtained the requisite stockholder approval, (i) the Company will merge with and into DIT, with DIT surviving the Merger, and (ii) all Class A Ordinary Shares of DIT issued and registered in the name of the Company shall be automatically cancelled and extinguished. All outstanding shares of the Company’s Common Stock, i.e. 10,447,153 shares, will be converted into the right to receive an equal number of Class A Ordinary Shares of DIT, except that the 2,000,000 shares of the Common Stock held by each of Zhixin Liu and Fu Liu will be converted into 2,000,000 Class B Ordinary Shares of DIT, respectively, which shares will be issued by DIT as fully paid and non-assessable as part of the Merger.

●	As a result, the existence of the Company will, upon completion of the Merger, cease and DIT shall continue as the surviving entity.

Immediately prior to the Effective Time, all outstanding and unexercised portions of each option, warrant and security exercisable or convertible by its terms into the common stock of the Company (including convertible promissory notes), whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a “Company Stock Option”) shall be assumed by DIT and shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of Class A Ordinary Shares of DIT as the holder of such Company Stock Option would have been entitled to receive had such holder exercised or converted such Company Stock Option in full immediately prior to the Effective Time (not taking into account whether such Company Stock Option was in fact exercisable or convertible at such time), at the same exercise price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other material terms and conditions; and DIT shall take all steps to ensure that a sufficient number of Class A Ordinary Shares are authorized but unissued in order for Class A Ordinary Shares to be issued upon the exercise of such Company Stock Options.

The Merger Agreement may be amended, modified or supplemented at any time before or after it is adopted by the stockholders of the Company. However, after adoption by the stockholders, no amendment, modification or supplement may be made or effected that requires further approval by the Company stockholders without obtaining that approval.

Possible Abandonment

Pursuant to the Merger Agreement, the Board of Directors of the Company may exercise its discretion to terminate the Merger Agreement, and therefore abandon the Merger, at any time prior to the Effective Time, including after the adoption of the Merger Agreement by the Company’s stockholders.

Additional Agreements

DIT expects to enter into indemnification agreements with those directors, executive officers and other officers and employees (including officers and employees of its subsidiaries) who currently have indemnification agreements with the Company. The DIT indemnification agreements will be substantially similar to the Company’s existing indemnification agreements and will generally require that DIT indemnify and hold an indemnitee harmless to the fullest extent permitted by law for liabilities arising out of the indemnitee’s current or past association with DIT, any subsidiary of DIT or another entity where he or she is or was serving at DIT’s request as a director or officer or in a similar capacity that involves services with respect to any employee benefit plan. The indemnification agreements also provide for the advancement of defense expenses by DIT.

As part of the Merger, DIT will assume the Company’s equity compensation plan and other plans and programs as provided in the Merger Agreement as may be amended immediately prior to the Effective Time. Although the Merger will constitute a change in control for purposes of the foregoing equity compensation plans and other agreements with the Company’s executive officers, we will not incur any obligation as a result of the Merger under the terms of the plans and agreements since DIT will assume the plans and agreements and any such obligation will be waived in connection with the Merger, if applicable.

Conditions to Completion of the Merger

The following conditions must be satisfied or waived, if allowed by law, to complete the Merger and reorganization:

1.	the Merger Agreement has been adopted by the requisite vote of stockholders of the Company;

2.	none of the parties to the Merger Agreement is subject to any decree, order or injunction that prohibits the consummation of the Merger;

3.	the registration statement of which this Proxy Statement/Prospectus is a part has been declared effective by the SEC and no stop order is in effect;

4.	the DIT Class A Ordinary Shares to be issued pursuant to the Merger have been authorized for listing on Nasdaq, subject to official notice of issuance and satisfaction of other standard conditions;

5.	all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of the Company, DIT or their subsidiaries to consummate the Merger have been obtained or made; and

6.	the representations and warranties of the parties to the Merger Agreement set forth in the Merger Agreement are true and correct in all material respects, and the covenants of the parties set forth in the Merger Agreement (other than those to be performed after the Effective Time) have been performed in all material respects.

Our Board of Directors currently does not anticipate any circumstances in which it would waive the conditions listed above; however, in the event it determines that a waiver of any such conditions is in the best interests of our stockholders and that such change to the terms of the Merger does not make the disclosure provided to our stockholders materially misleading (for example, if a representation in the Merger Agreement is not true but there is otherwise no harm to the Company or our stockholders), our Board of Directors will not resolicit shareholder approval of the Merger. If a waiver of any condition listed above would make the disclosure provided to our stockholders materially misleading, our Board of Directors will resolicit shareholder approval of the Merger. Additionally, our Board of Directors reserves the right to defer or abandon the Merger.

Stock Compensation and Benefit Plans and Programs

As part of the Merger, DIT has agreed to assume all of the Company’s rights and obligations under the Company’s 2018 Equity Incentive Plan as may be amended immediately prior to the Effective Time. The plan that provides benefits to employees of subsidiaries of the Company will, upon being assumed by DIT, continue to provide benefits to such employees consistent with the current manner. For those plans that currently provide for the issuance of the Company common stock, following the Merger, DIT Class A Ordinary Shares will be issued, with no anticipated increase to our “overhang,” which we define for this purpose as the total number of shares required to be issued pursuant to the exercise of options and/or other equity awards outstanding and assumed by DIT in connection with the Merger or shares otherwise available for issuance under our equity compensation plans assumed by DIT. Except as described below, all rights to purchase or receive, or receive payment based on, the Company common stock arising under our equity compensation plans will entitle the holder to purchase or receive, or receive payment based on, as applicable, an equal number of DIT Class A Ordinary Shares.

Effective Time

Provided that we have obtained the requisite stockholder approval at the Special Meeting, we anticipate that the Merger will become effective on or about April 20, 2026. Our Board of Directors will have the right, however, to defer or abandon the Merger at any time if it concludes that completion of the Merger would not be in the best interests of the Company or our stockholders.

Management of DIT

Immediately prior to the Effective Time, the directors and officers of the Company at such time will be elected or appointed as the directors and officers of DIT (to the extent the directors and officers of DIT and the Company are not already identical), each such person to have the same office(s) with DIT (and the same class designations and committee memberships in the case of directors) as he or she held with the Company, with the directors to serve until the earlier of the next meeting of the DIT shareholders at which an appointment of directors of their respective classes is required or until their successors are elected or appointed (or their earlier death, disability or retirement).

Regulatory Requirements

Compliance with U.S. federal and state securities laws, Nasdaq rules and regulations and Nevada Revised Statutes (including the filing with the Secretary of State of the State of Nevada of a certificate of Merger) are required to complete the Merger. The Plan of Merger along with articles of Merger must also be filed with the Registry of Corporate Affairs in the British Virgin Islands in order to effect the Merger.

Rights of Dissenting Stockholders

Under the Nevada Revised Statutes, or the NRS, you will not have appraisal rights in connection with the Merger.

Ownership in DIT

The Company’s Common Stock registered in your name or which you beneficially own through your broker will be converted into the right to receive an equal number of DIT Class A Ordinary Shares and such shares will be registered in your name (or your broker’s name, as applicable) in DIT’s register of members upon completion of the Merger, without any further action on your part. Upon completion of the Merger, only registered shareholders reflected in DIT’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon DIT Class A Ordinary Shares registered in their respective names. Any attempted transfer of the Company stock prior to the Merger that is not properly documented and reflected in the stock records maintained by the Company’s transfer agent as of immediately prior to the Effective Time will not be reflected in DIT’s register of members upon completion of the Merger. Registered holders of DIT’s Class A Ordinary Shares seeking to transfer DIT Class A Ordinary Shares following the Merger will be required to provide authorizing resolutions and customary transfer documents required by DIT’s transfer agent to complete the transfer.

If you hold the Company’s common stock in uncertificated book-entry form (for example, if you hold your shares through a broker), at the Effective Time, the Company common stock registered in your name or which you beneficially own through your broker will be converted into the right to receive an equal number of DIT Class A Ordinary Shares and such shares will be registered in your name (or your broker’s name, as applicable) in book-entry form without any action on your part.

If you hold the Company’s common stock in certificated form, you may exchange your stock certificates for new DIT share certificates promptly following the Merger. We will request that all the Company stock certificates be returned to DIT’s transfer agent following the Merger. Soon after the closing of the Merger, you will be sent a letter of transmittal from our exchange agent. It is expected that, prior to the Effective Time, West Coast Stock Transfer, Inc. will be appointed as our exchange agent for the Merger. The letter of transmittal will contain instructions explaining the procedure for surrendering your stock certificates for new DIT share certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

The Company’s current transfer agent is West Coast Stock Transfer, Inc., which will continue to serve as the transfer agent for DIT Class A Ordinary Shares after the Effective Time.

Stock Exchange Listing

The Company’s common stock is currently listed on Nasdaq under the symbol “DTSS.” There is currently no established public trading market for DIT’s Class A Ordinary Shares. However, it is a condition to the completion of the Merger that the shares of DIT will be authorized for listing on Nasdaq, subject to official notice of issuance and satisfaction of other standard conditions. As such, we expect that as of the Effective Time, DIT’s Class A Ordinary Shares will be authorized for listing on Nasdaq, and we expect such shares will be traded on the exchange under the symbol “DTSS”. Only the Class A Ordinary Shares will be listed and traded on the Nasdaq.

It is anticipated that DIT will qualify as a foreign private issuer in the U.S. following the Merger. As a foreign private issuer, DIT will be permitted to follow corporate governance practices in accordance with BVI laws in lieu of certain Nasdaq corporate governance standards. However, we do not intend to initially rely on any home country exemptions or accommodations for foreign private issuers following the Merger.

Accounting Treatment of the Merger

The Merger will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Accordingly, all assets and liabilities will be recorded at historical cost as an exchange between entities under common control. The transaction costs incurred in connection with the Merger and re-domicile have been or will be reflected in general and administrative expense in our condensed consolidated statement of operations in the period incurred.

Taxation

The following discussion of the material BVI, People’s Republic of China and United States federal income tax consequences is based upon laws and relevant interpretations thereof effective as of the date of this Proxy Statement/Prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all possible tax consequences relating to the Merger or otherwise, such as the tax consequences under state and local and tax laws.

BVI Taxation

The following summary contains a description of certain British Virgin Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of British Virgin Islands and regulations thereunder and on the tax laws of the U.S. and regulations thereunder as of the date hereof, which are subject to change.

British Virgin Islands Tax Considerations

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Class A Ordinary Shares in DIT under the laws of their country of citizenship, residence or domicile.

Under Existing British Virgin Islands Laws.

DIT and all distributions, interest and other amounts paid by DIT to persons who are not tax resident in the British Virgin Islands will not be subject to any income, withholding or capital gains taxes in the British Virgin Islands, with respect to the Class A Ordinary Shares in DIT owned by them and dividends received on such shares, nor will they be subject to any estate or inheritance taxes in the British Virgin Islands.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the BVI with respect to any shares, debt obligation or other securities of DIT.

All instruments relating to transfers of property to or by DIT and all instruments relating to transactions in respect of the shares, debt obligations or other securities of DIT and all instruments relating to other transactions relating to the business of DIT are exempt from payment of stamp duty in the BVI. This assumes that DIT does not hold an interest in real estate in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to DIT or its members.

People’s Republic of China Taxation

Under the China Income Tax (“CIT”) Law and its implementation rules, both effective on January 1, 2008, all domestic and foreign investment companies will be subject to a uniform enterprise income tax at the rate of 25% and dividends from PRC enterprises to their foreign shareholders will be subject to a withholding tax at a rate of 10% if the foreign investors are considered as non-resident enterprises without any establishment or place within the PRC or if the dividends payable have no connection with the establishment or place of the foreign investors within the PRC, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a lower withholding tax rate. In accordance with Caishui (2008) No. 1 issued by the Ministry of Finance, or MOF, and SAT on February 22, 2008, the accumulative undistributed profits of foreign investment companies generated before January 1, 2008, and distributed to foreign investors after year 2008, shall be exempt from withholding tax.

The CIT Law has introduced the concept of “resident enterprises” and corresponding tax liability on resident enterprises’ worldwide income, whilst “non-resident enterprises” without any place or establishment in the PRC are required to pay 10% income tax on their passive incomes from sources within China only. A resident enterprise refers to an enterprise that (i) was established/incorporated within the PRC or (ii) was established/incorporated under the laws of a foreign jurisdiction but has its “de facto management body” in the PRC. A non-resident enterprise refers to an enterprise which was established/incorporated under the laws of a foreign jurisdiction and does not have its “de facto management body” in the PRC, but has an establishment or place in the PRC, or has China-sourced income even though it does not have any establishment or place in the PRC.

Under the implementation rules of the CIT Law, “de facto management body” is defined as an organization that has material and overall management and control over the business, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued a Notice on Issues Relating to Determination of PRC-Controlled Offshore Enterprises as PRC Resident Enterprises Based on “De Facto Management Body” Test, or SAT Circular No. 82, under which, an offshore enterprise controlled by a PRC enterprise or a PRC enterprise group will be characterized as a “resident enterprise” due to the fact that its “de facto management body” is located within the PRC, if all of the following conditions are met at the same time: (i) the senior management personnel responsible for its daily operations and the place where the senior management departments discharge their responsibilities are located primarily in the PRC; (ii) its finance and human resources related decisions are made by or are subject to the approval of institutions or personnel located in the PRC; (iii) its major assets, books and records, company seals and minutes of its board of directors and shareholder meetings are located or kept in the PRC; and (iv) senior management personnel or 50% or more of the members of its board of directors with voting power of the enterprise reside in the PRC. SAT Circular No. 82 further specifies that the principle of “substance over form” shall be adopted in determining whether the “de facto management body” is located within China.

We currently are not treated as a PRC resident enterprise by the Chinese tax authority and as a result, we have not withheld PRC income taxes from our foreign investors and as a non-resident enterprise, we are subject to PRC withholding tax if we receive dividends directly from our PRC subsidiaries paid by them using funds out of their profits generated on and after January 1, 2008.

Nevertheless, a significant portion of our operations are currently based in the PRC and are likely to remain based in the PRC after the Merger. Moreover, a significant portion of our management team, who are in charge of finance and human resources related decisions, will perform their duties mainly in the PRC, and over 50% of our board members habitually reside in the PRC. Our main properties, accounting books and records, company seals and minutes of board meetings are maintained in China.

However, the rules regarding the determination of the “de facto management body” are relatively new and whether such rules may apply to us is unclear. Due to lack of further written clarification by the SAT, there is still a uncertainty around the interpretation of each of the four conditions as specified in SAT Circular No. 82 and the principle of “substance over form” and the implementation of SAT Circular No. 82 by Chinese tax authorities in practice. It also remains unclear what percentage of shares of an offshore enterprise must be held by a PRC entity or group in order for the offshore enterprise to be deemed as an offshore enterprise controlled by a PRC enterprise or a PRC enterprise group, and whether shares held by PRC resident individuals are counted pursuant to SAT Circular No. 82.

Due to the lack of clear guidance on the determination of our tax residency under the CIT Law, it remains unclear whether the PRC tax authorities will treat us as a PRC resident enterprise either before or after the Merger or what effect, if any, the Merger will have on the determination. As a result, we cannot express an opinion as to the likelihood that we will be subject to the tax applicable to resident enterprises or non-resident enterprises under the CIT Law. If DIT is treated as a PRC resident enterprise, it will be subject to PRC tax on its worldwide income at the 25% uniform tax rate, but the dividends distributed from its subsidiaries that are or deemed to be PRC resident enterprises should be tax-exempt income. In addition, if DIT is considered a PRC resident enterprise, the dividends paid by it to the non-PRC shareholders may be regarded as income from sources within the PRC pursuant to SAT Circular No. 82, and therefore the non-PRC institutional shareholders may be subject to a 10% withholding tax, and the non-PRC individual shareholders may be subject to a 20% withholding tax unless they are able to claim a lower tax rate pursuant to applicable tax treaties.

Furthermore, if DIT is treated as a PRC resident enterprise, there is a possibility that the capital gains realized by its non- PRC shareholders from the transfer of their shares may be regarded as income from sources within the PRC for PRC tax purposes. If such capital gains are taxed in China, the applicable income tax rate would be 10% for non-PRC institutional shareholders, and 20% for non-PRC individual shareholders. If the non-PRC shareholders are US residents that are eligible for PRC-US Tax Treaty benefits, whether capital gains should be taxed in China is unclear.

Pursuant to Paragraph 5 of Article 12 of the PRC-US Tax Treaty, gains from the alienation of shares of a company which is a PRC resident other than those mentioned in paragraph 4 representing a participation of 25 per cent may be taxed in China. Paragraph 6 of Article 12 of the PRC-US Tax Treaty further specifies that “[G]ains derived by a resident of a Contracting State from the alienation of any property other than that referred to in paragraphs 1 through 5 and arising in the other Contracting State may be taxed in that other Contracting State.” By virtue of this provision, the capital gains realized by the US residents may be taxed in the PRC if the capital gains are considered as “arising in” the PRC. Under the CIT Law and its implementing rules, the capital gains from transfer of shares may be considered as “arising in” the PRC if the enterprise whose shares are transferred is “located in” China. If DIT is considered a PRC resident enterprise, and if the Chinese tax authorities take the position that a PRC resident enterprise is deemed to be located in China, the capital gains realized by the US residents from transfer of their shares may be taxed in the PRC depending on how the PRC-US Tax Treaty is interpreted and implemented by the Chinese tax authorities.

Material United States Federal Income Tax Consequences Relating to the Merger and the Ownership and Disposition of DIT Ordinary Shares

The following is a brief summary of material U.S. federal income tax consequences of the Merger and of the ownership and disposition of DIT Class A Ordinary Shares after the Merger but does not purport to be a complete analysis of all the potential tax considerations relating thereto. To the extent the discussion relates to matters of U.S. federal income tax law, and subject to the qualifications herein, it represents the opinion of Hunter Taubman Fischer and Li LLC, our United States counsel. This brief summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income or estate tax consequences different from those set forth below. We have not sought any ruling from the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of particular circumstances, nor does it address the U.S. federal income tax consequences to persons who are subject to special rules under U.S. federal income tax law, including:

●	banks, insurance companies or other financial institutions;

●	persons subject to the alternative minimum tax;

●	tax-exempt organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax;

●	dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	holders who acquired our stock as compensation or pursuant to the exercise of a stock option

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” or other risk reduction transaction; or

●	persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Code).

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding common stock through such entities,

all of whom may be subject to tax rules that differ significantly from those discussed below.

In addition, unless expressly provided below, this brief discussion does not address any foreign, state, or local laws or U.S. federal estate and gift tax laws.

For purposes of this discussion, a U.S. holder is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States (or treated as such under applicable U.S. tax laws), any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable law and regulations to be treated as a U.S. person for U.S. federal income tax purposes. A non-U.S. holder is a holder that is not a U.S. holder.

In the case of a partnership or entity classified as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Merger or of the ownership and disposition of DIT Class A Ordinary Shares.

Tax Consequences of the Merger to the Company and DIT

DIT Will Be Treated As a U.S. Corporation

Notwithstanding IRC Section 7701(a)(4), pursuant to Section 7874 of the Code, DIT will be treated as a U.S. corporation for all purposes under the Code because (i) after the Merger, DIT will not have substantial business activities in the BVI and (ii) the former holders of the Company common stock will hold, by reason of owning shares of the Company common stock, at least 80% or more of the DIT Class A Ordinary Shares. Because DIT will be treated as a U.S. corporation for all purposes under the Code, DIT will not be treated as a “passive foreign investment company,” as such rules apply only to non-U.S. corporations for U.S. federal income tax purposes.

Taxation of the Company and DIT

We expect that neither the Company nor DIT should incur U.S. income tax as a result of completion of the Merger.

Tax Consequences of the Merger to U.S. Holders and Reporting Requirements

U.S. holders should not recognize gain or loss for U.S. federal income tax purposes upon receipt of DIT Class A Ordinary Shares in exchange for the Company common stock. The aggregate tax basis in the Class A Ordinary Shares of DIT received in the Merger should equal each such U.S. holder’s aggregate tax basis in the Company common stock surrendered. A U.S. holder’s holding period for the Class A Ordinary Shares of DIT that are received in the Merger generally should include such U.S. holder’s holding period for the common stock of the Company surrendered.

U.S. holders who owned at least 5% of the Company’s outstanding stock or the Company common stock with a basis of $1,000,000 or more for U.S. federal income tax purposes who receive DIT Class A Ordinary Shares as a result of the Merger will be required to file with such U.S. holders’ U.S. federal income tax returns for the year in which the Merger takes place a statement setting forth certain facts relating to the Merger. Such statements must include the U.S. holders’ tax basis in, and fair market value of, the Company common stock surrendered in the Merger.

U.S. holders should note that the state income tax consequences of the Merger depend on the tax laws of such state. It is possible that the Merger may be taxable under the tax laws of some states, including, e.g., California. U.S. holders are urged to consult their own tax advisors as to specific tax consequences to them of the Merger in light of their particular circumstances, including the applicability and effect of any state, local, or foreign tax laws and of changes in applicable tax laws.

Tax Consequences of the Ownership and Disposition of DIT Ordinary Shares to U.S. Holders

Distributions

DIT does not currently anticipate paying distributions on its Class A Ordinary Shares. In the event that distributions are paid, the gross amount of such distributions will be included in the gross income of the U.S. holder as dividend income on the date of receipt to the extent that the distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. Dividends received by non-corporate U.S. holders, including individuals, may be subject to reduced rates of taxation under current law. A U.S. holder may be eligible to claim a foreign tax credit with respect to any PRC withholding tax imposed on dividends paid by us. However, the foreign tax credit rules are complex, and their application in connection with Section 7874 of the Code in the presence of the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the U.S.-PRC Tax Treaty, are not entirely clear at this time. U.S. holders should consult their own tax advisors with respect to any benefits they may be entitled to under the foreign tax credit rules and the U.S.-PRC Tax Treaty.

To the extent that dividends paid on DIT Class A Ordinary Shares exceed current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the distributions will be treated first as a tax-free return of tax basis on the DIT Class A Ordinary Shares, and to the extent that the amount of the distribution exceeds tax basis, the excess will be treated as capital gain.

Sale or Other Disposition

U.S. holders of DIT Class A Ordinary Shares will recognize taxable gain or loss on any sale, exchange, or other taxable disposition of Class A Ordinary Shares equal to the difference between the amount realized for the DIT Class A Ordinary Shares and the U.S. holder’s tax basis in the ordinary shares. This gain or loss generally will be capital gain or loss. Non-corporate U.S. holders, including individuals, will be eligible for reduced tax rates if the DIT Class A Ordinary Shares have been held for more than one year. A U.S. holder’s holding period for DIT Class A Ordinary Shares should include such U.S. holder’s holding period for the ordinary shares of the Company surrendered in the Merger. The deductibility of capital losses is subject to limitations. A U.S. holder may be eligible to claim a foreign tax credit with respect to any PRC withholding tax imposed on gain from the sale or other disposition of DIT Class A Ordinary Shares. However, the foreign tax credit rules are complex, and their application in connection with Section 7874 of the Code in the presence of the U.S.-PRC Tax Treaty are not entirely clear at this time. U.S. holders should consult their own tax advisors with respect to any benefits they may be entitled to under the foreign tax credit rules and the U.S.-PRC Tax Treaty.

Recent Legislation

Recent legislation requires certain U.S. holders who are individuals, trusts or estates to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. holders should consult their own advisors regarding the effect, if any, of this legislation on their ownership and disposition of DIT Class A Ordinary Shares.

Consequences if the Merger Does Not Qualify as a Reorganization

If contrary to the opinion described above, the Merger fails to qualify as a reorganization, subject to the PFIC rules discussed below, a U.S. holder that exchanges its stock of the Company for the Merger consideration will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the DIT shares received, (b) the amount of cash consideration received pursuant to the Merger, and (c) any cash received in lieu of fractional DIT shares, and (ii) the U.S. holder’s adjusted tax basis in the stock of the Company exchanged. A U.S. holder’s aggregate tax basis in the DIT shares received will be the fair market value of those shares on the date the U.S. holder receives them. The U.S. holder’s holding period for the DIT shares received pursuant to the Merger will begin on the day after the date the U.S. holder receives such DIT.

Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. holder’s holding period for the shares of the Company exceeds one year at the time of the Merger. Long-term capital gains of non-corporate U.S. holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. Any gain recognized by a U.S. holder will be treated as income from sources within the United States for U.S. foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations under the Code.

Passive Foreign Investment Company (PFIC) Considerations

A non-U.S. corporation will be classified as a PFIC for any taxable year if at least 75 percent of its gross income consists of passive income (such as dividends, interest, rents, royalties or gains on the disposition of certain minority interests), or at least 50 percent of the average value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for this purpose its pro rata share of the gross income and assets of any corporation in which it is considered to own at least 25 percent of the shares, by value).

The Company was a Domestic U.S. Corporation (and/or for any other reason that might be excluded from being characterized as a PFIC) and therefore was not a PFIC for its 2025 taxable year and does not expect to be a PFIC in its current year. If (a) the Company has been a PFIC for any taxable year during the holding period of a U.S. holder  (and a U.S. holder of the Company stock has not made certain elections with respect to its Company stock), and (b) DIT is not a PFIC in the taxable year of the Merger (as expected), such U.S. holder would likely recognize gain (but not loss if the Merger qualifies as a reorganization) upon the exchange of the Company stock for DIT shares pursuant to the Merger. The gain (or loss) would be computed as described above under “— Consequences if the Merger Does Not Qualify as a Reorganization.” Any such gain recognized by such U.S. holder on the exchange of the Company stock for DIT shares would be allocated ratably over the U.S. holder’s holding period for the Company stock. Such amounts allocated for the current taxable year and any taxable year prior to the first taxable year in which the Company was a PFIC would be treated as ordinary income, and not as capital gain, in the U.S. holder’s taxable year, and such amounts allocated to each other taxable year beginning with the year that the Company became a PFIC would be taxed at the highest tax rate in effect for each year to which the gain was allocated, together with a special interest charge on the tax attributable to each such year.

DIT believes that it was not a PFIC for its 2025 taxable year and, based on the nature of its business, and the current and anticipated composition of its income and assets (including the Company assets acquired in the Merger), DIT anticipates that it will not be treated as a PFIC for U.S. federal income tax purposes for the current taxable year or the foreseeable future, namely in connection with application of IRC Section 7874. However, this is a factual determination made annually after the close of each taxable year, based on DIT’s composition of income and assets and shareholders. Accordingly, in an abundance of caution, If DIT were characterized as a PFIC for any taxable year, U.S. holders of DIT shares would suffer adverse tax consequences. These consequences may include having gains realized on the disposition of offered shares treated as ordinary income rather than capital gains, and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of the DIT shares. U.S. holders would also be subject to annual information reporting requirements. In addition, if DIT were a PFIC in a taxable year in which DIT paid a dividend or the prior taxable year, such dividends would not be eligible to be taxed at the reduced rates applicable to qualified dividend income (as discussed above).

U.S. holders should consult their own tax advisors regarding the application of the PFIC rules to the exchange of the Company stock for Merger consideration pursuant to the Merger and, after the Merger, their ownership of the DIT shares.

Tax Consequences of the Merger to Non-U.S. Holders

The receipt of DIT Class A Ordinary Shares in exchange for the Company common stock will not be a taxable transaction to non-U.S. holders for U.S. federal income tax purposes.

Tax Consequences of the Ownership and Disposition of DIT Class Ordinary Shares to Non-U.S. Holders

Distributions

DIT does not currently anticipate paying distributions on its Class A Ordinary Shares. In the event that distributions are paid, however, such distributions will constitute dividends for U.S. tax purposes to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that dividends paid on DIT Class A Ordinary Shares exceed current and accumulated earnings and profits, the distributions will be treated first as a tax-free return of tax basis on the DIT Class A Ordinary Shares, and to the extent that the amount of the distribution exceeds tax basis, the excess will be treated as capital gain.

Any dividends paid to a non-U.S. holder by DIT are treated as income derived from sources within the United States and generally will be subject to U.S. federal income tax withholding at a rate of 30% of the gross amount of the dividends, or at a lower rate provided by an applicable income tax treaty if non-U.S. holders provide proper certification of eligibility for the lower rate (usually on IRS Form W-8BEN). Dividends received by a non-U.S. holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividend is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.) are exempt from such withholding tax, provided that applicable certification requirements are satisfied. In such case, however, non-U.S. holders will be subject to U.S. federal income tax on such dividends, net of certain deductions, at the rates applicable to U.S. persons. In addition, corporate non-U.S. holders may be subject to an additional branch profits tax equal to 30% or such lower rate as may be specified by an applicable tax treaty on dividends received that are effectively connected with the conduct of a trade or business in the United States.

If non-U.S. holders are eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, such non-U.S. holders may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Other Disposition

Any gain realized upon the sale or other disposition of DIT Class A Ordinary Shares generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with the conduct of a trade or business in the United States, and, if an income tax treaty applies, is attributable to a permanent establishment maintained by such holder in the U.S.;

●	the holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

●	DIT is or has been a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period during which the holder has held DIT Class A Ordinary Shares.

Non-U.S. holders whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the gain derived from the sale, net of certain deductions, at the rates applicable to U.S. persons, within the meaning of the Code. Corporate non-U.S. holders whose gain is described in the first bullet point above may also be subject to the branch profits tax described above at a 30% rate or lower rate provided by an applicable income tax treaty. Individual non-U.S. holders described in the second bullet point above will be subject to a flat 30% U.S. federal income tax rate on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though such non-U.S. holders are not considered to be residents of the United States.

A corporation will be a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50 percent of the aggregate of its real property interests (U.S. and non-U.S.) and its assets used or held for use in a trade or business. Because we do not currently own significant U.S. real property, we believe, but our special United States counsel has not independently verified, that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Internal Revenue Code.

Backup Withholding and Information Reporting

Payments of dividends or of proceeds on the disposition of stock made to a holder of DIT Class A Ordinary Shares may be subject to information reporting and backup withholding at a current rate of 28% unless such holder provides a correct taxpayer identification number on IRS Form W-9 (or other appropriate withholding form) or establishes an exemption from backup withholding, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Payments of dividends to holders must generally be reported annually to the IRS, along with the name and address of the holder and the amount of tax withheld, if any. A similar report is sent to the holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the holder’s country of residence.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Recently Enacted Legislation Affecting Taxation of Our Common Stock Held by or Through Foreign Entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MERGER AND THE

ADOPTION OF THE MERGER AGREEMENT AS DESCRIBED IN THIS PROPOSAL ONE.

PROPOSAL TWO - APPROVAL OF THE STOCK EXCHANGE PROPOSAL

Introduction

Proposal Two seeks stockholder approval that by virtue of the Merger and upon the Effective Time of the Merger, (i) the 2,000,000 shares of Common Stock of the Company held by each of Zhixin Liu and Fu Liu immediately prior to the Effective Time be converted into 2,000,000 Class B Ordinary Shares of DIT, respectively, and each other share of Common Stock held by each stockholder of the Company immediately prior to the Effective Time be converted into one Class A Ordinary Share of DIT.

Rights of Class A and Class B Ordinary Shares

Both Class A Ordinary Shares and Class B Ordinary Shares of DIT have identical economic rights, including rights to dividends and distributions, if any, and rights upon liquidation. Class A Ordinary Shares and Class B Ordinary Shares shall carry equal rights and rank pari passu with one another in all respects other than as set out below.

Holders of our Class A Ordinary Shares and Class B Ordinary Shares have the right to receive notice of, attend, speak and vote at meetings of shareholders of DIT. Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at meetings of shareholders of DIT, and each Class B Ordinary Share shall be entitled to fifty (50) votes on all matters subject to vote at meetings of shareholders of DIT. Unless otherwise required under the Companies Act or by the articles of association, holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders.

Subject to any applicable adjustment pursuant to the memorandum and articles of association of DIT, each Class B Ordinary Share shall be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into fully paid Class A Ordinary Shares on a one-to-one basis. Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B Ordinary Shares validly transferred to the new holder shall be automatically and immediately converted into the equal number of Class A Ordinary Shares. A holder of Class A Ordinary Shares shall have no rights to convert Class A Ordinary Shares into Class B Ordinary Shares under any circumstances.

The Class A Ordinary Shares and Class B Ordinary Shares of DIT are created simultaneously as part of the same reorganization transaction pursuant to the Merger. No holder of the Company’s common stock will hold Class A Ordinary Shares or Class B Ordinary Shares of DIT prior to the effectiveness of the Merger. As a result, there is no pre-existing class of Class A Ordinary Shares whose rights are being varied or adversely affected by the Share Exchange, and no separate class vote of Class A holders is required in connection with the Share Exchange.

No other stockholder of the Company will be entitled to receive or convert Class A Ordinary Shares into Class B Ordinary Shares pursuant to Proposal Two.

Rationale of the Share Exchange

Currently, in respect of all matters subject to a shareholder’s vote, no business shall be transacted at any general meeting unless a quorum of members is present at the time. An ordinary resolution requires the affirmative vote of a simple majority of the votes cast, while a special resolution requires the affirmative vote of at least two-thirds of votes cast at a general meeting. A special resolution is required for certain important matters set out in our memorandum and articles of association, as amended from time to time.

The Board plans to issue Class B Ordinary Shares only to founders, key executives, members of the Board, or other individuals who are deeply involved in the Company’s strategic direction and long-term decision-making, as determined by the Board. The Board believes that the adoption of a dual-class share structure is appropriate at this stage of the Company’s development, as it enables the Company to maintain stable and consistent leadership while continuing to execute its long-term business strategy in a highly competitive and evolving market environment. In particular, the Board believes that issuing Class B Ordinary Shares to Zhixin Liu, the Company’s founder, Chief Executive Officer and Chairwoman of the Board, will allow her to continue to exercise effective leadership and oversight over the Company’s strategic initiatives, capital allocation priorities and key corporate actions. Ms. Liu has been instrumental in the Company’s growth and transformation since its inception and remains deeply involved in the Company’s day-to-day operations, strategic planning and execution. The Board believes that her continued ability to guide the Company’s long-term vision is critical to the Company’s future success.

The Board also considered the role of Fu Liu, a founder and director of the Company, in connection with the Share Exchange. Mr. Liu has extensive management experience and has been continuously involved in the Company’s strategic development, capital strategy and major investment and financing decisions. In addition, Mr. Liu has played an important role in supporting the Company’s access to industry resources, strategic partners and relevant business relationships in mainland China.

A majority of the members of the Board are independent directors, and all directors are subject to fiduciary duties under applicable law, including duties to act honestly, in good faith and in what they believe to be the best interests of the Company. The Board believes that the presence of independent directors provides effective oversight of management and helps balance the interests of all shareholders. The Board further believes that the Company’s proposed capital structure enhances stability, reduces the risk of disruption caused by short-term market pressures, and allows management to focus on executing strategies designed to promote sustainable long-term shareholder value.

Effects of the Share Exchange

Although the Board believes that the Share Exchange is in the best and commercial interests of our Company and shareholders, the voting rights of our Class A Ordinary Shares will be diluted if this Proposal 2 is approved. On the Record Date, Zhixin Liu held 3,283,274 shares of DTSS’s common stock, representing 3,283,274 votes or 31.43 % of the total voting power and Fu Liu held 2,952,695 shares of DTSS’s common stock, representing 2,952,695 votes or 28.26 % of the total voting power. Collectively, Zhixin Liu and Fu Liu held approximately 59.69% of the total voting power.

Assuming the Share Exchange is approved and completed, there will be 6,447,153 Class A Ordinary Shares issued and outstanding, representing 6,447,153 votes or 3.12% of the total voting power, and 4,000,000 Class B Ordinary Shares issued and outstanding, representing 200,000,000 votes or 96.88% of the total voting power, with Zhixin Liu holding 2,000,000 Class B Ordinary Shares and 1,283,274 Class A Ordinary Shares, representing 101,283,274 votes, or 49.06% of the total voting power and Fu Liu holding 2,000,000 Class B Ordinary Shares and 952,695 Class A Ordinary Shares, representing 100,952,695 votes, or 48.90% of the total voting power, while the holders of the remaining Class A Ordinary Shares having 4,211,184 votes, or 2.04% of the total voting power. Collectively, Zhixin Liu and Fu Liu hold approximately 97.96% of the total voting power after the share exchange.

Post-Merger Capitalization of DIT

Class of Shares	Number of Authorized Shares	No. of Issued and Outstanding Shares Post-Merger	Votes per Share	Percentage of Aggregate Voting Power
Class A Ordinary Shares (1)	Unlimited	6,447,153	1	3.12%
Class B Ordinary Shares (2)	Unlimited	4,000,000	50	96.88%
Total Ordinary Shares	—	10,447,153	—	100%

Notes:

(1)	Only the Class A Ordinary Shares will be listed and traded on the Nasdaq Capital Market.

(2)	The Class B Ordinary Shares will not be listed on any securities exchange and are held by certain existing shareholders.

(3)	Except for voting rights, Class A Ordinary Shares and Class B Ordinary Shares have identical economic rights, including rights to dividends and distributions, if any, and rights upon liquidation.

Required Vote

The approval of Proposal Two requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF SHARE EXCHANGE AS DESCRIBED IN THIS PROPOSAL TWO.

APPRAISAL RIGHTS

Under the Nevada Revised Statutes, the Company’s stockholders do not have appraisal rights in connection with the Merger. For details, see “Background and Reasons for the Merger — Rights of the Dissenting Stockholders.”

INCORPORATION BY REFERENCE

This Proxy Statement/Prospectus incorporates by reference the documents listed below that Datasea has previously filed with or furnished to the SEC. The documents listed below contain important information about Datasea, its financial condition or other matters.

●	Annual Report on Form 10-K for the fiscal year ended June 30, 2025, as filed with the SEC on September 26, 2025.

●	Quarterly Reports on Form 10-Q for the quarter ended September 30, 2025, as filed with the SEC on November 13, 2025 and for the quarter ended December 31, 2025, as filed with the SEC on February 12, 2026.

All subsequent reports on Form 10-Q or Form 8-K filed or furnished by Datasea after the date of the initial registration statement that contains this Prospectus/Proxy Statement and prior to the completion of the Merger are incorporated by reference herein, except that any report on Form 8-K shall be so incorporated only to the extent expressly provided in such report.

Such documents are considered to be a part of this Prospectus/Proxy Statement, effective as of the date such documents are filed. Certain statements in and portions of this Prospectus/Proxy Statement update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this Prospectus/Proxy Statement may update and replace statements in and portions of this Prospectus/Proxy Statement or the above-listed documents. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

LEGAL MATTERS

The validity of DIT’s Class A Ordinary Shares to be issued pursuant to the Merger Agreement will be passed upon by Ogier, British Virgin Islands legal counsel to the Company. Certain U.S. federal income tax considerations will be passed upon by Hunter Taubman Fischer & Li LLC, U.S. securities counsel to the Company.

EXPERTS

The consolidated financial statements of Datasea Inc. for the years ended June 30, 2025, 2024 and 2023, appearing in this Proxy Statement/Prospectus have been audited by Kreit & Chiu CPA LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Datasea Inc. to continue as a going concern), appearing elsewhere in this Proxy Statement/Prospectus, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

TRANSFER AGENT AND REGISTRAR

The transfer agent for DIT’s securities will be West Coast Stock Transfer, Inc.

WHERE YOU CAN FIND MORE INFORMATION

DIT must comply with the informational requirements of the Exchange Act and its rules and regulations, and in accordance with the Exchange Act, DIT files periodic and current reports, proxy statements, and other information with the SEC. You can read DIT’s SEC filings, including this Proxy Statement/Prospectus over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this Proxy Statement/Prospectus or if you have questions about the Merger or the Proposals to be presented at the Special Meeting, you should contact Datasea at the following address and telephone number:

Zhixin Liu, President and Chief Executive Officer

Room 302-5, Building C, Gemdale Viseen International Center,

No.5 Shengfang Road, Daxing District, Beijing

People’s Republic of China 102600

+86 10-56145240

All information contained in this Proxy Statement/Prospectus relating to Datasea has been supplied by Datasea, and all such information relating to DIT has been supplied by DIT. Information provided by either the Datasea or DIT does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Datasea for the Special Meeting. Datasea has not authorized anyone to give any information or make any representation about the Merger, Datasea or DIT that is different from, or in addition to, that contained in this Proxy Statement/Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this Proxy Statement/Prospectus unless the information specifically indicates that another date applies.

The information contained in this Proxy Statement/Prospectus speaks only as of the date of this Proxy Statement/Prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL PAGES

Datasea Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Datasea Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Datasea Inc. and its subsidiaries (the “Company”) as of June 30, 2025, and 2024 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the two years in the period ended June 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and 2024 and the results of its operations and its cash flows for each of the two years ended June 30, 2025 in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty – See Also Critical Audit Matters Section Below

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, negative working capital, and accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Datasea Inc. and its subsidiaries in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Critical Audit Matter Description

For the years ended June 30, 2025, and 2024, the Company had a net loss of approximately $5.09 million and $11.38 million, respectively. The Company had an accumulated deficit of approximately $44.53 million as of June 30, 2025, and negative cash flow from operating activities of approximately $2.37 million and $6.40 million for the years ended June 30, 2025, and 2024, respectively. The historical operating results including recurring losses from operations raise substantial doubt about the Company’s ability to continue as a going concern.

How the Critical Audit Matter was Addressed in the Audit

Our principal procedures to address this matter were to obtain cash flow forecast from the Company, evaluate the reasonableness of the forecast, and test the receipt of cash subsequent to June 30, 2025. Based on the above procedures, we concluded substantial doubt remains about the entity’s ability to continue as a going concern.

Impairment of Intangible Assets- Refer to Note 2 to the financial statements

Critical Audit Matter Description

As discussed in Notes 2 and 4 to the consolidated financial statements, the Company’s intangible assets include patents of approximately $2.99 million as of June 30, 2025. Management’s evaluation of impairment of intangible assets involves significant judgment, including assumptions about future cash flows, discount rates, and commercialization timelines.

We identified the impairment of intangible assets as a critical audit matter due to the subjectivity of management’s judgments and the high degree of estimation uncertainty.

How the Critical Audit Matter was Addressed in the Audit

Our principal procedures included evaluating the reasonableness of management’s cashflow forecast including key assumptions used by comparing to subsequent sales of related products. We also tested management’s application of capitalization criteria through inspection of supporting documentation.

/s/ Kreit & Chiu CPA LLP

We have served as the Company’s auditor since 2021.

Los Angeles, California

September 26, 2025

PCAOB Firm ID: 6651

DATASEA INC.

CONSOLIDATED BALANCE SHEETS

	JUNE 30, 2025	JUNE 30, 2024

ASSETS
CURRENT ASSETS
Cash	$620,807	$181,262
Accounts receivable	1,374,180	718,546
Inventory, net	206,610	153,583
Value-added tax prepayment	137,025	107,545
Prepaid expenses and other current assets	583,650	1,486,956
Total current assets	2,922,272	2,647,892

NONCURRENT ASSETS
Property and equipment, net	25,560	48,466
Intangible assets, net	3,495,984	546,001
Right-of-use assets, net	292,065	49,345
Total noncurrent assets	3,813,609	643,812

TOTAL ASSETS	$6,735,881	$3,291,704

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$420,038	$1,075,641
Unearned revenue	150,088	49,239
Accrued expenses and other payables	547,706	596,714
Due to related parties	6,126	654,560
Operating lease liabilities	128,525	53,530
Bank loan payable	2,374,767	1,170,298
Total current liabilities	3,627,250	3,599,982

NONCURRENT LIABILITIES
Operating lease liabilities	166,436	-
Total noncurrent liabilities	166,436	-

TOTAL LIABILITIES	3,793,686	3,599,982

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.001 par value, 25,000,000 shares authorized, 8,128,127 and 3,589,620 shares issued and outstanding as of June 30, 2025 and 2024 , respectively	8,128	3,589
Additional paid-in capital	47,331,510	38,957,780
Accumulated comprehensive income	138,586	242,208
Accumulated deficit	(44,526,016)	(39,440,322)
TOTAL COMPANY STOCKHOLDERS’ EQUITY (DEFICIT)	2,952,208	(236,745)

Noncontrolling interest	(10,013)	(71,533)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	2,942,195	(308,278)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$6,735,881	$3,291,704

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	YEARS ENDED JUNE 30,
	2025	2024

Revenues	$71,616,820	$23,975,867
Cost of revenues	69,172,872	23,501,762

Gross profit	2,443,948	474,105

Operating expenses
Selling	1,980,224	3,279,627
General and administrative	4,703,443	8,960,523
Research and development	914,996	359,342

Total operating expenses	7,598,663	12,599,492

Loss from operations	(5,154,715)	(12,125,387)

Non-operating income (expenses)
Other income (expenses), net	70,169	(97,893)
Interest income	5,016	1,975

Total non-operating income (expenses), net	75,185	(95,918)

Loss before income tax	(5,079,530)	(12,221,305)

Income tax	6,596	-

Loss before noncontrolling interest from continuing operations	(5,086,126)	(12,221,305)
Income before noncontrolling interest from discontinued operations	-	833,546

Less: loss attributable to noncontrolling interest from continuing operations	(432)	(10,695)
Less: loss attributable to noncontrolling interest from discontinued operations		-

Net loss attribute to noncontrolling interest	(432)	(10,695)

Net loss to the Company from continuing operations	(5,085,694)	(12,210,610)
Net income to the Company from discontinued operations	-	833,546

Net loss to the Company	(5,085,694)	(11,377,064)

Other comprehensive item
Foreign currency translation gain (loss) attributable to the Company	(103,622)	(151,044)
Foreign currency translation gain attributable to noncontrolling interest	60,588	10

Comprehensive loss attributable to the Company	$(5,189,316)	$(11,528,108)

Comprehensive income attributable to noncontrolling interest	$60,156	$(10,685)

Basic and diluted net loss per share	$(0.77)	$(4.38)

Weighted average shares used for computing basic and diluted loss per share *	6,610,842	2,597,077

*	retroactively reflect 1-for-15 reverse stock split effective on January 19, 2024

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED JUNE 30, 2025 AND 2024

	Common Stock		Additional paid-in	Accumulated	Accumulated other comprehensive		Noncontrolling
	Shares	Amount	capital	deficit	income	Total	interest

Balance at July 1, 2023	1,889,315	$1,889	$24,148,868	$(28,063,258)	$393,252	$(3,519,249)	$(60,848)

Net loss	-	-	-	(11,377,064)	-	(11,377,064)	(10,695)

Issuance of common stock for equity financing	685,940	686	8,060,600	-	-	8,061,286	-

Shares issued for stock compensation expense	912,221	912	6,388,816	-	-	6,389,728	-

Shares issued for paying officers’ accrued salary and bonus	102,144	102	359,496			359,598

Foreign currency translation loss	-	-	-	-	(151,044)	(151,044)	10

Balance at June 30, 2024	3,589,620	3,589	38,957,780	(39,440,322)	242,208	(236,745)	(71,533)

Net loss	-	-	-	(5,085,694)	-	(5,085,694)	(432)

Noncontrolling interest disposal at closure of the entity	-	-	-	-	-	-	1,391

Issuance of common stock for equity financing	692,308	693	1,958,059	-	-	1,958,752	-

Issuance of common stock for equity financing - related parties	1,932,224	1,932	3,978,449	-	-	3,980,381	-

Shares issued for stock compensation expense	661,978	662	1,698,119	-	-	1,698,781	-

Shares issued for purchase of intangible assets from the Company’s major shareholders	1,167,253	1,167	(1,167)	-	-	-	-

Forgiveness of debt by shareholders			546,293	-	-	546,293	-

Shares issued for paying officers’ accrued salary and bonus	84,744	85	193,977	-	-	194,062	-

Foreign currency translation gain	-	-	-	-	(103,622)	(103,622)	60,561

Balance at June 30, 2025	8,128,127	$8,128	$47,331,510	$(44,526,016)	$138,586	$2,952,208	$(10,013)

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED JUNE 30,
	2025	2024

Cash flows from operating activities:
Loss including noncontrolling interest	$(5,086,126)	$(11,387,759)
Adjustments to reconcile loss including noncontrolling interest to net cash used in operating activities:
Gain on disposal of subsidiary	-	(833,546)
Bad debt expense	18,855	-
Inventory impairment	99,478	-
Depreciation and amortization	1,139,264	494,480
Loss on disposal of fixed assets	17,196	2,979
Operating lease expense	136,506	167,969
Investment loss		56,081
Loan forgiveness by shareholder	105,356	-
Stock compensation expense	1,892,842	6,749,326
Changes in assets and liabilities:
Accounts receivable	(658,711)	(717,220)
Inventory	(153,179)	91,076
Value-added tax prepayment	(29,953)	(51,078)
Prepaid expenses and other current assets	877,711	(810,421)
Accounts payable	(651,887)	597,744
Unearned revenue	101,051	(472,584)
Accrued expenses and other payables	(45,306)	(108,736)
Payment on operating lease liabilities	(137,777)	(177,194)

Net cash used in operating activities	(2,374,680)	(6,398,883)

Cash flows from investing activities:
Acquisition of property and equipment	(8,129)	(6,868)
Acquisition of intangible assets	(4,077,068)	(161,054)
Cash disposed due to disposal of subsidiary	-	(35)

Net cash used in investing activities	(4,085,197)	(167,957)

Cash flows from financing activities:
Proceeds from (repayment to) related parties	(203,218)	360,804
Proceeds from loan payables	2,374,350	-
Repayment of loan payables	(1,164,895)	(1,582,513)
Net proceeds from issuance of common stock	5,939,133	8,061,286

Net cash provided by financing activities	6,945,370	6,839,577

Effect of exchange rate changes on cash	(45,948)	(111,203)

Net increase in cash	439,545	161,534

Cash, beginning of period	181,262	19,728

Cash, end of period	$620,807	$181,262

Supplemental disclosures of cash flow information:
Cash paid for interest	$38,213	$20,516
Cash paid for income tax	$-	$-

Supplemental disclosures of non-cash financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$356,046	$125,280
Transfer of debt owing to the Company’s’ CEO to Mr. Wanli Kuai	$-	$730,163
Shares issued for paying officers’ accrued salary and bonus	$194,062	$359,496
Loan forgiveness by shareholder	$546,293	$-

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2025 AND 2024

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Datasea Inc. (the “Company,” “Datasea,” or “we,” “us,” “our”) was incorporated in the State of Nevada on September 26, 2014 under the name Rose Rock Inc. and changed its name to Datasea Inc. on May 27, 2015. On May 26, 2015, the Company’s founder, Xingzhong Sun, sold 6,666,667 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) to Zhixin Liu (“Ms. Liu”), an owner of Shuhai Skill (HK) as defined below. On October 27, 2016, Mr. Sun sold his remaining 1,666,667 shares of Common Stock of the Company to Ms. Liu. As a holding company with no material operations, the Company conducts a majority of its business activities through organizations established in the People’s Republic of China (“PRC), primarily by variable interest entity (the “VIE”). The Company does not have any equity ownership of its VIE, instead it controls and receives economic benefits of the VIE’s business operations through certain contractual arrangements.

On October 29, 2015, the Company entered into a share exchange agreement (the “Exchange Agreement”) with the shareholders (the “Shareholders”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company (“LLC”) incorporated on May 15, 2015 under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”). Pursuant to the terms of the Exchange Agreement, the Shareholders, who own 100% of Shuhai Skill (HK), transferred all of the issued and outstanding ordinary shares of Shuhai Skill (HK) to the Company for 6,666,667 shares of Common Stock, causing Shuhai Skill (HK) and its wholly owned subsidiaries, Tianjin Information Sea Information Technology Co., Ltd. (“Tianjin Information” or “WOFE”), an LLC incorporated under the laws of the PRC, and Harbin Information Sea Information Technology Co., Ltd., an LLC incorporated under the laws of the PRC, to become wholly-owned subsidiaries of the Company; and Shuhai Information Technology Co., Ltd., also an LLC incorporated under the laws of the PRC (“Shuhai Beijing”), to become a VIE of the Company through a series of contractual agreements between Shuhai Beijing and Tianjin Information. The transaction was accounted for as a reverse merger, with Shuhai Skill (HK) and its subsidiaries being the accounting survivor. Accordingly, the historical financial statements presented are those of Shuhai Skill (HK) and its consolidated subsidiaries and VIE.

Following the Share Exchange, the Shareholders, Zhixin Liu and her father, Fu Liu, owned approximately 82% of the Company’s outstanding shares of Common Stock. As of October 29, 2015, there were 18,333,333 shares of Common Stock issued and outstanding, 15,000,000 of which were beneficially owned by Zhixin Liu and Fu Liu.

After the Share Exchange, the Company, through its consolidated subsidiaries and VIE provide smart security solutions primarily to schools, tourist or scenic attractions and public communities in China.

On October 16, 2019, Shuhai Beijing incorporated a wholly owned subsidiary, Heilongjiang Xunrui Technology Co. Ltd. (“Xunrui”), which develops and markets the Company’s smart security system products.

On December 3, 2019, Shuhai Beijing formed Nanjing Shuhai Equity Investment Fund Management Co. Ltd. (“Shuhai Nanjing”), a joint venture in PRC, in which Shuhai Beijing holds a 99% ownership interest with the remaining 1% held by Nanjing Fanhan Zhineng Technology Institute Co. Ltd, an unrelated party that was supported by both Nanjing Municipal Government and Beijing University of Posts and Telecommunications. Shuhai Nanjing was formed for gaining the easy access to government funding and private financing for the Company’s new technology development and new project initiation.

In January 2020, the Company acquired ownership in three entities for no consideration from the Company’s management, which set up such entities on the Company’s behalf (described below).

On January 3, 2020, Shuhai Beijing entered into two equity transfer agreements (the “Transfer Agreements”) with the President, and a Director of the Company. Pursuant to the Transfer Agreements, the Director and the President, each agreed, for no consideration, to (i) transfer his 51% and 49% respective ownership interests, in Guozhong Times (Beijing) Technology Ltd. (“Guozhong Times”) to Shuhai Beijing; and (ii) transfer his 51% and 49% respective ownership interests, in Guohao Century (Beijing) Technology Ltd. (“Guohao Century”) to Shuhai Beijing. Guozhong Times and Guohao Century were established to develop technology for electronic products, intelligence equipment and accessories, and provide software and information system consulting, installation and maintenance services.

On January 7, 2020, Shuhai Beijing entered into another equity transfer agreement with the President, the Director described above and an unrelated individual. Pursuant to this equity transfer agreement, the Director, the President and the unrelated individual each agreed to transfer his 51%, 16%, 33% ownership interests, in Guozhong Haoze (Beijing) Technology Ltd. (“Guozhong Haoze”) to Shuhai Beijing for no consideration. Guozhong Haoze was formed to develop and market the smart security system products.

On August 17, 2020, Beijing Shuhai formed a new wholly-owned subsidiary Shuhai Jingwei to expand the security oriented systems developing, consulting and marketing business overseas.

On November 16, 2020, Guohao Century formed Hangzhou Zhangqi Business Management Limited Partnership (“Zhangqi”) with ownership of 99% as an ordinary partner. In November 2023, the Company dissolved Zhangqi as a result of disposal of Zhuangxun  in July 2023, Zhangqi had no operations but only serves as a holding company of Zhagnxun. In November 2023, the Company dissolved Zhangqi.

On November 19, 2020, Guohao Century formed a 51% owned subsidiary Hangzhou Shuhai Zhangxun Information Technology Co., Ltd (“Zhangxun”) for research and development of 5G Multimodal communication technology. Zhangqi owns 19% of Zhangxun; accordingly, Guohao Century ultimately owns 69.81% of Zhangxun. On December 20, 2022, Guohao Century acquired a 30% ownership interests of Zhangxun from Zhengmao Zhang at the price of $0.15 (RMB 1.00). After the transaction, Guohao Century owns 81% of Zhangxun, and Zhangqi owns 19% of Zhangxun; On February 15, 2023, Guohao Century acquired a 9% ownership interests of Zhangxun from the Zhangqi at the price of $130,434 (RMB 900,000). After the transaction, Guohao Century owns 90% of Zhangxun, and Zhangqi owns 10% of Zhangxun; as a result, Guohao Century ultimately owns 99.9 % of Zhangxun. On July 20, 2023, the Company sold Zhangxun to a third party for RMB 2 ($0.28).

On February 16, 2022, Shuhai Jingwei formed Shenzhen Acoustic Effect Management Limited Partnership (“Shenzhen Acoustic MP”) with 99% ownership interest, the remaining 1% ownership interest is held by a third party.

On February 16, 2022, Shuhai Jingwei formed Shuhai (Shenzhen) Acoustic Effect Technology Co., Ltd (“Shuhai Shenzhen Acoustic Effect”), a PRC company, in which Shuhai Jingwei holds 60% ownership interest, 10% ownership interest is held by Shenzhen Acoustic MP, and remaining 30% ownership interest is held by a third party. On October 18, 2022, Shuhai Jingwei acquired 30% ownership interest of Shuhai Acoustic Effect, a PRC company from the third party at the price of approximately $0.15 (RMB 1.00). After the transaction, Shuhai Jingwei owns 90% of Shuhai Shenzhen Effect, and Shenzhen Acoustic MP still owns 10% of Shuhai Shenzhen Effect; accordingly, Shuhai Jingwei ultimately owns 100% of Shuhai Acoustic Effect. The book value of 30% interest acquired from the third party was $(26,993) due to its accumulated deficit.

On March 4, 2022, Shuhai Beijing formed Beijing Yirui Business Management Development Center (“Yirui”) with 99% ownership interest as an ordinary partner, the remaining 1% ownership interest is held by Zhixin Liu.

On March 4, 2022, Shuhai Beijing formed Beijing Yiying Business Management Development Center (“Yiying”) with 99% ownership interest as an ordinary partner, the remaining 1% ownership interest is held by Zhixin Liu.

On July 31, 2023, Datasea established a wholly owned subsidiary Datasea Acoustic, LLC (“Datasea Acoustic”) in the state of Delaware for expanding the products to the market in North America.

On October 24, 2023, Guozhong Times formed Shuhai Yiyun (Shenzhen) digital technology Co, Ltd (“Yiyun”) with 66% ownership interest, the remaining 34% ownership interest is held by a third party. As of the report date, Yiyun did not have any operations.

On January 10, 2024, the Company’s Board of Directors approved a reverse stock split of its authorized and issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 1-for-15, which become legal effective on January 19, 2024. After the reverse stock split, every 15 issued and outstanding shares of the Company’s Common Stock was converted automatically into one share of the Company’s Common Stock without any change in the par value per share. The total number of shares of Common Stock authorized for issuance was then reduced by a corresponding proportion from 375,000,000 shares to 25,000,000 shares of Common Stock. All share amounts have been retroactively restated to reflect the reverse stock split for all periods presented.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN

The accompanying consolidated financial statements (“CFS”) were prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. For the years ended June 30, 2025 and 2024, the Company had a net loss of approximately $5.09 million and $11.38 million, respectively. The Company had an accumulated deficit of approximately $44.53 million as of June 30, 2025, and negative cash flow from operating activities of approximately $2.37 million and $6.40 million for the years ended June 30, 2025 and 2024, respectively. The historical operating results including recurring losses from operations raise substantial doubt about the Company’s ability to continue as a going concern.

If deemed necessary, management could seek to raise additional funds by way of admitting strategic investors, or private or public offerings, or by seeking to obtain loans from banks or others, to support the Company’s research and development (“R&D”), procurement, marketing and daily operation. While management of the Company believes in the viability of its strategy to generate sufficient revenues and its ability to raise additional funds on reasonable terms and conditions, there can be no assurances to that effect. The ability of the Company to continue as a going concern depends upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering. There is no assurance that the Company will be able to obtain funds on commercially acceptable terms, if at all. There is also no assurance that the amount of funds the Company might raise will enable the Company to complete its initiatives or attain profitable operations. If the Company is unable to raise additional funding to meet its working capital needs in the future, it may be forced to delay, reduce or cease its operations.

BASIS OF PRESENTATION AND CONSOLIDATION

The CFS were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the SEC regarding CFS. The accompanying CFS include the financial statements of the Company and its 100% owned subsidiaries Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), and Tianjin Information Sea Information Technology Co., Ltd.  (“Tianjin Information”), and its VIE, Shuhai Beijing, and Shuhai Beijing’s 100% owned subsidiaries – Heilongjiang Xunrui Technology Co. Ltd. (“Xunrui”), Guozhong Times (Beijing) Technology Ltd. (“Guozhong Times”), Guohao Century (Beijing) Technology Ltd. (“Guohao Century”), Guozhong Haoze, and Shuhai Jingwei (Shenzhen) Information Technology Co., Ltd. (“Jingwei”), and Shuhai Beijing’s 99% owned subsidiary Nanjing Shuhai Equity Investment Fund Management Co. Ltd. (“Shuhai Nanjing”). During the year ended June 30, 2022, the Company incorporated two new subsidiaries Shuhai (Shenzhen) Acoustic Effect Technology Co., Ltd (“Shuhai Acoustic”) and Shenzhen Acoustic Effect Management Partnership (“Shenzhen Acoustic MP”). All significant inter-company transactions and balances were eliminated in consolidation. The chart below depicts the corporate structure of the Company as of June 30, 2025.

VARIABLE INTEREST ENTITY

Pursuant to the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 810, “Consolidation” (“ASC 810”), the Company is required to include in its CFS, the financial statements of Shuhai Beijing, its VIE. ASC 810 requires a VIE to be consolidated if the Company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. A VIE is an entity in which a company, through contractual arrangements, bears the risk of, and enjoys the rewards of such entity, and therefore the Company is the primary beneficiary of such entity.

Under ASC 810, a reporting entity has a controlling financial interest in a VIE, and must consolidate that VIE, if the reporting entity has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance; and (b) the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. The reporting entity’s determination of whether it has this power is not affected by the existence of kick-out rights or participating rights, unless a single enterprise, including its related parties and de - facto agents, have the unilateral ability to exercise those rights. Shuhai Beijing’s actual stockholders do not hold any kick-out rights that affect the consolidation determination.

Through the VIE agreements, Tianjin Information, an indirect subsidiary of Datasea is deemed the primary beneficiary of Shuhai Beijing and its subsidiaries. Accordingly, the results of Shuhai Beijing and its subsidiaries were included in the accompanying CFS. Shuhai Beijing has no assets that are collateral for or restricted solely to settle their obligations. The creditors of Shuhai Beijing do not have recourse to the Company’s general credit.

VIE Agreements

Operation and Intellectual Property Service Agreement – The Operation and Intellectual Property Service Agreement allows Tianjin Information Sea Information Technology Co., Ltd (“WFOE”) to manage and operate Shuhai Beijing and collect an operating fee equal to Shuhai Beijing’s pre-tax income, per month. If Shuhai Beijing suffers a loss and as a result does not have pre-tax income, such loss shall be carried forward to the following month to offset the operating fee to be paid to WFOE if there is pre-tax income of Shuhai Beijing the following month.

Furthermore, if Shuhai Beijing cannot pay off its debts, WFOE shall pay off the debt on Shuhai Beijing’s behalf. If Shuhai Beijing’s net assets fall lower than its registered capital balance, WFOE shall provide capital for Shuhai Beijing to make up for the deficit.

Under the terms of the Operation and Intellectual Property Service Agreement, Shuhai Beijing entrusts Tianjin Information to manage its operations, manage and control its assets and financial matters, and provide intellectual property services, purchasing management services, marketing management services and inventory management services to Shuhai Beijing. Shuhai Beijing and its stockholders shall not make any decisions nor direct the activities of Shuhai Beijing without Tianjin Information’s consent.

Stockholders’ Voting Rights Entrustment Agreement – Tianjin Information has entered into a stockholders’ voting rights entrustment agreement (the “Entrustment Agreement”) under which Zhixin Liu and Fu Liu (collectively the “Shuhai Beijing Stockholders”) have vested their voting power in Shuhai Beijing to Tianjin Information or its designee(s). The Entrustment Agreement does not have an expiration date, but the parties can agree in writing to terminate the Entrustment Agreement. Zhixin Liu, is the Chairman of the Board, President, CEO of DataSea and Corporate Secretary, and Fu Liu, a Director of DataSea (Fu Liu is the father of Zhixin Liu).

Equity Option Agreement – the Shuhai Beijing Stockholders and Tianjin Information entered into an equity option agreement (the “Option Agreement”), pursuant to which the Shuhai Beijing Stockholders have granted Tianjin Information or its designee(s) the irrevocable right and option to acquire all or a portion of Shuhai Beijing Stockholders’ equity interests in Shuhai Beijing for an option price of RMB0.001 for each capital contribution of RMB1.00. Pursuant to the terms of the Option Agreement, Tianjin Information and the Shuhai Beijing Stockholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information under the Option Agreement. Tianjin Information agreed to pay RMB1.00 annually to Shuhai Beijing Stockholders to maintain the option rights. Tianjin Information may terminate the Option Agreement upon prior written notice. The Option Agreement is valid for a period of 10 years from the effective date and renewable at Tianjin Information’s option.

Equity Pledge Agreement – Tianjin Information and the Shuhai Beijing Stockholders entered into an equity pledge agreement on October 27, 2015 (the “Equity Pledge Agreement”). The Equity Pledge Agreement serves to guarantee the performance by Shuhai Beijing of its obligations under the Operation and Intellectual Property Service Agreement and the Option Agreement. Pursuant to the Equity Pledge Agreement, Shuhai Beijing Stockholders have agreed to pledge all of their equity interests in Shuhai Beijing to Tianjin Information. Tianjin Information has the right to collect any and all dividends, bonuses and other forms of investment returns paid on the pledged equity interests during the pledge period. Pursuant to the terms of the Equity Pledge Agreement, the Shuhai Beijing Stockholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information. Upon an event of default or certain other agreed events under the Operation and Intellectual Property Service Agreement, the Option Agreement and the Equity Pledge Agreement, Tianjin Information may exercise the right to enforce the pledge.

As of this report date, there were no dividends paid from the VIE to the U.S. parent company or the shareholders of the Company. There has been no change in facts and circumstances to consolidate the VIE. The following financial statement amounts and balances of the VIE were included in the accompanying CFS as of June 30, 2025 and 2024, and for the years ended June 30, 2025 and 2024, respectively.

Condensed Consolidating Statements of Operation Information:

	Year Ended June 30, 2025
	Parent	Subsidiaries	WOFE	VIE	Elimination	Consolidated
Revenue - third parties	$-	$-	$-	$71,616,820		$71,616,820
Revenue-Parent provide service to WOFE	99,200				(99,200)	-
Revenue-Parent provide service to VIE	154,200				(154,200)	-
Revenue - WOFE’s provide service to VIE			1,350,560		(1,350,560)	-
Revenue - VIE purchase materials from WOFE			121,072		(121,072)	-
Revenue - from VIE’s label that is used by WOFE				926,286	(926,286)	-
Revenue - WOFE purchase materials from VIE				400	(400)
						-
Cost of Revenue - third parties			90,763	69,082,109		69,172,872
COST - VIE purchase materials from WOFE			400		(400)	-
COST - WOFE purchase materials from VIE			-	121,072	(121,072)	-
					-	-
Gross profit	253,400	-	1,380,469	3,340,325	(2,530,246)	2,443,948

Operating expenses	2,391,610	130,465	2,410,541	2,666,047		7,598,663
Operating expenses-VIE cost that was purchased from WOFE				1,350,560	(1,350,560)	-
Operating expenses-WOFE cost that was purchased from VIE			926,286		(926,286)	-
Operating expenses-WOFE cost that service provided by Parent			100,641		(100,641)	-
Operating expenses-VIE cost that service provided by Parent				155,799	(155,799)	-
Loss from operations	(2,138,210)	(130,465)	(2,056,999)	(832,081)	3,040	(5,154,715)
Other income (expenses), net	2,533	(5)	119,757	(47,100)		75,185
Income tax expense				6,596		6,596
Loss before noncontrolling interest	(2,135,677)	(130,470)	(1,937,242)	(885,777)	3,040	(5,086,126)
Less: loss attributable to noncontrolling interest				(432)		(432)
Net loss to the Company from continuing operation	(2,135,677)	(130,470)	(1,937,242)	(885,345)	3,040	(5,085,694)

	Year Ended June 30, 2024
	Parent	Subsidiaries	WOFE	VIE	Elimination	Consolidated
Revenue - third parties	$-	$-	$69,541	$23,906,326		$23,975,867
Revenue-Parent provided service to WOFE	275,100				(275,100)	-
Revenue-Parent provided service to VIE	143,600				(143,600)	-
Revenue - WOFE provided service to VIE			489,386		(489,386)	-
Revenue - VIE purchased materials from WOFE			57,082		(57,082)
Revenue - from VIE’s label that was used by WOFE				264,533	(264,533)	-
Revenue - WOFE purchased materials from VIE				57,082	(57,082)
						-
Cost of Revenue - third parties			69,156	23,432,606		23,501,762
COST - VIE purchased materials from WOFE			57,082		(57,082)
COST - WOFE purchased materials from VIE			-	57,082	(57,082)
					-	-
Gross profit	418,700	-	489,771	738,253	(1,172,619)	474,105

Operating expenses	6,996,227	324,954	3,535,554	1,742,757		12,599,492
Operating expenses - VIE expenses, corresponding to services provided by WOFE				489,386	(489,386)	-
Operating expenses - WOFE expenses for using VIE’s label			264,533		(264,533)
Operating expenses – WOFE expenses, corresponding to services provided by Parent			278,862		(278,862)
Operating expenses - VIE expenses, corresponding to services provided by Parent				146,150	(146,150)	-
Loss from operations	(6,577,527)	(324,954)	(3,589,178)	(1,640,040)	6,312	(12,125,387)
Other income (expenses), net	(1,665)	(61)	3,108	(97,300)		(95,918)
Income tax expense						-
Loss before noncontrolling interest	(6,579,192)	(325,015)	(3,586,070)	(1,737,340)	6,312	(12,221,305)
Less: loss attributable to noncontrolling interest				(10,695)		(10,695)
Net loss to the Company	(6,579,192)	(325,015)	(3,586,070)	(1,726,645)	6,312	(12,210,610)

Condensed Consolidating Balance Sheets Information:

	As of June 30, 2025
	Parent	Subsidiaries	WOFE	VIE	Elimination	Consolidated

Cash	$24,488	$1,598	$14,481	$580,240		$620,807
Accounts receivable			789,095	585,085		1,374,180
Accounts receivable - VIE					-	-
Accounts receivable - WOFE				31,766	(31,766)
Inventory				206,610		206,610
Inventory - VIE						-
Inventory - WOFE				47,738	(47,738)	-
Value-added tax prepayment			22,088	114,937		137,025
Other receivables-Subsidiaries	32,515		2,666	2,417	(37,598)	-
Other receivables - VIE	993,088		14,187,221		(15,180,309)	-
Other receivables - WOFE	10,249,731			1,423,840	(11,673,571)	-
Other receivables - Parent		5,000			(5,000)
Other current assets			336,120	247,530	-	583,650

Total current assets	11,299,822	6,598	15,351,671	3,240,163	(26,975,982)	2,922,272

Property and equipment, net			6,920	18,640		25,560
Intangible assets, net			3,045,369	503,000	(52,385)	3,495,984
Right of use asset, net			7,720	284,345		292,065
Investment into subsidiaries	15,820,480				(15,820,480)	-
Investment into WOFE		13,949,894			(13,949,894)	-
Other non-current assets	-		-	-		-

Total non-current assets	15,820,480	13,949,894	3,060,009	805,985	(29,822,759)	3,813,609

Total Assets	$27,120,302	$13,956,492	$18,411,680	4,046,148	(56,798,741)	$6,735,881

Accounts payable	$260,700	2,500	$41,066	$115,772		$420,038
Accounts payable - VIE			31,766	-	(31,766)
Accounts payable - WOFE					-	-
Short term loan						-
Advance from customer			461	149,627		150,088
Accrued expense and other payable	750		1,117	804,862	(259,023)	547,706
Due to ralated parties			4,961	1,165		6,126
Lease liability			5,764	122,761		128,525
Loan payable			-	2,374,767		2,374,767
Other payables - Datasea		32,514	10,031,174	726,742	(10,790,430)	-
Other payables - Subsidiaries	5,000				(5,000)
Other payables - VIE		2,536	1,423,840		(1,426,376)	-
Other payables - WOFE		2,677		14,187,221	(14,189,898)	-
Other current liabilities						-

Total current liabilities	266,450	40,227	11,540,149	18,482,917	(26,702,493)	3,627,250
Lease liability - noncurrent				166,436		166,436
Long term loan			-			-

Total non-current liabilities	-	-	-	166,436	-	166,436

Total liabilities	266,450	40,227	11,540,149	18,649,353	(26,702,493)	3,793,686

Accumulated deficit	(15,519,912)	(1,904,215)	(11,652,066)	(15,363,739)	(86,084)	(44,526,016)
Other equity	42,373,764	15,820,480	18,523,597	760,534	(30,010,164)	47,468,211

Total equity	26,853,852	13,916,265	6,871,531	(14,603,205)	(30,096,248)	2,942,195

Total liabilities and stockholders’ equity	$27,120,302	$13,956,492	$18,411,680	$4,046,148	(56,798,741)	$6,735,881

	As of June 30, 2024
	Parent	Subsidiaries	WOFE	VIE	Elimination	Consolidated

Cash	$79,225	$1,249	$7,634	$93,154		$181,262
Accounts receivable				718,546		718,546
Accounts receivable - VIE			760,708		(760,708)	-
Accounts receivable - WOFE					-
Inventory			34,530	119,053		153,583
Inventory - VIE			-			-
Inventory - WOFE				41,147	(41,147)	-
Other receivables-Subsidiaries	5,015		832	2,427	(8,274)	-
Other receivables - VIE	475,223		12,971,457		(13,446,680)	-
Other receivables - WOFE	6,304,226			1,412,607	(7,716,833)	-
Other receivables - Parent		5,000			(5,000)
Other current assets	5,000	-	1,292,945	295,305	1,251	1,594,501

Total current assets	6,868,689	6,249	15,068,106	2,682,239	(21,977,391)	2,647,892

Property and equipment, net			17,532	30,934		48,466
Intangible assets, net		101,042	62,406	441,485	(58,932)	546,001
Right of use asset, net			38,300	11,045		49,345
Investment into subsidiaries	14,320,480				(14,320,480)	-
Investment into WOFE		12,450,340			(12,450,340)	-
Other non-current assets	-		-	-		-

Total non-current assets	14,320,480	12,551,382	118,238	483,464	(26,829,752)	643,812

Total Assets	$21,189,169	$12,557,631	$15,186,344	$3,165,703	(48,807,143)	$3,291,704

Accounts payable	$262,385	2,500	$44,758	$765,998		$1,075,641
Accounts payable - VIE			-	-	-
Accounts payable - WOFE				760,708	(760,708)	-
Short term loan				1,170,298		1,170,298
Advance from customers			463	48,776		49,239
Accrued expenses and other payables	23,254		109,121	713,827	(249,488)	596,714
Lease liability			41,549	11,981		53,530
Loan payable			-			-
Other payables - Datasea		5,015	6,182,249	468,998	(6,656,262)	-
Other payables - Subsidiaries	5,000				(5,000)
Other payables - VIE		2,536	1,412,607		(1,415,143)	-
Other payables - WOFE		845		12,971,457	(12,972,302)	-
Other current liabilities	32,000		520,501	102,059		654,560

Total current liabilities	322,639	10,896	8,311,248	17,014,102	(22,058,903)	3,599,982

Accumulated deficit	(13,649,331)	(1,773,745)	(9,705,672)	(14,479,788)	168,214	(39,440,322)
Other equity	34,515,861	14,320,480	16,580,768	631,389	(26,916,454)	39,132,044

Total equity	20,866,530	12,546,735	6,875,096	(13,848,399)	(26,748,240)	(308,278)

Total liabilities and stockholders’ equity	$21,189,169	$12,557,631	$15,186,344	$3,165,703	(48,807,143)	$3,291,704

Condensed Consolidating Cash Flows Information:

	Year Ended June 30, 2025
	Parent	Subsidiaries	WOFE	VIE	Elimination	Consolidated

Net cash provided by/(used in) operating activities	$(258,984)	$(29,428)	$(186,960)	$(1,899,308)		$(2,374,680)
Net cash provided by/(used in) operating activities (WOFE to VIE)						-
						-
Net cash provided by/(used in) investing activities			(3,847,448)	(237,749)		(4,085,197)
Net cash provided by/(used in) investing activities (Parent to subsidiaries)	(1,500,000)				1,500,000	-
Net cash provided by/(used in) investing activities (Parent to WOFE)					-
Net cash provided by/(used in) investing activities (Subsidiaries to WOFE)		(1,499,554)	1,524,032		(24,478)	-
Net cash provided by/(used in) investing activities (WOFE to VIE)			(1,255,657)		1,255,657	-
Net cash provided by/(used in) investing activities (Parent to VIE)					-	-

Net cash provided by/(used in) financing activities	5,939,133		(102,795)	1,109,032		6,945,370
Net cash provided by/(used in) financing activities ( Parent to VIE )	(258,842)		3,875,709	259,782	(3,876,649)	-
Net cash provided by/(used in) financing activities ( Parent to subsidiaries)	(27,500)	1,527,500			(1,500,000)	-
Net cash provided by/(used in) financing activities ( VIE to subsidiaries )					-	-
Net cash provided by/(used in) financing activities WOFE to parent)	(3,945,505)				3,945,505	-
Net cash provided by/(used in) financing activities (WOFE to subsidiaries )		1,830			(1,830)	-
Net cash provided by/(used in) financing activities (WOFE to VIE)				1,255,657	(1,255,657)	-
Net increase (decrease) in cash and cash equivalents	$(51,698)	$(2,691)	$6,848	487,086	-	$439,545

	Year Ended June 30, 2024
	Parent	Subsidiaries	WOFE	VIE	Elimination	Consolidated

Net cash provided by/(used in) operating activities	$134,284	$(5,849)	$(5,076,644)	$(1,450,675)		$(6,398,884)
Net cash provided by/(used in) operating activities (WOFE to VIE)			(1,992,684)	1,992,684		-
						-
Net cash provided by/(used in) investing activities			-	(167,957)		(167,957)
Net cash provided by/(used in) investing activities (Parent to subsidiaries)	(1,405,015)				1,405,015	-
Net cash provided by/(used in) investing activities (Parent to WOFE)	(6,231,281)				6,231,281
Net cash provided by/(used in) investing activities (Subsidiaries to WOFE)		(1,399,449)			1,399,449	-
Net cash provided by/(used in) investing activities (WOFE to VIE)			(2,859,142)		2,859,142	-
Net cash provided by/(used in) investing activities (Parent to VIE)	(475,223)				475,223	-
Net cash provided by/(used in) investing activities (VIE to subsidiaries)				2,536	(2,536)	-

Net cash provided by/(used in) financing activities	8,061,286		418,608	(1,640,317)		6,839,577
Net cash provided by/(used in) financing activities (Parent to VIE)				483,698	(483,698)	-
Net cash provided by/(used in) financing activities (Parent to Subsidiaries)		1,405,015			(1,405,015)	-
Net cash provided by/(used in) financing activities (VIE to subsidiaries)		(2,536)			2,536	-
Net cash provided by/(used in) financing activities (parent to WOFE)			6,097,306		(6,097,306)	-
Net cash provided by/(used in) financing activities (subsidiaries to WOFE)			1,424,455		(1,424,455)	-
Net cash provided by/(used in) financing activities (WOFE to VIE)				2,859,142	(2,859,142)	-
Net increase (decrease) in cash and cash equivalents	$77,738	$(2,819)	$(1,988,041)	$2,074,656	-	$161,534

USE OF ESTIMATES

The preparation of CFS in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The significant areas requiring the use of management estimates include, but are not limited to, the estimated useful life and residual value of property, plant and equipment, provision for staff benefits, recognition and measurement of deferred income taxes and the valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to the CFS.

CONTINGENCIES

Certain conditions may exist as of the date the CFS are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s CFS.

If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. As of June 30, 2025 and 2024, the Company has no such contingencies.

CASH

Cash includes cash on hand and demand deposits that are highly liquid in nature and have original maturities when purchased of three months or less.

ACCOUNTS RECEIVABLE

The Company’s policy is to maintain an allowance for potential credit losses on accounts receivable. The Company adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit losses on financial instruments later codified as Accounting Standard codification (“ASC”) 326 (“ASC 326”), on July 1, 2023. The guidance introduces a revised approach to the recognition and measurement of credit losses, emphasizing an updated model based on expected losses rather than incurred losses. There was no significant impact on the date of adoption of ASC 326.

Under ASC 326, accounts receivable are recorded at the invoiced amount, net of allowance for expected credit losses. The Company’s primary allowance for credit losses is the allowance for doubtful accounts. The allowance for doubtful accounts reduces the accounts receivable balance to the estimated net realizable value. The Company used a combination of method Aging schedule and Roll-rate method to assess the reasonability and adequacy of current allowance.

In establishing any required allowance, management considers historical losses adjusted for current market conditions, the Company’s customers’ financial condition, the amount of any receivables in dispute, the current receivables aging, current payment terms and expectations of forward-looking loss estimates.

All provisions for the allowance for doubtful accounts are included as a component of general and administrative expenses on the accompanying consolidated statements of operations and comprehensive loss. Accounts receivable deemed uncollectible are charged against the allowance for credit losses when identified. Subsequent recoveries of amounts previously written off are credited to earnings in the period recovered. As of June 30, 2025 and 2024, the Company had a $0 bad debt allowance for credit losses.

INVENTORY

Inventory is comprised principally of intelligent temperature measurement face recognition terminal and identity information recognition products, and is valued at the lower of cost or net realizable value. The value of inventory is determined using the first-in, first-out method. The Company periodically estimates an inventory allowance for estimated unmarketable inventories when necessary. Inventory amounts are reported net of such allowances. There were $152,907 and $53,650 allowances for slow-moving and obsolete inventory (mainly for Smart-Student Identification cards) as of June 30, 2025 and 2024, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Major repairs and improvements that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method over estimated useful lives as follows:

Furniture and fixtures	3-5 years
Office equipment	3-5 years
Vehicles	5 years
Leasehold improvement	3 years

Leasehold improvements are depreciated utilizing the straight-line method over the shorter of their estimated useful lives or remaining lease term.

INTANGIBLE ASSETS

Intangible assets with finite lives are amortized using the straight-line method over their estimated period of benefit. Evaluation of the recoverability of intangible assets is made to take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of the Company’s intangible assets are subject to amortization. In accordance with the Generally Accepted Accounting Principles (ASC) 360-10-35-21 of the United States, no impairment of intangible assets has been identified as of the balance sheet date.

Intangible assets include licenses, certificates, patents and other technology and are amortized over their useful life of three years.

FAIR VALUE (“FV”) OF FINANCIAL INSTRUMENTS

The carrying value of the Company’s short-term financial instruments, such as cash, accounts receivable, prepaid expenses, accounts payable, unearned revenue, accrued expenses and other payables approximates their FV due to their short maturities. FASB ASC Topic 825, “Financial Instruments,” requires disclosure of the FV of financial instruments held by the Company. The carrying amounts reported in the balance sheets for current liabilities qualify as financial instruments and are a reasonable estimate of their FV because of the short period of time between the origination of such instruments and their expected realization and the current market rate of interest.

FAIR VALUE MEASUREMENTS AND DISCLOSURES

FASB ASC Topic 820, “Fair Value Measurements,” defines FV, and establishes a three-level valuation hierarchy for disclosures that enhances disclosure requirements for FV measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include other than those in level 1 quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the FV measurement.

As of June 30, 2025 and 2024, the Company did not identify any assets or liabilities required to be presented on the balance sheet at FV on a recurring basis.

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with FASB ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset.

If such assets are considered impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its FV. FV generally is determined using the asset’s expected future undiscounted cash flows or market value, if readily determinable. Assets to be disposed of are reported at the lower of the carrying amount or FV less cost to sell. For the years ended June 30, 2025 and 2024, there was no impairment loss recognized on long-lived assets.

UNEARNED REVENUE

The Company records payments received in advance from its customers or sales agents for the Company’s products as unearned revenue, mainly consisting of deposits or prepayment for 5G products from the Company’s sales agencies. These orders normally are delivered based upon contract terms and customer demand, and the Company will recognize it as revenue when the products are delivered to the end customers.

LEASES

The Company determines if an arrangement is a lease at inception under FASB ASC Topic 842. Right of Use Assets (“ROU”) and lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of its leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The ROU assets include adjustments for prepayments and accrued lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived nonfinancial assets.

ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU asset are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. The Company recognized no impairment of ROU assets as of June 30, 2025 and 2024.

REVENUE RECOGNITION

The Company follows Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606).

The core principle underlying FASB ASC 606 is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The Company’s revenue streams are identified when possession of goods and services is transferred to a customer.

FASB ASC Topic 606 requires the use of a five-step model to recognize revenue from customer contracts. The five-step model requires the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies each performance obligation.

The Company derives its revenues from product sales, software sales, and 5G messaging service contracts with its customers, with revenues recognized upon delivery of services and products. Persuasive evidence of an arrangement is demonstrated via product sale contracts and professional service contracts, with performance obligations identified. The transaction price, such as product selling price, and the service price to the customer with corresponding performance obligations are fixed upon acceptance of the agreement. The Company recognizes revenue when it satisfies each performance obligation, the customer receives the products and passes the inspection and when professional service is rendered to the customer, collectability of payment is probable. These revenues are recognized at a point in time after each performance obligations is satisfied. Revenue is recognized net of returns and value-added tax charged to customers

The following table shows the Company’s revenue by revenue sources:

	For the Year Ended June 30, 2025	For the Year Ended June 30, 2024
5G AI Multimodal communication	$70,682,408	$23,600,693
5G AI Multimodal communication	69,438,410	23,600,693
5G AI digital technical service	1,243,998	-
Acoustic Intelligence Business	584,788	3,988
Ultrasonic Sound Air Disinfection Equipment	40,109	3,988
Upgraded Sonic Sterilization and Purification Guardian	246,616	-
Sleep Monitor	298,063	-
Sell of Software	325,908	-
Smart City business	-	-
Smart community	-	37,113

Other	23,716	334,073
Total revenue	$71,616,820	$23,975,867

SEGMENT INFORMATION

FASB ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the method a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Management determined the Company’s current operations constitutes a single reportable segment in accordance with ASC 280. The Company’s only business and industry segment is high technology and advanced information systems (“TAIS”). TAIS includes smart city solutions that meet the security needs of residential communities, schools and commercial enterprises, and 5G messaging services including 5G SMS, 5G MMCP and 5G multi-media video messaging.

All of the Company’s customers are in the PRC and all revenues for the years ended June 30, 2025 and 2024 were generated from the PRC. All identifiable assets of the Company are located in the PRC. Accordingly, no geographical segments are presented.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income.  As of June 30, 2025 and 2024, the Company had no unrecognized tax positions and no charges during the years ended June 30, 2025 and 2024, and accordingly, the Company did not recognize any interest or penalties related to unrecognized tax benefits. The Company files a U.S. and PRC income tax return. With few exceptions, the Company’s U.S. income tax returns filed for the years ending on June 30, 2018 and thereafter are subject to examination by the relevant taxing authorities; the Company uses calendar year-end for its PRC income tax return filing, PRC income tax returns filed for the years ending on December 31, 2019 and thereafter are subject to examination by the relevant taxing authorities.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses are expensed in the period when incurred. These costs primarily consist of cost of materials used, salaries paid for the Company’s development department, and fees paid to third parties.

NONCONTROLLING INTERESTS

The Company follows FASB ASC Topic 810, “Consolidation,” governing the accounting for and reporting of noncontrolling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCI (previously referred to as minority interests) be treated as a separate component of equity, not as a liability, that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially-owned consolidated subsidiary be allocated to non-controlling interests even when such allocation might result in a deficit balance.

The net income (loss) attributed to NCI was separately designated in the accompanying statements of operations and comprehensive income (loss). Losses attributable to NCI in a subsidiary may exceed a non-controlling interest’s interests in the subsidiary’s equity. The excess attributable to NCIs is attributed to those interests. NCIs shall continue to be attributed their share of losses even if that attribution results in a deficit NCI balance. On December 20, 2022, Guohao Century acquired a 30% ownership noncontrolling interests of Zhangxun from Zhengmao Zhang at the price of $0.15 (RMB 1.00). The Company recognized a paid in capital deficit of $982,014 from this purchase due to continued loss of Zhangxun. Subsequent to this purchase, the Company ultimately holds a 99.9% ownership of Zhangxun. On July 20, 2023, the Company sold Zhangxun to a third party for RMB 2 ($0.28).

Zhangqi was 1% owned by noncontrolling interest, in November 2023, the Company dissolved Zhangqi. As of December 31, 2023, Shuhai Nanjing was 1% owned by noncontrolling interest, Shenzhen Acoustic MP was 1% owned by noncontrolling interest, Shuhai Shenzhen Acoustic was 0.1% owned by noncontrolling interest, Guozhong Times was 0.091% owned by noncontrolling interest, and Guozhong Haoze was 0.091% owned by noncontrolling interest. During the years ended June 30, 2025 and 2024, the Company had net loss of $432 and $10,695 attributable to the noncontrolling interest from continuing operations, respectively.

CONCENTRATION OF CREDIT RISK

The Company maintains cash in accounts with state-owned banks within the PRC. Cash in state-owned banks less than RMB500,000 ($76,000) is covered by insurance. Should any institution holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts. Cash denominated in RMB with a U.S. dollar equivalent of $594,722 and $100,788 as of June 30, 2025 and 2024, respectively, was held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies.

Cash held in accounts at U.S. financial institutions is insured by the Federal Deposit Insurance Corporation or other programs subject to certain limitations up to $250,000 per depositor. As of June 30, 2025 and 2024, cash of $24,487 and $79,225 was maintained at U.S. financial institutions. Cash was maintained at financial institutions in Hong Kong, and was insured by the Hong Kong Deposit Protection Board up to a limit of HK $500,000 ($64,000). As of June 30, 2025 and 2024, the cash balance of $1,598 and $1,249 was maintained at financial institutions in Hong Kong. The Company, its subsidiaries and VIE have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk.

FOREIGN CURRENCY TRANSLATION AND COMPREHENSIVE INCOME (LOSS)

The accounts of the Company’s Chinese entities are maintained in RMB and the accounts of the U.S. parent company are maintained in United States dollar (“USD”). The financial statements of the Chinese entities were translated into USD in accordance with FASB ASC Topic 830 “Foreign Currency Matters.” All assets and liabilities were translated at the exchange rate on the balance sheet date; stockholders’ equity is translated at historical rates and the statements of operations and cash flows are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) in accordance with FASB ASC Topic 220, “Comprehensive Income.” Gains and losses resulting from foreign currency transactions are reflected in the statements of operations.

The Company follows FASB ASC Topic”220-10, “Comprehensive Income (loss).” Comprehensive income (loss) comprises net income (loss) and all changes to the statements of changes in stockholders’ equity, except those due to investments by stockholders, changes in additional paid-in capital and distributions to stockholders.

The exchange rates used to translate amounts in RMB to USD for the purposes of preparing the CFS were as follows:

	June 30,	June 30,
	2025	2024
Period-end date USD: RMB exchange rate	7.1586	7.1268
Average USD for the reporting period: RMB exchange rate	7.1599	7.1326

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to have been exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

STATEMENT OF CASH FLOWS

In accordance with FASB ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts shown on the statement of cash flows may not necessarily agree with changes in the corresponding asset and liability on the balance sheet.

RECENT ACCOUNTING PRONOUNCEMENTS

In October 2023, the FASB issued ASU No. 2023-06, “Disclosure Improvements — Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” The ASU amends the disclosure or presentation requirements related to various subtopics in the FASB ASC. The ASU was issued in response to the SEC’s August 2018 final amendments in Release No. 33-10532, Disclosure Update and Simplification that updated and simplified disclosure requirements that the SEC believed were duplicative, overlapping, or outdated. The guidance in ASU 2023-06 is intended to align GAAP requirements with those of the SEC and to facilitate the application of GAAP for all entities. The amendments introduced by ASU 2023-06 are effective if the SEC removes the related disclosure or presentation requirement from its existing regulations by June 30, 2027. If, by June 30, 2027, the SEC has not removed the applicable requirements from its existing regulations, the pending content of the associated amendment will be removed from the ASC and will not become effective for any entities. Early adoption is permitted. The adoption of ASU 2023-06 is not expected to have a material impact on the Company’s consolidated financial statements or related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

On November 4, 2024, the FASB issued an ASU No. 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024 03”) to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales; selling, general, and administrative expenses; and research and development). The amendments in the ASU require disclosure in the notes to financial statements of specified information about certain costs and expenses. The amendments require that at each interim and annual reporting period an entity: 1.Disclose the amounts of (a) purchases of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and (e) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities (or other amounts of depletion expense) included in each relevant expense caption. A relevant expense caption is an expense caption presented on the face of the income statement within continuing operations that contains any of the expense categories listed in (a)–(e). 2. Include certain amounts that are already required to be disclosed under current generally accepted accounting principles in the same tabular disclosure as the other disaggregation requirements. 3. Disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. 4) Disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. In January 2025, the FASB issued ASU No. 2025-01, Clarifying the Effective Date (“ASU 2025-01”). The amendments, as clarified by ASU 2025-01, are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The amendments in this ASU should be applied either (1) prospectively to financial statements issued for reporting periods after the effective date of the ASU or (2) retrospectively to any or all prior periods presented in the financial statements. The Company is evaluating the impact that ASU 2024-03 will have on its consolidated financial statements and related disclosures.

In January 2025, the FASB issued ASU 2025-01 Income Statement-Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40). The FASB issued ASU 2024-03 on November 4, 2024-03 states that the amendments are effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Following the issuance of ASU 2024-03, the FASB was asked to clarify the initial effective date for entities that do not have an annual reporting period that ends on December 31 (referred to as non-calendar year-end entities). Because of how the effective date guidance was written, a non-calendar year-end entity may have concluded that it would be required to initially adopt the disclosure requirements in ASU 2024-03 in an interim reporting period, rather than in annual reporting period. The FASB’s intent in the basis for conclusions of ASU 2024-03 is clear that all public business entities should initially adopt the disclosure requirements in the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. The Company is currently evaluating the impact that the adoption of ASU 2025-01 will have on its consolidated financial statement presentation or disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial position, statements of comprehensive income and cash flows.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

	June 30, 2025	June 30, 2024
Furniture and fixtures	$47,655	$77,281
Vehicle	489	491
Leasehold improvement	-	219,945
Office equipment	232,700	241,543
Subtotal	280,844	539,260
Less: accumulated depreciation	255,284	490,794
Total	$25,560	$48,466

Depreciation for the years ended June 30, 2025 and 2024 was $13,620 and $32,373, respectively.

NOTE 4 – INTANGIBLE ASSETS

Intangible assets are summarized as follows:

	June 30, 2025	June 30, 2024
Software registration or using right	$1,963,705	$1,809,548
Patent	3,862,786	14,729
Software and technology development costs	84,291	11,770
Value-added telecommunications business license	15,518	15,587
Subtotal	5,926,300	1,851,634
Less: Accumulated amortization	2,430,316	1,305,633
Total	$3,495,984	$546,001

Software registration or using right represented the purchase cost of customized software with its source code from third party software developer.

Software and technology development cost represented development costs incurred internally after the technological feasibility was established and a working model was produced and was recorded as intangible asset.

On October 14, 2024, Tianjin Information, as the purchaser, entered into a patent purchase agreement with Hangzhou Liuhuan Technology Limited Company (“Liuhuan”), as the seller, for the acquisition of an audio playback system based on voltage following. The total purchase price is RMB 14,900,000 ($2.1 million), inclusive of a 6% VAT, and will be amortized over the three years.

On October 14, 2024, Tianjin Information, as the purchaser, entered into another patent purchase agreement with Hangzhou Liuhuan Technology Limited Company (“Liuhuan”), as the seller, for the acquisition of a B-ultrasound image target detection method and B-ultrasound scanner. The total purchase price is RMB 14,300,000 ($2.0 million), inclusive of a 6% VAT, and will be amortized over the three years.

Amortization for the years ended June 30, 2025 and 2024 was $1,125,644 and $462,107, respectively. The amortization expense for the next five years as of June 30, 2025 will be $1,528,937, $1,463,138, $503,909, $0 and $0.

NOTE 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	June 30, 2025	June 30, 2024
Security deposit	$57,395	$64,041
Prepaid expenses	489,365	1,225,612
Other receivables – Heqin	458,190	467,250
Advance to third party individuals, no interest, payable upon demand	32,860	154,345
Others	29,873	42,958
Total	1,067,683	1,954,206
Less: allowance for other receivables	484,033	467,250
Total	$583,650	$1,486,956

As of June 30, 2025, prepaid expenses mainly consisted of input VAT for purchasing patents of $230,887, prepayment of 5G messaging service fee recharge of $9,633, prepaid professional fee of $2,225, prepayment for inventory purchase of $145,868, prepaid rent and property management fee of $5,841, prepaid promotion service fee of $58,671 and other prepayments of $36,240.

As of June 30, 2024, prepaid expenses mainly consisted of prepaid marketing expense of $946,954 (see below), prepaid telecommunication service fee (mainly including SMS and MMS services) of $198,559, prepaid rent and property management fees of $3,508 and other prepayments of $76,591.

Prepaid marketing expense

On September 16, 2023, Tianjin Information entered an Operation Cooperation Agreement with an unrelated company, Beijing Jincheng Haoda Construction Engineering Co., Ltd (“Jincheng Haoda”), for marketing and promoting the sale of 5G messaging and acoustic intelligence series products in oversea market. The cooperation term is from September 16, 2023 through September 15, 2026. Jincheng Haoda is committed to complete RMB 200 million sales performance in the first year, RMB 300 million sales performance in the second year, and RMB 400 million sales performance in the third year. The Company will pay 25% of the sales amount to Jincheng Haoda as marketing fee upon receipt of the sales amount, on monthly basis. As of June 30, 2024, the Company made a prepayment of RMB 14,997,000 ($2,088,777) to Jincheng Haoda for facilitating the quick capture of the market for the Company’s products, the prepayment was the 30% of marketing service fee of first year’s target sales to be completed by Jincheng Haoda. During the service term, the Company will perform the annual assessment, if Jincheng Haoda was not able to achieve the target annual sales, and did not reach 30% of target annual sales amount, Jincheng Haoda shall return the Company’s prepayment after deducting the marketing service fee of the actual sales. In addition, under the circumstance Jincheng Haoda did not complete the 30% of the annual target sales, Jincheng Haoda will indemnify the Company 20% of marketing service fee of unachieved sales amount from the 30% of the annual target sales. For the year ended June 30, 2025, the Company recorded an amortization of prepaid expense of  $0.53 million in the selling expense; this prepaid marketing expense was fully amortized as of September 30, 2024.

On September 18, 2023, Tianjin Information entered an Operation Cooperation Agreement with an unrelated company, Beijing Jiajia Shengshi Trading Co., Ltd (‘Jiajia Shengshi”), for marketing and promoting the sale of 5G messaging and acoustic intelligence series products in domestic market. The cooperation term is from September 18, 2023 through September 17, 2026. Jiajia Shengshi is committed to complete RMB 200 million sales performance in the first year, RMB 300 million sales performance in the second year, and RMB 500 million sales performance in the third year. The Company will pay 20% of the sales amount to Jiajia Shengshi as marketing fee upon receipt of the sales amount, on a monthly basis. As of June 30, 2024, the Company made a prepayment of RMB 11,998,000 ($1,671,077) to Jiajia Shengshi for facilitating the quick capture of the market for the Company’s products, the prepayment was the 30% of marketing service fee of first year’s target sales to be completed by Jiajia Shengshi. During the service term, the Company will perform the annual assessment, if Jiajia Shengshi was not able to achieve the target annual sales, and did not reach 30% of target annual sales amount, Jiajia Shengshi shall return the Company’s prepayment after deducting the marketing service fee of the actual sales. In addition, under the circumstance Jiajia Shengshi did not complete the 30% of the annual target sales, Jiajia Shengshi will indemnify the Company 20% of marketing service fee of unachieved sales amount from the 30% of the annual target sales. For the year ended June 30, 2025, the Company recorded an amortization of prepaid expense of  $0.42 million in the selling expense; this prepaid marketing expense was fully amortized as of September 30, 2024.

Other receivables – Heqin

On February 20, 2020, Guozhong Times entered an Operation Cooperation Agreement with an unrelated company, Heqin (Beijing) Technology Co, Ltd. (“Heqin”), for marketing and promoting the sale of Face Recognition Payment Processing equipment and related technical support, and other products of the Company including Epidemic Prevention and Control Systems. Heqin has a sales team which used to work with Fortune 500 companies and specializes in business marketing and sales channel establishment and expansion, especially in education industry and public area.

The cooperation term is from February 20, 2020 through March 1, 2023; however, Heqin is the exclusive distributor of the Company’s face Recognition Payment Processing products for the period to July 30, 2020. During March and April 2020, Guozhong Times provided operating funds to Heqin, together with a credit line provided by Guozhong Times to Heqin from May 2020 through August 2020, for a total borrowing of RMB 10 million ($1.41 million) for Heqin’s operating needs. As of March 31, 2023, Guozhong Times had an outstanding receivable of RMB 3.53 million ($513,701) from Heqin and was recorded as other receivables. The Company would not charge Heqin any interest, except for two loans of RMB 200,000 ($28,250) each, due on June 30, 2020 and August 15, 2020, respectively, for which the Company charges 15% interest if Heqin did not repay by the due date.

No profits will be allocated and distributed before full repayment of the borrowing. After Heqin pays in full the borrowing, Guozhong Times and Heqin will distribute profits of sale of Face Recognition Payment Processing equipment and related technical support at 30% and 70% of the net income, respectively. The profit allocation for the sale of other products of the Company are to be negotiated. Heqin will receive certain stock reward when it reaches the preset sales target under the performance compensation mechanism.

In November 2022, Hangzhou Yuetianyun Data Technology Company Ltd (“Yuetianyun”) agreed and acknowledged a Debt Transfer Agreement, wherein Heqin transferred its debt from Yuetianyun to Guozhong Times in the amount of RMB 1,543,400 ($213,596). For the years ended June 30, 2025 and 2024, repayment of $6,983 (through Yuetianyun) and $nil was received. As of June 30, 2025 and 2024, Heqin made $55,877 (through Yuetianyun) and $48,438 repayment to the Company, and the Company made a bad debt allowance of $458,190 and $467,250 as of June 30, 2025 and 2024, respectively.

NOTE 6 – Unearned revennue

The balance of unearned revenue was $150,088 and $49,239 as of June 30, 2025 and 2024, respectively.

The following presents the roll-forward schedule of unearned revenue for the years ended June 30, 2025 and 2024:

	Years Ended June 30,
	2025	2024
Balance, beginning of period	$49,239	$609,175
Received during the period, amount excluding VAT	70,360,822	23,503,024
Transferred to revenue	(70,259,771)	(23,975,867)
Effect of foreign currency translation	(202)	(87,093)
Balance, end of period	$150,088	$49,239

NOTE 7 – ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables consisted of the following:

	June 30, 2025	June 30, 2024
Other payables	$50,201	$174,668
Due to third parties	178	59,126
Security deposit	10,617	15,456
Social security payable	431,262	288,578
Salary payable – employees	55,448	58,886
Total	$547,706	$596,714

Due to third parties were the short-term advance from third party individual or companies, bear no interest and payable upon demand.

NOTE 8 – LOANS PAYABLE

Loan from banks

On December 12, 2022, Beijing Shuhai entered a loan agreement with Shenzhen Qianhai WeBank Co., Ltd for the amount of RMB 900,000 ($129,225) with a term of 24 months, the interest rate was 10.728% to be paid every 20th of each month. For the years ended June 30, 2025 and 2024, the Company made a repayment of $36,081 and $72,104 to this loan. For the years ended June 30, 2025 and 2024, the Company recorded and paid $269 and $8,194 interest expense for this loan. On July 15, 2024, the loan was paid in full.

On January 13, 2023, Shenzhen Jingwei entered a loan agreement with Shenzhen Qianhai WeBank Co., Ltd for the amount of RMB 100,000 ($14,552) with a term of 24 months, the interest rate was 8.6832%. For the years ended June 30, 2025 and 2024, the Company made a repayment of $4,677 and $8,012 to this loan. For the years ended June 30, 2025 and 2024, the Company recorded and paid $37 and $796 interest expense for this loan. On July 16, 2024, the loan was paid in full.

On April 10, 2024, Guozhong Times entered a loan agreement with Bank of Beijing for the amount of RMB 500,000 ($70,158) with a term of 12 months with a preferential annual interest rate of 3.45% to be paid every 21st of each month. For the years ended June 30, 2025 and 2024, the Company recorded and paid $1,954 and $396 interest expense for this loan. On April 9, 2025, the loan was paid in full.

On April 23, 2024, Guozhong Times entered a loan agreement with Beijing Rural Commercial Bank Economic and Technological Development Zone Branch for the amount of RMB 550,000 ($77,173) with a term of 12 months with the annual interest rate of 4.95% to be paid every 21st of each month. For the years ended June 30, 2025 and 2024, the Company recorded and paid $3,808 and $626 interest expense for this loan. On April 23, 2025, the loan was paid in full.

On April 25, 2024, Shuhai Beijing entered a loan agreement with Industrial Bank Co., Ltd for the amount of RMB 2,000,000 ($280,631) with a term of 12 months with a preferential annual interest rate of 3.88% to be paid every 21st of each month. For the years ended June 30, 2025 and 2024, the Company recorded and paid $9,243 and $1,722 interest expense for this loan. On April 24, 2025, the loan was paid in full.

On May 28, 2024, Guozhong Times entered a loan agreement with China Everbright Bank for the amount of RMB 1,000,000 ($140,315) with a term of 12 months with the annual interest rate of 3.4% to be paid every 21st of each month. For the years ended June 30, 2025 and 2024, the Company recorded and paid $3,909 and $318 interest expense for this loan. On May 27, 2025, the loan was paid in full.

On June 20, 2024, Shuhai Beijing entered a loan agreement with Bank of China for the amount of RMB 4,000,000 ($561,262) with a term of 12 months with a preferential annual interest rate of 2.30% to be paid every 21st of the third months of each quarter. On June 19, 2025, the loan was paid in full. For the year ended June 30, 2025, the Company recorded and paid $9,744 and $nil interest expense for these two credit lines.

On March 31, 2025, Shuhai Beijing entered a credit line agreement with Bank of China for the amount of RMB 6,000,000 ($835,864) with a term of 12 months from the first withdrawing date, the credit line has a preferential annual interest rate of 2.30% to be paid every 21st of the third months of each quarter. For the year ended June 30, 2025, the Company recorded and paid $7,558 interest expense for this loan. As of June 30, 2025, $838,155 was recorded as current liabilities. Liu Fu is the guarantor of this loan agreement.

On May 20, 2025, Guozhong Times entered a credit line agreement with Beijing Bank for the amount of RMB 3,000,000 ($419,076) with a term of 12 months, the credit line has a fixed annual interest rate of 3.00% to be paid every 21st of each month. For the year ended June 30, 2025, the Company recorded and paid $803 interest expense for this loan. As of June 30, 2025, $419,076 was recorded as current liabilities.

On May 21, 2025, Guozhong Times entered a loan agreement with Beijing Rural Commercial Bank Economic and Technological Development Zone Branch for the amount of RMB 1,000,000 ($139,692) with a term of 12 months with a fixed annual interest rate of 4.95% to be paid every 21st of each month. For the year ended June 30, 2025, the Company recorded and paid $576 interest expense for this loan. As of June 30, 2025, $139,692 was recorded as current liabilities. Liu Zhixin is the guarantor of this loan agreement.

On June 6, 2025, Shuhai Beijing entered a credit line agreement with Bank of China for the amount of RMB 1,500,000 ($210,500) with a term of 12 months from the first withdrawing date, the credit line has a preferential annual interest rate of 2.30% to be paid every 21st of the third months of each quarter. On June 11, 2025, Shuhai Beijing entered another credit line agreement with Bank of China for the amount of RMB 2,500,000 ($350,800) with a term of 12 months from the first withdrawing date, the credit line has a preferential annual interest rate of 2.30% to be paid every 21st of the third months of each quarter. As of June 30, 2025, $558,768 was recorded as current liabilities. Liu Fu is the guarantor of these two credit lines.

On June 6, 2025, Shuhai Beijing entered a credit line agreement with Beijing Bank for the amount of RMB 3,000,000 ($419,076) with a term of 12 months, the credit line has a fixed annual interest rate of 2.70% to be paid every 21st of each month. For the year ended June 30, 2025, the Company recorded and paid $314 interest expense for this loan. As of June 30, 2025, $419,076 was recorded as current liabilities. Liu Fu is the guarantor of this loan agreement.

The following table summarizes the loan balance as of June 30, 2025:

Lendor	Loan amount	Borrowing date	Loan term: Months	Interest rate	Outstanding balance
Bank of China	$838,155	3/31/2025	12	2.30%	$838,155
Bank of Beijing	419,076	5/20/2025	12	3.00%	419,076
Beijing Rural Commercial Bank Economic and Technological Development Zone Branch (4.95%)	139,692	5/21/2025	12	4.95%	139,692
Bank of Beijing	419,076	6/6/2025	12	2.70%	419,076
Bank of China	558,768	6/10/2025 and 6/13/2025	12	2.30%	558,768
Total	$2,374,767				$2,374,767

NOTE 9 – RELATED PARTY TRANSACTIONS

On October 1, 2020, the Company’s CEO (also the president) entered into an office rental agreement with Xunrui. Pursuant to the agreement, the Company rents an office in Harbin city with a total payment of RMB 163,800 ($24,050) from October 1, 2020 through September 30, 2021. On October 1, 2021, Xunrui entered a new seven-month lease for this location with the Company’s CEO for total rent of RMB 94,500 ($14,690). The lease expired on April 30, 2022. On May 1, 2022, Xunrui entered a new one-year lease agreement for this office with the Company’s CEO for an annual rent of RMB 235,710 ($35,120), the Company was required to pay the rent before April 30, 2023. On May 1, 2023, Xunrui entered a new one-year lease agreement for this office location with the Company’s CEO for an annual rent of RMB 282,852 ($39,144), the Company is required to pay the rent before April 30, 2024. On May 1, 2024, Xunrui entered a new one-year lease agreement for this office location with the Company’s CEO for an annual rent of RMB 282,852 ($39,657), the Company is required to pay the rent before April 30, 2025. On September 10, 2024, the Company signed a rent reduction agreement with the Company’s CEO, reducing the annual rent for the period from May 1, 2022, to April 30, 2025, to RMB 50,000 ($7,026), The Company is required to pay the rent before April 30, 2025. On June 24, 2025, the Company paid all the outstanding rents up to April 30, 2025 to the CEO. On May 1, 2025, Xunrui entered a new one-year lease agreement for this office location with the Company’s CEO for an annual rent of RMB 50,000 ($6,983), the Company is required to pay the rent before April 30, 2026. The rental expense for this office location was $6,983 and $39,657 (without rent reduction occurred on September 10, 2024), respectively, for the years ended June 30, 2025 and 2024.

On July 1, 2022, the Company entered a one-year lease for two cars with the Company’s CEO for each car’s monthly rent of RMB 18,000 ($2,636) and RMB 20,000 ($2,876), respectively. On July 1, 2023, the Company entered a new one-year lease for two cars with the Company’s CEO for each car’s monthly rent of RMB 18,000 ($2,491) and RMB 20,000 ($2,768), respectively. On July 1, 2024, the Company entered a new one-year lease for two cars with the Company’s CEO for each car’s monthly rent of RMB 18,000 ($2,524) and RMB 20,000 ($2,804), respectively. The rental expense for those agreements was $63,688 and $63,932, respectively, for the years ended June 30, 2025 and 2024. On December 10, 2024, the Company’s CEO entered into an agreement with the Company to waive the payment of rental expenses of both vehicles for the outstanding balance up to June 30, 2025. The Company recorded such waive as shareholder’s capital contribution to the Company because the CEO is also the major shareholder of the Company.

On September 1, 2022, the Company entered a six-month lease for senior officers’ dormitory in Beijing for a total rent of RMB 91,200 ($13,355), payable every three months in advance. On March 1, 2023, the Company entered a new six-month lease for a total rent of RMB 91,200 ($12,621), payable every three months in advance. On September 1, 2023, the Company entered a new one-year lease for a monthly rent of RMB 12,500 ($1,743), payable every three months in advance. On September 1, 2024, the Company entered a three-month lease for a monthly rent of RMB 12,500 ($1,756), payable in advance. The lease was not renewed at maturity. The rental expense for this lease was $10,475 and $21,787 for the years ended June 30, 2025 and 2024, respectively.

Due to related parties

As of June 30, 2025 and 2024, the Company had due to related parties of $6,126 and $654,560, respectively. Due to related parties of $6,126 at June 30, 2025, mainly consisted of 1) $6,126 certain expenses of the Company that were paid by the CEO, which was bore no interest and payable upon demand.

Due to related parties of $654,560 at June 30, 2024, mainly consisted of $500,213 payable of an office lease from the Company’s CEO, accrued salary payable, and certain expenses of the Company that were paid by the CEO and her father (one of the Company’s directors), bore no interest and payable upon demand, and 2) $154,347 loan payable to a related party (who is the shareholder of the Company), with no interest, and can be repaid any time before December 31, 2024. As of June 30, 2025, the Company’s CEO forgave a loan of $246,857 (RMB 1,620,000) that was previously provided to the Company. In addition, her father, a director of the Company (also the shareholder of the Company), forgave a separate loan of $32,000. The Company recorded the loan forgiveness as shareholders’ capital contribution to the Company.

NOTE 10 – COMMON STOCK AND WARRANTS

Shares Issued for Equity Financing

On July 2, 2024, the Company entered into a securities purchase agreement, pursuant to which the Company agreed to issue and sell to an investor in a registered direct offering 179,400 shares of the Company’s common stock, at a price of $3.25 per share and pre-funded warrants to purchase up to 512,908 shares of Common Stock at a price of $3.24 per share with an exercise price of $0.01 per share (the “Pre-Funded Warrants”). The Pre-Funded Warrants are exercisable upon issuance and will remain exercisable until all the Pre-Funded Warrants are exercised in full. In connection with the Offering, on July 2, 2024, the Company entered into a placement agency agreement with EF Hutton LLC (the “Placement Agent”). Pursuant to the terms of the placement agency agreement, the Company will pay the placement agent a cash fee of 6.5% of the gross proceeds the Company receives in the offering at closing. The Company also agreed to reimburse the Placement Agent at the closing of the Offering, for expenses incurred, including disbursements of its legal counsel, in an amount not to exceed an aggregate of $75,000. The closing of the offering occurred on July 3, 2024. The Pre-Funded Warrants were exercised in full as of December 31, 2024.

On September 27, 2024, the Company entered into subscription agreements with three non-U.S. investors, including Zhixin Liu, the Company’s Chairman of the Board, Chief Executive Officer, President and Secretary, and Fu Liu, a Director of the Company, pursuant to which the Company agreed to sell and the investors agreed to purchase an aggregate of 1,932,224 shares of the Company’s common stock, at a purchase price of $2.06 per share, which was equal to the closing price of the Common Stock on The Nasdaq Capital Market on September 26, 2024. Pursuant to the terms of the subscription agreements, each Investor must pay the purchase price for the number of shares such Investor purchased within 15 days of the effective date. As of September 30, 2024, the Company issued all the shares to three investors, and the purchase price was received in full from each investor as of October 15, 2024, representing gross proceeds in the aggregate amount of approximately $4.0 million.

Shares Issued for Acquiring Intangible Assets from Related Parties

On August 9, 2024, the Company entered into an intellectual property purchase agreement with Ms. Zhixin Liu, the Company’s Chairwoman and CEO, pursuant to which Ms. Zhixin Liu transferred to the Company two intangible assets (software copyrights) owned by her personally. The Committee has decided to grant Zhixin Liu 398,925 restricted shares for the purchase of this software.

On August 9, 2024, the Company entered into an intellectual property purchase agreement with Mr. Fu Liu, the Company’s director of board, pursuant to which Mr. Fu Liu transferred to the Company two intangible assets (software copyrights) owned by himself. The Committee has decided to grant Fu Liu 398,925 restricted shares for the purchase of this software.

The purchase was accounted for at the historical cost of the intangible assets which was $0. Fu Liu is the father of Zhixin Liu, together, they own approximately 43.75% of the Company’s common stock prior to this transaction; and they own 51.29% of the Company’s common stock after this transaction.

On April 1, 2025, the Company entered into an intellectual property purchase agreement with Mr. Fu Liu, the Company’s director of board, pursuant to which Mr. Fu Liu transferred to the Company two intangible assets (software copyrights) owned by himself. The Committee has decided to grant Fu Liu 369,403 restricted shares for the purchase of this software.

Shares to Independent Directors as Compensation

During the years ended June 30, 2025 and 2024, the Company recorded $15,000 and $18,000 stock compensation expense to independent directors through the issuance of shares of the Company’s common stock at the market price of the stock issuance date, pursuant to the 2018 Equity Incentive Plan.

Shares to Officers as Compensation

On September 24, 2021, under the 2018 Equity Inventive plan, the Company’s Board of Directors granted 1,000 shares of the Company’s common stock to its CEO each month and 667 shares to one of the board members each month starting from July 1, 2021, payable quarterly with the aggregate number of shares for each quarter being issued on the first day of the next quarter at a per share price of the closing price of the day prior to the issuance. On June 12, 2024, the Board of Directors approved that starting from February 1, 2024, the Company agreed to grant 15,000 shares of the Company’s common stock to its CEO each month and 10,000 shares to one of the board members each month, payable quarterly with the aggregate number of shares for each quarter being issued on the first day of the next quarter at a per share price of the closing price of the day prior to the issuance. During the years ended June 30, 2025 and 2024, the Company recorded $881,250 and $889,128 stock compensation expense to the Company’s CEO and one of the board members.

Shares to individual Consultants

During the year ended June 30, 2025, the Company issued 325,000 shares of the Company’s common stock to five non-affiliate individual consultants for the services they provided, the share issuance was fully vested and approved by Compensation Committee (the “Committee”) of the Board of Directors under the 2018 Equity Incentive Plan. The fair value of 325,000 shares at issuance date was $737,750 and was recorded as the Company’s stock compensation expense.

Shares to Officers in Lieu of Salary Payable

On February 28, 2025, the Board of Directors approved to issue 84,744 shares to the Company’s CEO and one of the board members in lieu of payment for salary payable of $258,841.

NOTE 11 – INCOME TAXES

The Company is subject to income taxes by entity on income arising in or derived from the tax jurisdiction in which each entity is domiciled. The Company’s PRC subsidiaries file their income tax returns online with PRC tax authorities. The Company conducts all of its businesses through its subsidiaries and affiliated entities, principally in the PRC.

The Company’s U.S. parent company is subject to U.S. income tax rate of 21% and files U.S. federal income tax return.  As of June 30, 2025 and 2024, the U.S. entity had net operating loss (“NOL”) carry forwards for income tax purposes of $9.35 million and $5.60 million. The NOL arising in tax years beginning after 2017 may reduce 80% of a taxpayer’s taxable income, and be carried forward indefinitely. However, the Coronavirus Aid, Relief and Economic Security Act (“the CARES Act”) passed in March 2020, provides tax relief to both corporate and noncorporate taxpayers by adding a five-year carryback period and temporarily repealing the 80% limitation for NOLs arising in 2018, 2019 and 2020. Management believes the realization of benefits from these losses remains uncertain due to the parent Company’s limited operating history and continuing losses. Accordingly, a 100% deferred tax asset valuation allowance was provided.

The Company’s offshore subsidiary, Shuhai Skill (HK), a HK holding company is subject to 16.5% corporate income tax in HK. Shuhai Beijing received a tax holiday with a 15% corporate income tax rate since it qualified as a high-tech company. Tianjin Information, Xunrui, Guozhong Times, Guozhong Haoze, Guohao Century, Jingwei, Shuhai Nanjing are subject to the regular 25% PRC income tax rate.

As of June 30, 2025 and 2024, the Company has approximately $18.08 million and $17.86 million of NOL from its HK holding company, PRC subsidiaries and VIEs that expire in calendar years 2025 through 2029. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends upon the Company’s future generation of taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance as of June 30, 2025 and 2024.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended June 30, 2025 and 2024:

	2025	2024
US federal statutory rates	(21.0)%	(21.0)%
Tax rate difference – current provision	(2.1)%	(1.4)%
Permanent difference	7.9%	6.8%
Effect of PRC tax holiday	(1.9)%	1.3%
Valuation allowance	17.0%	14.3%
Effective tax rate	(0.1)%	-%

The Company’s net deferred tax assets as of June 30, 2025 and 2024 is as follows:

	June 30, 2025	June 30, 2024
Deferred tax asset
Net operating loss	$5,408,433	$4,777,372
R&D expense	-	123,750
Depreciation and amortization	236,991	81,079
Bad debt expense	120,987	116,718
Social security and insurance accrual	66,298	56,343
Inventory impairment	38,220	13,402
ROU, net of lease liabilities	(941)	(951)
Total	5,869,988	5,167,713
Less: valuation allowance	(5,869,988)	(5,167,713)
Net deferred tax asset	$-	$-

NOTE 12 – COMMITMENTS

Leases

On November 8, 2023, Shuhai Beijing entered into a new lease agreement for its office in Beijing. Pursuant to the agreement, the agreement commenced on November 8, 2023 and expired on December 7, 2024, and has a monthly rent of RMB 17,358 (or $2,425). The deposit was RMB 56,762 (or $7,929). The Company received a one-month rent abatement.

On November 8, 2023, Tianjin information entered into a lease agreement for its office in Beijing. Pursuant to the agreement, the agreement commenced on November 8, 2023 and expired on December 7, 2024, and has a monthly rent of RMB 60,195 (or $8,409). The deposit was RMB 196,838 (or $27,496). The Company received a one-month rent abatement.

In August 2020, the Company entered into a lease for an office in Shenzhen City, China for three years from August 8, 2020 through August 7, 2023, with a monthly rent of RMB 209,911 ($29,651) for the first year. The rent will increase by 3% each year starting from the second year. The lease expired at maturity without renewal.

On May 10, 2023, Guo Hao Century entered into a lease for the office in Hangzhou City, China from May 10, 2023 to May 9, 2025. The security deposit is RMB 115,311 ($7,670). The quarterly rent is as follows:

Start Date	End Date	Rent expense
		RMB	USD
5/10/2023	8/9/2023	43,786	$6,060
8/10/2023	11/9/2023	66,038	9,139
11/10/2023	2/9/2024	66,038	9,139
2/10/2024	5/9/2024	64,602	8,940
5/10/2024	8/9/2024	66,038	9,139
8/10/2024	11/9/2024	66,038	9,139
11/10/2024	2/9/2025	66,038	9,139
2/10/2025	5/9/2025	63,884	$8,841

On September 30, 2023, the lease was early terminated due to the management’s decision of transferring operations in Hangzhou to Beijing headquarter office for maximizing the efficiency and cost saving.

On August 16, 2024, Shenzhen Jingwei entered into a lease agreement for its office in Shenzhen. Pursuant to the agreement, the lease commenced on August 16, 2024 with expiration on August 15, 2027, and has a monthly rent of RMB 48,238 (or $6,778). The deposit was RMB 239,068 (or $33,592). The Company received a five-month rent abatement.

On November 29, 2024, Shuhai Information entered into a lease agreement for an office in Beijing City, China from March 1, 2025 to February 29, 2028, with a monthly rent of RMB 24,965 ($3,498), payable every three months in advance. For the first three months, the Company received a rent discount and only needs to pay RMB 37,447 ($3,498) rent expense. The security deposit is RMB 161,758 ($22,503).

On December 10, 2024, the Company entered into a lease agreement for an office in Beijing City, China for 15 months from December 10, 2024 through March 10, 2026, with a monthly rent of RMB 7,000 ($981), payable every three months in advance. The security deposit is RMB 7,000 ($981).

The Company adopted FASB ASC Topic 842 on July 1, 2019. The components of lease costs, lease term and discount rate with respect of the Company’s office lease and the senior officers’ dormitory lease with an initial term of more than 12 months are as follows:

	Year Ended June 30, 2025	Year Ended June 30, 2024
Operating lease expense	$136,506	$167,969

	June 30, 2025	June 30, 2024
Right-of-use assets	$292,065	$49,345
Lease liabilities - current	128,525	53,530
Lease liabilities - noncurrent	166,436	-
Weighted average remaining lease term	2.31 years	0.36 years
Weighted average discount rate	3.60% - 6.75%	6.25%

The following is a schedule, by years, of maturities of the operating lease liabilities as of June 30, 2025:

12 Months Ending June 30,	Minimum Lease Payment
2026	$137,532
2027	133,078
2028	38,125
Total undiscounted cash flows	308,735
Less: imputed interest	13,774
Present value of lease liabilities	$294,961

NOTE 13 – SUBSEQUENT EVENTS

The Company follows the guidance in FASB ASC 855-10 for the disclosure of subsequent events. The Company evaluated subsequent events through the date the financial statements were issued and determined the Company had the following subsequent events that need to be disclosed.

On July 1, 2025, Shuhai Information and Beijing Shuhai Culture Media Co., Ltd. entered into four Software Copyrights Transfer Agreements. According to the terms of the agreements, Beijing Shuhai Culture Media Co., Ltd. will transfer ownership of four software copyrights to Shuhai Information as follows:

1)	Patent No. 2025SR0872529, an AI multimodal order analysis system 1.0, with a transfer price of RMB 2.9 million (approximately $0.41 million).

2)	Patent No. 2025SR0873205, a multimodal marketing program management system 1.0, with a transfer price of RMB 3.0 million (approximately $0.42 million).

3)	Patent No. 2025SR0873203, a service provider’s marketing service system, with a transfer price of RMB 2.8 million (approximately $0.39 million).

4)	Patent No. 2025SR0872724, a consumer comprehensive labeling system, with a transfer price of RMB 2.7 million (approximately $0.38 million).

The Company paid purchase price in full for all the software copyrights in July 2025.

DATASEA INC.

CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2025	JUNE 30, 2025
	(UNAUDITED)
ASSETS
CURRENT ASSETS
Cash	$745,264	$620,807
Accounts receivable	1,171,918	1,374,180
Inventory, net	200,534	206,610
Value-added tax prepayment	85,292	137,025
Prepaid expenses and other current assets	514,879	583,650
Total current assets	2,717,887	2,922,272

NONCURRENT ASSETS
Property and equipment, net	23,990	25,560
Intangible assets, net	4,613,692	3,495,984
Right-of-use assets, net	335,791	292,065
Total noncurrent assets	4,973,473	3,813,609

TOTAL ASSETS	$7,691,360	$6,735,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$336,292	$420,038
Unearned revenue	180,195	150,088
Accrued expenses and other payables	628,729	547,706
Due to related parties	97,157	6,126
Operating lease liabilities	166,285	128,525
Bank loans payable	2,673,985	2,374,767
Total current liabilities	4,082,643	3,627,250

NONCURRENT LIABILITIES
Operating lease liabilities	173,057	166,436
Bank loans payable	422,208	-
Total noncurrent liabilities	595,265	166,436

TOTAL LIABILITIES	4,677,908	3,793,686

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 25,000,000 shares authorized, 8,256,816 and 8,128,127 shares issued and outstanding as of September 30, 2025 and June 30, 2025, respectively	8,257	8,128
Additional paid-in capital	47,582,488	47,331,510
Accumulated comprehensive income	159,970	138,586
Accumulated deficit	(44,727,042)	(44,526,016)
TOTAL COMPANY STOCKHOLDERS’ EQUITY	3,023,673	2,952,208

Noncontrolling interest	(10,221)	(10,013)

TOTAL STOCKHOLDERS’ EQUITY	3,013,452	2,942,195

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,691,360	$6,735,881

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,
	2025	2024

Revenues	$13,813,551	$21,081,094
Cost of revenues	12,644,459	20,884,113

Gross profit	1,169,092	196,981

Operating expenses
Selling	393,817	996,049
General and administrative	550,974	1,128,403
Research and development	512,924	103,079

Total operating expenses	1,457,715	2,227,531

Loss from operations	(288,623)	(2,030,550)

Non-operating income (expenses)
Other income, net	87,442	55,826
Interest income	22	4,055

Total non-operating income, net	87,464	59,881

Loss before income tax	(201,159)	(1,970,669)

Income tax	-	-

Loss before noncontrolling interest	(201,159)	(1,970,669)

Less: loss attributable to noncontrolling interest	(133)	(8,680)

Net loss to the Company	(201,026)	(1,961,989)

Other comprehensive item
Foreign currency translation gain (loss) attributable to the Company	21,384	(13,154)
Foreign currency translation gain (loss) attributable to noncontrolling interest	(75)	41,306

Comprehensive loss attributable to the Company	$(179,642)	$(1,975,143)

Comprehensive income (loss) attributable to noncontrolling interest	$(208)	$32,626

Basic and diluted net loss per share	$(0.02)	$(0.49)

Weighted average shares used for computing basic and diluted loss per share *	8,189,674	4,041,052

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(UNAUDITED)

	Common Stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Total Company’s stockholders’	Noncontrolling
	Shares	Amount	capital	deficit	income	equity	interest

Balance at July 1, 2025	8,128,127	$8,128	$47,331,510	$(44,526,016)	$138,586	$2,952,208	$(10,013)

Net loss	-	-	-	(201,026)	-	(201,026)	(133)

Shares issued for stock compensation expense	95,377	96	186,054	-	-	186,150	-

Shares issued for paying officers’ accrued salary and bonus	33,312	33	64,924	-	-	64,957	-

Foreign currency translation gain (loss)	-	-	-	-	21,384	21,384	(75)

Balance at September 30, 2025	8,256,816	$8,257	$47,582,488	$(44,727,042)	$159,970	$3,023,673	$(10,221)

	Common Stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Total Company’s stockholders’	Noncontrolling
	Shares	Amount	capital	deficit	income	equity	interest

Balance at July 1, 2024	3,589,620	$3,590	$38,957,780	$(39,440,322)	$242,208	$(236,745)	$(71,533)

Net loss	-	-	-	(1,961,989)	-	(1,961,989)	(8,680)

Noncontrolling interest disposal at closure of the entity	-	-	-	-	-	-	1,391

Issuance of common stock for equity financing	692,308	692	1,958,059	-	-	1,958,751	-

Issuance of common stock for equity financing - related parties	1,932,224	1,932	3,978,449	-	-	3,980,381	-

Shares issued for stock compensation expense	75,000	75	374,925	-	-	375,000	-

Shares issued for purchase of intangible assets from the Company’s major shareholders	797,850	798	(798)	-	-	-	-

Foreign currency translation gain (loss)	-	-	-	-	(13,154)	(13,154)	41,306

Balance at September 30, 2024	7,087,002	$7,087	$45,268,415	$(41,402,311)	$229,054	$4,102,244	$(37,516)

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,
	2025	2024

Cash flows from operating activities:
Loss including noncontrolling interest	$(201,159)	$(1,970,669)
Adjustments to reconcile loss including noncontrolling interest to net cash used in operating activities:
Bad debt expense (reversal)	-	(7,026)
Depreciation and amortization	464,751	85,635
Loss on disposal of fixed assets	63	2,815
Operating lease expense	39,600	38,932
Stock compensation expense	251,107	375,000
Changes in assets and liabilities:
Accounts receivable	211,824	701,384
Inventory	7,596	(51,064)
Value-added tax prepayment	52,581	(18,760)
Prepaid expenses and other current assets	72,889	(384,177)
Accounts payable	(84,799)	(794,504)
Unearned revenue	28,888	1,242,820
Accrued expenses and other payables	74,927	79,650
Payment on operating lease liabilities	(38,969)	(32,691)

Net cash provided by (used in) operating activities	879,299	(732,655)

Cash flows from investing activities:
Acquisition of property and equipment	-	(2,752)
Acquisition of intangible assets	(1,551,009)	(44,768)

Net cash used in investing activities	(1,551,009)	(47,520)

Cash flows from financing activities:
Proceeds from (repayment to) related parties	90,683	(426,944)
Proceeds from loan payables	701,339	-
Repayment of loan payables	-	(40,815)
Net proceeds from issuance of common stock	-	1,958,751

Net cash provided by financing activities	792,022	1,490,992

Effect of exchange rate changes on cash	4,145	45,527

Net increase in cash	124,457	756,344

Cash, beginning of period	620,807	181,262

Cash, end of period	$745,264	$937,606

Supplemental disclosures of cash flow information:
Cash paid for interest	$16,110	$9,214
Cash paid for income tax	$-	$-

Supplemental disclosures of non-cash financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$77,966	$197,347
Shares issued for paying officers’ accrued salary and bonus	$64,957	$-

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025 (UNAUDITED) AND JUNE 30, 2025

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Datasea Inc. (the “Company,” “Datasea,” or “we,” “us,” “our”) was incorporated in the State of Nevada on September 26, 2014 under the name Rose Rock Inc. and changed its name to Datasea Inc. on May 27, 2015. On May 26, 2015, the Company’s founder, Xingzhong Sun, sold 6,666,667 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) to Zhixin Liu (“Ms. Liu”), an owner of Shuhai Skill (HK) as defined below. On October 27, 2016, Mr. Sun sold his remaining 1,666,667 shares of Common Stock of the Company to Ms. Liu. As a holding company with no material operations, the Company conducts a majority of its business activities through organizations established in the People’s Republic of China (“PRC), primarily by variable interest entity (the “VIE”). The Company does not have any equity ownership of its VIE, instead it controls and receives economic benefits of the VIE’s business operations through certain contractual arrangements.

On October 29, 2015, the Company entered into a share exchange agreement (the “Exchange Agreement”) with the shareholders (the “Shareholders”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company (“LLC”) incorporated on May 15, 2015 under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”). Pursuant to the terms of the Exchange Agreement, the Shareholders, who own 100% of Shuhai Skill (HK), transferred all of the issued and outstanding ordinary shares of Shuhai Skill (HK) to the Company for 6,666,667 shares of Common Stock, causing Shuhai Skill (HK) and its wholly owned subsidiaries, Tianjin Information Sea Information Technology Co., Ltd. (“Tianjin Information” or “WOFE”), an LLC incorporated under the laws of the PRC, and Harbin Information Sea Information Technology Co., Ltd., an LLC incorporated under the laws of the PRC, to become wholly-owned subsidiaries of the Company; and Shuhai Information Technology Co., Ltd., also an LLC incorporated under the laws of the PRC (“Shuhai Beijing”), to become a VIE of the Company through a series of contractual agreements between Shuhai Beijing and Tianjin Information. The transaction was accounted for as a reverse merger, with Shuhai Skill (HK) and its subsidiaries being the accounting survivor. Accordingly, the historical financial statements presented are those of Shuhai Skill (HK) and its consolidated subsidiaries and VIE.

Following the Share Exchange, the Shareholders, Zhixin Liu and her father, Fu Liu, owned approximately 82% of the Company’s outstanding shares of Common Stock. As of October 29, 2015, there were 18,333,333 shares of Common Stock issued and outstanding, 15,000,000 of which were beneficially owned by Zhixin Liu and Fu Liu.

After the Share Exchange, the Company, through its consolidated subsidiaries and VIE provide smart security solutions primarily to schools, tourist or scenic attractions and public communities in China.

On October 16, 2019, Shuhai Beijing incorporated a wholly owned subsidiary, Heilongjiang Xunrui Technology Co. Ltd. (“Xunrui”), which develops and markets the Company’s smart security system products.

On December 3, 2019, Shuhai Beijing formed Nanjing Shuhai Equity Investment Fund Management Co. Ltd. (“Shuhai Nanjing”), a joint venture in PRC, in which Shuhai Beijing holds a 99% ownership interest with the remaining 1% held by Nanjing Fanhan Zhineng Technology Institute Co. Ltd, an unrelated party that was supported by both Nanjing Municipal Government and Beijing University of Posts and Telecommunications. Shuhai Nanjing was formed for gaining the easy access to government funding and private financing for the Company’s new technology development and new project initiation.

In January 2020, the Company acquired ownership in three entities for no consideration from the Company’s management, which set up such entities on the Company’s behalf (described below).

On January 3, 2020, Shuhai Beijing entered into two equity transfer agreements (the “Transfer Agreements”) with the President, and a Director of the Company. Pursuant to the Transfer Agreements, the Director and the President, each agreed, for no consideration, to (i) transfer his 51% and 49% respective ownership interests, in Guozhong Times (Beijing) Technology Ltd. (“Guozhong Times”) to Shuhai Beijing; and (ii) transfer his 51% and 49% respective ownership interests, in Guohao Century (Beijing) Technology Ltd. (“Guohao Century”) to Shuhai Beijing. Guozhong Times and Guohao Century were established to develop technology for electronic products, intelligence equipment and accessories, and provide software and information system consulting, installation and maintenance services.

On January 7, 2020, Shuhai Beijing entered into another equity transfer agreement with the President, the Director described above and an unrelated individual. Pursuant to this equity transfer agreement, the Director, the President and the unrelated individual each agreed to transfer his 51%, 16%, 33% ownership interests, in Guozhong Haoze (Beijing) Technology Ltd. (“Guozhong Haoze”) to Shuhai Beijing for no consideration. Guozhong Haoze was formed to develop and market the smart security system products.

On August 17, 2020, Beijing Shuhai formed a new wholly-owned subsidiary Shuhai Jingwei to expand the security oriented systems developing, consulting and marketing business overseas.

On November 16, 2020, Guohao Century formed Hangzhou Zhangqi Business Management Limited Partnership (“Zhangqi”) with ownership of 99% as an ordinary partner. In November 2023, the Company dissolved Zhangqi as a result of disposal of Zhuangxun  in July 2023, Zhangqi had no operations but only serves as a holding company of Zhagnxun. In November 2023, the Company dissolved Zhangqi.

On November 19, 2020, Guohao Century formed a 51% owned subsidiary Hangzhou Shuhai Zhangxun Information Technology Co., Ltd (“Zhangxun”) for research and development of 5G Multimodal communication technology. Zhangqi owns 19% of Zhangxun; accordingly, Guohao Century ultimately owns 69.81% of Zhangxun. On December 20, 2022, Guohao Century acquired a 30% ownership interests of Zhangxun from Zhengmao Zhang at the price of $0.15 (RMB 1.00). After the transaction, Guohao Century owns 81% of Zhangxun, and Zhangqi owns 19% of Zhangxun; On February 15, 2023, Guohao Century acquired a 9% ownership interests of Zhangxun from the Zhangqi at the price of $130,434 (RMB 900,000). After the transaction, Guohao Century owns 90% of Zhangxun, and Zhangqi owns 10% of Zhangxun; as a result, Guohao Century ultimately owns 99.9 % of Zhangxun. On July 20, 2023, the Company sold Zhangxun to a third party for RMB 2 ($0.28).

On February 16, 2022, Shuhai Jingwei formed Shenzhen Acoustic Effect Management Limited Partnership (“Shenzhen Acoustic MP”) with 99% ownership interest, the remaining 1% ownership interest is held by a third party.

On February 16, 2022, Shuhai Jingwei formed Shuhai (Shenzhen) Acoustic Effect Technology Co., Ltd (“Shuhai Shenzhen Acoustic Effect”), a PRC company, in which Shuhai Jingwei holds 60% ownership interest, 10% ownership interest is held by Shenzhen Acoustic MP, and remaining 30% ownership interest is held by a third party. On October 18, 2022, Shuhai Jingwei acquired 30% ownership interest of Shuhai Acoustic Effect, a PRC company from the third party at the price of approximately $0.15 (RMB 1.00). After the transaction, Shuhai Jingwei owns 90% of Shuhai Shenzhen Effect, and Shenzhen Acoustic MP still owns 10% of Shuhai Shenzhen Effect; accordingly, Shuhai Jingwei ultimately owns 100% of Shuhai Acoustic Effect. The book value of 30% interest acquired from the third party was $(26,993) due to its accumulated deficit.

On March 4, 2022, Shuhai Beijing formed Beijing Yirui Business Management Development Center (“Yirui”) with 99% ownership interest as an ordinary partner, the remaining 1% ownership interest is held by Zhixin Liu.

On March 4, 2022, Shuhai Beijing formed Beijing Yiying Business Management Development Center (“Yiying”) with 99% ownership interest as an ordinary partner, the remaining 1% ownership interest is held by Zhixin Liu.

On July 31, 2023, Datasea established a wholly owned subsidiary Datasea Acoustic, LLC (“Datasea Acoustic”) in the state of Delaware for expanding the products to the market in North America.

On October 24, 2023, Guozhong Times formed Shuhai Yiyun (Shenzhen) digital technology Co, Ltd (“Yiyun”) with 66% ownership interest, the remaining 34% ownership interest is held by a third party. As of the report date, Yiyun did not have any operations.

On January 10, 2024, the Company’s Board of Directors approved a reverse stock split of its authorized and issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 1-for-15, which become legal effective on January 19, 2024. After the reverse stock split, every 15 issued and outstanding shares of the Company’s Common Stock was converted automatically into one share of the Company’s Common Stock without any change in the par value per share. The total number of shares of Common Stock authorized for issuance was then reduced by a corresponding proportion from 375,000,000 shares to 25,000,000 shares of Common Stock. All share amounts have been retroactively restated to reflect the reverse stock split for all periods presented.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN

The accompanying consolidated financial statements (“CFS”) were prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. For the three months ended September 30, 2025 and 2024, the Company had a net loss of approximately $0.20 million and $1.96 million, respectively. The Company had an accumulated deficit of approximately $44.73 million as of September 30, 2025, and cash flow from operating activities of approximately $0.88 million and $(0.73) million for the three months ended September 30, 2025 and 2024, respectively. The historical operating results including recurring losses from operations raise substantial doubt about the Company’s ability to continue as a going concern.

If deemed necessary, management could seek to raise additional funds by way of admitting strategic investors, or private or public offerings, or by seeking to obtain loans from banks or others, to support the Company’s research and development (“R&D”), procurement, marketing and daily operation. While management of the Company believes in the viability of its strategy to generate sufficient revenues and its ability to raise additional funds on reasonable terms and conditions, there can be no assurances to that effect. The ability of the Company to continue as a going concern depends upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering. There is no assurance that the Company will be able to obtain funds on commercially acceptable terms, if at all. There is also no assurance that the amount of funds the Company might raise will enable the Company to complete its initiatives or attain profitable operations. If the Company is unable to raise additional funding to meet its working capital needs in the future, it may be forced to delay, reduce or cease its operations.

BASIS OF PRESENTATION AND CONSOLIDATION

The CFS were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the SEC regarding CFS. The accompanying CFS include the financial statements of the Company and its 100% owned subsidiaries Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), and Tianjin Information Sea Information Technology Co., Ltd.  (“Tianjin Information”), and its VIE, Shuhai Beijing, and Shuhai Beijing’s 100% owned subsidiaries – Heilongjiang Xunrui Technology Co. Ltd. (“Xunrui”), Guozhong Times (Beijing) Technology Ltd. (“Guozhong Times”), Guohao Century (Beijing) Technology Ltd. (“Guohao Century”), Guozhong Haoze, and Shuhai Jingwei (Shenzhen) Information Technology Co., Ltd. (“Jingwei”), and Shuhai Beijing’s 99% owned subsidiary Nanjing Shuhai Equity Investment Fund Management Co. Ltd. (“Shuhai Nanjing”). During the year ended June 30, 2022, the Company incorporated two new subsidiaries Shuhai (Shenzhen) Acoustic Effect Technology Co., Ltd (“Shuhai Acoustic”) and Shenzhen Acoustic Effect Management Partnership (“Shenzhen Acoustic MP”). All significant inter-company transactions and balances were eliminated in consolidation. The chart below depicts the corporate structure of the Company as of September 30, 2025.

VARIABLE INTEREST ENTITY

Pursuant to the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 810, “Consolidation” (“ASC 810”), the Company is required to include in its CFS, the financial statements of Shuhai Beijing, its VIE. ASC 810 requires a VIE to be consolidated if the Company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. A VIE is an entity in which a company, through contractual arrangements, bears the risk of, and enjoys the rewards of such entity, and therefore the Company is the primary beneficiary of such entity.

Under ASC 810, a reporting entity has a controlling financial interest in a VIE, and must consolidate that VIE, if the reporting entity has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance; and (b) the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. The reporting entity’s determination of whether it has this power is not affected by the existence of kick-out rights or participating rights, unless a single enterprise, including its related parties and de - facto agents, have the unilateral ability to exercise those rights. Shuhai Beijing’s actual stockholders do not hold any kick-out rights that affect the consolidation determination.

Through the VIE agreements, Tianjin Information, an indirect subsidiary of Datasea is deemed the primary beneficiary of Shuhai Beijing and its subsidiaries. Accordingly, the results of Shuhai Beijing and its subsidiaries were included in the accompanying CFS. Shuhai Beijing has no assets that are collateral for or restricted solely to settle their obligations. The creditors of Shuhai Beijing do not have recourse to the Company’s general credit.

VIE Agreements

Operation and Intellectual Property Service Agreement – The Operation and Intellectual Property Service Agreement allows Tianjin Information Sea Information Technology Co., Ltd (“WFOE”) to manage and operate Shuhai Beijing and collect an operating fee equal to Shuhai Beijing’s pre-tax income, per month. If Shuhai Beijing suffers a loss and as a result does not have pre-tax income, such loss shall be carried forward to the following month to offset the operating fee to be paid to WFOE if there is pre-tax income of Shuhai Beijing the following month.

Furthermore, if Shuhai Beijing cannot pay off its debts, WFOE shall pay off the debt on Shuhai Beijing’s behalf. If Shuhai Beijing’s net assets fall lower than its registered capital balance, WFOE shall provide capital for Shuhai Beijing to make up for the deficit.

Under the terms of the Operation and Intellectual Property Service Agreement, Shuhai Beijing entrusts Tianjin Information to manage its operations, manage and control its assets and financial matters, and provide intellectual property services, purchasing management services, marketing management services and inventory management services to Shuhai Beijing. Shuhai Beijing and its stockholders shall not make any decisions nor direct the activities of Shuhai Beijing without Tianjin Information’s consent.

Stockholders’ Voting Rights Entrustment Agreement – Tianjin Information has entered into a stockholders’ voting rights entrustment agreement (the “Entrustment Agreement”) under which Zhixin Liu and Fu Liu (collectively the “Shuhai Beijing Stockholders”) have vested their voting power in Shuhai Beijing to Tianjin Information or its designee(s). The Entrustment Agreement does not have an expiration date, but the parties can agree in writing to terminate the Entrustment Agreement. Zhixin Liu, is the Chairman of the Board, President, CEO of DataSea and Corporate Secretary, and Fu Liu, a Director of DataSea (Fu Liu is the father of Zhixin Liu).

Equity Option Agreement – the Shuhai Beijing Stockholders and Tianjin Information entered into an equity option agreement (the “Option Agreement”), pursuant to which the Shuhai Beijing Stockholders have granted Tianjin Information or its designee(s) the irrevocable right and option to acquire all or a portion of Shuhai Beijing Stockholders’ equity interests in Shuhai Beijing for an option price of RMB0.001 for each capital contribution of RMB1.00. Pursuant to the terms of the Option Agreement, Tianjin Information and the Shuhai Beijing Stockholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information under the Option Agreement. Tianjin Information agreed to pay RMB1.00 annually to Shuhai Beijing Stockholders to maintain the option rights. Tianjin Information may terminate the Option Agreement upon prior written notice. The Option Agreement is valid for a period of 10 years from the effective date and renewable at Tianjin Information’s option.

Equity Pledge Agreement – Tianjin Information and the Shuhai Beijing Stockholders entered into an equity pledge agreement on October 27, 2015 (the “Equity Pledge Agreement”). The Equity Pledge Agreement serves to guarantee the performance by Shuhai Beijing of its obligations under the Operation and Intellectual Property Service Agreement and the Option Agreement. Pursuant to the Equity Pledge Agreement, Shuhai Beijing Stockholders have agreed to pledge all of their equity interests in Shuhai Beijing to Tianjin Information. Tianjin Information has the right to collect any and all dividends, bonuses and other forms of investment returns paid on the pledged equity interests during the pledge period. Pursuant to the terms of the Equity Pledge Agreement, the Shuhai Beijing Stockholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information. Upon an event of default or certain other agreed events under the Operation and Intellectual Property Service Agreement, the Option Agreement and the Equity Pledge Agreement, Tianjin Information may exercise the right to enforce the pledge.

As of this report date, there were no dividends paid from the VIE to the U.S. parent company or the shareholders of the Company. There has been no change in facts and circumstances to consolidate the VIE.

The following financial statement amounts and balances of the VIE were included in the accompanying CFS as of September 30, 2025 and June 30, 2025, and for the three months ended September 30, 2025 and 2024, respectively.

	September 30, 2025	June 30, 2025
Cash	$679,727	$580,240
Accounts receivable	1,171,918	585,085
Inventory	200,687	206,610
Other current assets	335,326	362,467
Total current assets	2,387,658	1,734,402
Property and equipment, net	17,375	18,640
Intangible asset, net	1,921,415	503,000
Right-of-use asset, net	330,909	284,345
Total non-current assets	2,269,699	805,985
Total assets	$4,657,357	$2,540,387

Accounts payable	$116,284	$115,772
Accrued liabilities and other payables	832,814	804,862
Lease liability	163,373	122,761
Loans payable	3,096,193	2,374,767
Other current liabilities	182,662	150,792
Total current liabilities	4,391,326	3,568,954
Lease liability - noncurrent	173,057	166,436
Total non-current liabilities	173,057	166,436
Total liabilities	$4,564,383	$3,735,390

	For the Three Months Ended September 30, 2025	For the Three Months Ended September 30, 2024
Revenues	$13,813,551	$21,081,094
Gross profit	$1,169,177	$238,134
Net loss	$413,389	$452,170

USE OF ESTIMATES

The preparation of CFS in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The significant areas requiring the use of management estimates include, but are not limited to, the estimated useful life and residual value of property, plant and equipment, provision for staff benefits, recognition and measurement of deferred income taxes and the valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to the CFS.

CONTINGENCIES

Certain conditions may exist as of the date the CFS are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s CFS.

If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. As of September 30, 2025 and June 30, 2025, the Company has no such contingencies.

CASH

Cash includes cash on hand and demand deposits that are highly liquid in nature and have original maturities when purchased of three months or less.

ACCOUNTS RECEIVABLE

The Company’s policy is to maintain an allowance for potential credit losses on accounts receivable. The Company adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit losses on financial instruments later codified as Accounting Standard codification (“ASC”) 326 (“ASC 326”), on July 1, 2023. The guidance introduces a revised approach to the recognition and measurement of credit losses, emphasizing an updated model based on expected losses rather than incurred losses. There was no significant impact on the date of adoption of ASC 326.

Under ASC 326, accounts receivable are recorded at the invoiced amount, net of allowance for expected credit losses. The Company’s primary allowance for credit losses is the allowance for doubtful accounts. The allowance for doubtful accounts reduces the accounts receivable balance to the estimated net realizable value. The Company used a combination of method Aging schedule and Roll-rate method to assess the reasonability and adequacy of current allowance.

In establishing any required allowance, management considers historical losses adjusted for current market conditions, the Company’s customers’ financial condition, the amount of any receivables in dispute, the current receivables aging, current payment terms and expectations of forward-looking loss estimates.

All provisions for the allowance for doubtful accounts are included as a component of general and administrative expenses on the accompanying consolidated statements of operations and comprehensive loss. Accounts receivable deemed uncollectible are charged against the allowance for credit losses when identified. Subsequent recoveries of amounts previously written off are credited to earnings in the period recovered. As of September 30, 2025 and June 30, 2025, the Company had a $0 bad debt allowance for credit losses.

INVENTORY

Inventory is comprised principally of intelligent temperature measurement face recognition terminal and identity information recognition products, and is valued at the lower of cost or net realizable value. The value of inventory is determined using the first-in, first-out method. The Company periodically estimates an inventory allowance for estimated unmarketable inventories when necessary. Inventory amounts are reported net of such allowances. There were $154,049 and $152,907 allowances for slow-moving and obsolete inventory (mainly for Smart-Student Identification cards) as of September 30, 2025 and June 30, 2025, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Major repairs and improvements that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method over estimated useful lives as follows:

Furniture and fixtures	3-5 years
Office equipment	3-5 years
Vehicles	5 years

Leasehold improvements are depreciated utilizing the straight-line method over the shorter of their estimated useful lives or remaining lease term.

INTANGIBLE ASSETS

Intangible assets with finite lives are amortized using the straight-line method over their estimated period of benefit. Evaluation of the recoverability of intangible assets is made to take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of the Company’s intangible assets are subject to amortization. In accordance with the Generally Accepted Accounting Principles (ASC) 360-10-35-21 of the United States, no impairment of intangible assets has been identified as of the balance sheet date.

Intangible assets include licenses, certificates, patents and other technology and are amortized over their useful life of three years.

FAIR VALUE (“FV”) OF FINANCIAL INSTRUMENTS

The carrying value of the Company’s short-term financial instruments, such as cash, accounts receivable, prepaid expenses, accounts payable, unearned revenue, accrued expenses and other payables approximates their FV due to their short maturities. FASB ASC Topic 825, “Financial Instruments,” requires disclosure of the FV of financial instruments held by the Company. The carrying amounts reported in the balance sheets for current liabilities qualify as financial instruments and are a reasonable estimate of their FV because of the short period of time between the origination of such instruments and their expected realization and the current market rate of interest.

FAIR VALUE MEASUREMENTS AND DISCLOSURES

FASB ASC Topic 820, “Fair Value Measurements,” defines FV, and establishes a three-level valuation hierarchy for disclosures that enhances disclosure requirements for FV measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include other than those in level 1 quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the FV measurement.

As of September 30, 2025 and June 30, 2025, the Company did not identify any assets or liabilities required to be presented on the balance sheet at FV on a recurring basis.

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with FASB ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset.

If such assets are considered impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its FV. FV generally is determined using the asset’s expected future undiscounted cash flows or market value, if readily determinable. Assets to be disposed of are reported at the lower of the carrying amount or FV less cost to sell. For the three months ended September 30, 2025 and 2024, there was no impairment loss recognized on long-lived assets.

UNEARNED REVENUE

The Company records payments received in advance from its customers or sales agents for the Company’s products as unearned revenue, mainly consisting of deposits or prepayment for 5G products from the Company’s sales agencies. These orders normally are delivered based upon contract terms and customer demand, and the Company will recognize it as revenue when the products are delivered to the end customers.

LEASES

The Company determines if an arrangement is a lease at inception under FASB ASC Topic 842. Right of Use Assets (“ROU”) and lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of its leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The ROU assets include adjustments for prepayments and accrued lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived nonfinancial assets.

ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU asset are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. The Company recognized no impairment of ROU assets as of September 30, 2025 and June 30, 2025.

REVENUE RECOGNITION

The Company follows Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606).

The core principle underlying FASB ASC 606 is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The Company’s revenue streams are identified when possession of goods and services is transferred to a customer.

FASB ASC Topic 606 requires the use of a five-step model to recognize revenue from customer contracts. The five-step model requires the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies each performance obligation.

The Company derives its revenues from product sales, software sales, and 5G messaging service contracts with its customers, with revenues recognized upon delivery of services and products. Persuasive evidence of an arrangement is demonstrated via product sale contracts and professional service contracts, with performance obligations identified. The transaction price, such as product selling price, and the service price to the customer with corresponding performance obligations are fixed upon acceptance of the agreement. The Company recognizes revenue when it satisfies each performance obligation, the customer receives the products and passes the inspection and when professional service is rendered to the customer, collectability of payment is probable. These revenues are recognized at a point in time after each performance obligations is satisfied. Revenue is recognized net of returns and value-added tax charged to customers

The following table shows the Company’s revenue by revenue sources:

	For the Three Months Ended September 30, 2025	For the Three Months Ended September 30, 2024
5G AI Multimodal communication	$13,325,311	$21,075,584
5G AI Multimodal communication	12,407,655	21,075,584
5G AI Multimodal new media marketing	913,063	-
5G AI digital technical service	4,593	-
Acoustic Intelligence Business	487,949	2,464
Ultrasonic Sound Air Disinfection Equipment	479,407	2,464
Upgraded Sonic Sterilization and Purification Guardian	2,486	-
Sleep Monitor	6,056	-
Smart City business	-	3,046
Smart community	-	3,046

Other	291	-
Total revenue	$13,813,551	$21,081,094

SEGMENT INFORMATION

FASB ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the method a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Management determined the Company’s current operations constitutes a single reportable segment in accordance with ASC 280. The Company’s only business and industry segment is high technology and advanced information systems (“TAIS”). TAIS includes smart city solutions that meet the security needs of residential communities, schools and commercial enterprises, and 5G messaging services including 5G SMS, 5G MMCP and 5G multi-media video messaging.

All of the Company’s customers are in the PRC and all revenues for the three months ended September 30, 2025 and 2024 were generated from the PRC. All identifiable assets of the Company are located in the PRC. Accordingly, no geographical segments are presented.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income. As of September 30, 2025 and June 30, 2025, the Company had no unrecognized tax positions and no charges during the three months ended September 30, 2025 and 2024, and accordingly, the Company did not recognize any interest or penalties related to unrecognized tax benefits. The Company files a U.S. and PRC income tax return. With few exceptions, the Company’s U.S. income tax returns filed for the years ending on June 30, 2018 and thereafter are subject to examination by the relevant taxing authorities; the Company uses calendar year-end for its PRC income tax return filing, PRC income tax returns filed for the years ending on December 31, 2019 and thereafter are subject to examination by the relevant taxing authorities.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses are expensed in the period when incurred. These costs primarily consist of cost of materials used, salaries paid for the Company’s development department, and fees paid to third parties.

NONCONTROLLING INTERESTS

The Company follows FASB ASC Topic 810, “Consolidation,” governing the accounting for and reporting of noncontrolling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCI (previously referred to as minority interests) be treated as a separate component of equity, not as a liability, that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially-owned consolidated subsidiary be allocated to non-controlling interests even when such allocation might result in a deficit balance.

The net income (loss) attributed to NCI was separately designated in the accompanying statements of operations and comprehensive income (loss). Losses attributable to NCI in a subsidiary may exceed a non-controlling interest’s interests in the subsidiary’s equity. The excess attributable to NCIs is attributed to those interests. NCIs shall continue to be attributed their share of losses even if that attribution results in a deficit NCI balance. On December 20, 2022, Guohao Century acquired a 30% ownership noncontrolling interests of Zhangxun from Zhengmao Zhang at the price of $0.15 (RMB 1.00). The Company recognized a paid in capital deficit of $982,014 from this purchase due to continued loss of Zhangxun. Subsequent to this purchase, the Company ultimately holds a 99.9% ownership of Zhangxun. On July 20, 2023, the Company sold Zhangxun to a third party for RMB 2 ($0.28).

Zhangqi was 1% owned by noncontrolling interest, in November 2023, the Company dissolved Zhangqi. As of December 31, 2023, Shuhai Nanjing was 1% owned by noncontrolling interest, Shenzhen Acoustic MP was 1% owned by noncontrolling interest, Shuhai Shenzhen Acoustic was 0.1% owned by noncontrolling interest, Guozhong Times was 0.091% owned by noncontrolling interest, and Guozhong Haoze was 0.091% owned by noncontrolling interest. During the three months ended September 30, 2025 and 2024, the Company had net loss of $133 and $8,680 attributable to the noncontrolling interest from continuing operations, respectively.

CONCENTRATION OF CREDIT RISK

The Company maintains cash in accounts with state-owned banks within the PRC. Cash in state-owned banks less than RMB500,000 ($76,000) is covered by insurance. Should any institution holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts. Cash denominated in RMB with a U.S. dollar equivalent of $687,872 and $594,722 as of September 30, 2025 and June 30, 2025, respectively, was held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies.

Cash held in accounts at U.S. financial institutions is insured by the Federal Deposit Insurance Corporation or other programs subject to certain limitations up to $250,000 per depositor. As of September 30, 2025 and June 30, 2025, cash of $55,887 and $24,487 was maintained at U.S. financial institutions. Cash was maintained at financial institutions in Hong Kong, and was insured by the Hong Kong Deposit Protection Board up to a limit of HK $500,000 ($64,000). As of September 30, 2025 and June 30, 2025, the cash balance of $1,505 and $1,598 was maintained at financial institutions in Hong Kong. The Company, its subsidiaries and VIE have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk.

FOREIGN CURRENCY TRANSLATION AND COMPREHENSIVE INCOME (LOSS)

The accounts of the Company’s Chinese entities are maintained in RMB and the accounts of the U.S. parent company are maintained in United States dollar (“USD”). The financial statements of the Chinese entities were translated into USD in accordance with FASB ASC Topic 830 “Foreign Currency Matters.” All assets and liabilities were translated at the exchange rate on the balance sheet date; stockholders’ equity is translated at historical rates and the statements of operations and cash flows are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) in accordance with FASB ASC Topic 220, “Comprehensive Income.” Gains and losses resulting from foreign currency transactions are reflected in the statements of operations.

The Company follows FASB ASC Topic”220-10, “Comprehensive Income (loss).” Comprehensive income (loss) comprises net income (loss) and all changes to the statements of changes in stockholders’ equity, except those due to investments by stockholders, changes in additional paid-in capital and distributions to stockholders.

The exchange rates used to translate amounts in RMB to USD for the purposes of preparing the CFS were as follows:

	September 30,	September 30,	June 30,
	2025	2024	2025
Period-end date USD: RMB exchange rate	7.1050	7.0074	7.1586
Average USD for the reporting period: RMB exchange rate	7.1292	7.1169	7.1599

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to have been exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

STATEMENT OF CASH FLOWS

In accordance with FASB ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts shown on the statement of cash flows may not necessarily agree with changes in the corresponding asset and liability on the balance sheet.

RECENT ACCOUNTING PRONOUNCEMENTS

In October 2023, the FASB issued ASU No. 2023-06, “Disclosure Improvements — Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” The ASU amends the disclosure or presentation requirements related to various subtopics in the FASB ASC. The ASU was issued in response to the SEC’s August 2018 final amendments in Release No. 33-10532, Disclosure Update and Simplification that updated and simplified disclosure requirements that the SEC believed were duplicative, overlapping, or outdated. The guidance in ASU 2023-06 is intended to align GAAP requirements with those of the SEC and to facilitate the application of GAAP for all entities. The amendments introduced by ASU 2023-06 are effective if the SEC removes the related disclosure or presentation requirement from its existing regulations by June 30, 2027. If, by June 30, 2027, the SEC has not removed the applicable requirements from its existing regulations, the pending content of the associated amendment will be removed from the ASC and will not become effective for any entities. Early adoption is permitted. The adoption of ASU 2023-06 is not expected to have a material impact on the Company’s consolidated financial statements or related disclosures.

On November 4, 2024, the FASB issued an ASU No. 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024 03”) to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales; selling, general, and administrative expenses; and research and development). The amendments in the ASU require disclosure in the notes to financial statements of specified information about certain costs and expenses. The amendments require that at each interim and annual reporting period an entity: 1.Disclose the amounts of (a) purchases of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and (e) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities (or other amounts of depletion expense) included in each relevant expense caption. A relevant expense caption is an expense caption presented on the face of the income statement within continuing operations that contains any of the expense categories listed in (a)–(e). 2. Include certain amounts that are already required to be disclosed under current generally accepted accounting principles in the same tabular disclosure as the other disaggregation requirements. 3. Disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. 4) Disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. In January 2025, the FASB issued ASU No. 2025-01, Clarifying the Effective Date (“ASU 2025-01”). The amendments, as clarified by ASU 2025-01, are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The amendments in this ASU should be applied either (1) prospectively to financial statements issued for reporting periods after the effective date of the ASU or (2) retrospectively to any or all prior periods presented in the financial statements. The Company is evaluating the impact that ASU 2024-03 will have on its consolidated financial statements and related disclosures.

In January 2025, the FASB issued ASU 2025-01 Income Statement-Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40). The FASB issued ASU 2024-03 on November 4, 2024-03 states that the amendments are effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Following the issuance of ASU 2024-03, the FASB was asked to clarify the initial effective date for entities that do not have an annual reporting period that ends on December 31 (referred to as non-calendar year-end entities). Because of how the effective date guidance was written, a non-calendar year-end entity may have concluded that it would be required to initially adopt the disclosure requirements in ASU 2024-03 in an interim reporting period, rather than in annual reporting period. The FASB’s intent in the basis for conclusions of ASU 2024-03 is clear that all public business entities should initially adopt the disclosure requirements in the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. The Company is currently evaluating the impact that the adoption of ASU 2025-01 will have on its consolidated financial statement presentation or disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial position, statements of comprehensive income and cash flows.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

	September 30, 2025	June 30, 2025
Furniture and fixtures	$48,011	$47,655
Vehicle	493	489
Office equipment	234,376	232,700
Subtotal	282,880	280,844
Less: accumulated depreciation	258,890	255,284
Total	$23,990	$25,560

Depreciation for the three months ended September 30, 2025 and 2024 was $1,692 and $5,463, respectively.

NOTE 4 – INTANGIBLE ASSETS

Intangible assets are summarized as follows:

	September 30, 2025	September 30, 2024
Software registration or using right	$3,525,973	$1,963,705
Patent	3,891,653	3,862,786
Software and technology development costs	84,921	84,291
Value-added telecommunications business license	15,634	15,518
Subtotal	7,518,181	5,926,300
Less: Accumulated amortization	2,904,489	2,430,316
Total	$4,613,692	$3,495,984

Software registration or using right represented the purchase cost of customized software with its source code from third party software developer.

Software and technology development cost represented development costs incurred internally after the technological feasibility was established and a working model was produced and was recorded as intangible asset.

On October 14, 2024, Tianjin Information, as the purchaser, entered into a patent purchase agreement with Hangzhou Liuhuan Technology Limited Company (“Liuhuan”), as the seller, for the acquisition of an audio playback system based on voltage following. The total purchase price is RMB 14,900,000 ($2.1 million), inclusive of a 6% VAT, and will be amortized over the three years.

On October 14, 2024, Tianjin Information, as the purchaser, entered into another patent purchase agreement with Hangzhou Liuhuan Technology Limited Company (“Liuhuan”), as the seller, for the acquisition of a B-ultrasound image target detection method and B-ultrasound scanner. The total purchase price is RMB 14,300,000 ($2.0 million), inclusive of a 6% VAT, and will be amortized over the three years.

On July 1, 2025, Shuhai Information and Beijing Shuhai Culture Media Co., Ltd. entered into four Software Copyrights Transfer Agreements. According to the terms of the agreements, Beijing Shuhai Culture Media Co., Ltd. transferred ownership of four software copyrights to Shuhai Information as follows:

1)	Ruan Zhu Deng Ji No. 16295142, an AI multimodal order analysis system 1.0, with a transfer price of RMB 2.9 million (approximately $0.41 million).

2)	Ruan Zhu Deng Ji No.16295118, a multimodal marketing program management system 1.0, with a transfer price of RMB 3.0 million (approximately $0.42 million).

3)	Ruan Zhu Deng Ji No.16295075, a service provider’s marketing service system, with a transfer price of RMB 2.8 million (approximately $0.39 million).

4)	Ruan Zhu Deng Ji No.16295048, a consumer comprehensive labeling system, with a transfer price of RMB 2.7 million (approximately $0.38 million).

The total purchase price is RMB 11.4 million ($1.6 million), inclusive of a 6% VAT, and will be amortized over three years.

Amortization for the three months ended September 30 30, 2025 and 2024 was $463,059 and $80,172, respectively. The amortization expense for the next five years as of September 30, 2025 will be $2,053,047, $2,075,736, $484,909, $0 and $0.

NOTE 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	September 30, 2025	June 30, 2025
Security deposit	$64,579	$57,395
Prepaid expenses	415,145	489,365
Other receivables – Heqin	461,614	458,190
Advance to third party individuals, no interest, payable upon demand	32,705	32,860
Others	28,486	29,873
Total	1,002,529	1,067,683
Less: allowance for other receivables	487,650	484,033
Total	$514,879	$583,650

As of September 30, 2025, prepaid expenses mainly consisted of input VAT for purchasing patents of $320,241 prepaid telecommunication service fee (mainly including SMS and MMS services) of $36,384, prepaid rent and property management fees of $3,479 and other prepayments of $55,041.

As of June 30, 2025, prepaid expenses mainly consisted of input VAT for purchasing patents of $230,887, prepayment of 5G messaging service fee recharge of $9,633, prepaid professional fee of $2,225, prepayment for inventory purchase of $145,868, prepaid rent and property management fee of $5,841, prepaid promotion service fee of $58,671 and other prepayments of $36,240.

Other receivables – Heqin

On February 20, 2020, Guozhong Times entered an Operation Cooperation Agreement with an unrelated company, Heqin (Beijing) Technology Co, Ltd. (“Heqin”), for marketing and promoting the sale of Face Recognition Payment Processing equipment and related technical support, and other products of the Company including Epidemic Prevention and Control Systems. Heqin has a sales team which used to work with Fortune 500 companies and specializes in business marketing and sales channel establishment and expansion, especially in education industry and public area.

The cooperation term is from February 20, 2020 through March 1, 2023; however, Heqin is the exclusive distributor of the Company’s face Recognition Payment Processing products for the period to July 30, 2020. During March and April 2020, Guozhong Times provided operating funds to Heqin, together with a credit line provided by Guozhong Times to Heqin from May 2020 through August 2020, for a total borrowing of RMB 10 million ($1.41 million) for Heqin’s operating needs. As of March 31, 2023, Guozhong Times had an outstanding receivable of RMB 3.53 million ($513,701) from Heqin and was recorded as other receivables. The Company would not charge Heqin any interest, except for two loans of RMB 200,000 ($28,250) each, due on June 30, 2020 and August 15, 2020, respectively, for which the Company charges 15% interest if Heqin did not repay by the due date.

No profits will be allocated and distributed before full repayment of the borrowing. After Heqin pays in full the borrowing, Guozhong Times and Heqin will distribute profits of sale of Face Recognition Payment Processing equipment and related technical support at 30% and 70% of the net income, respectively. The profit allocation for the sale of other products of the Company are to be negotiated. Heqin will receive certain stock reward when it reaches the preset sales target under the performance compensation mechanism.

In November 2022, Hangzhou Yuetianyun Data Technology Company Ltd (“Yuetianyun”) agreed and acknowledged a Debt Transfer Agreement, wherein Heqin transferred its debt from Yuetianyun to Guozhong Times in the amount of RMB 1,543,400 ($213,596).  As of September 30, 2025 and June 30, 2025, Heqin made $56,294 (through Yuetianyun) and $55,877 repayment to the Company, and the Company made a bad debt allowance of $461,614 and $458,190 as of September 30, 2025 and June 30, 2025, respectively.

NOTE 6 – Unearned revennue

The balance of unearned revenue was $180,195 and $150,088 as of September 30, 2025 and June 30, 2025, respectively.

The following presents the roll-forward schedule of unearned revenue for the three months ended September 30, 2025 and 2024:

	Three Months Ended September 30,
	2025	2024
Balance, beginning of period	$150,088	$49,239
Received during the period, amount excluding VAT	12,759,901	23,586,381
Transferred to revenue	(12,731,013)	(22,343,561)
Effect of foreign currency translation	1,219	20,258
Balance, end of period	$180,195	$1,312,317

NOTE 7 – ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables consisted of the following:

	September 30, 2025	June 30, 2025
Other payables	$114,453	$50,201
Due to third parties	180	178
Security deposit	10,696	10,617
Social security payable	434,485	431,262
Salary payable – employees	68,915	55,448
Total	$628,729	$547,706

Due to third parties were the short-term advance from third party individual or companies, bear no interest and payable upon demand.

NOTE 8 – LOANS PAYABLE

Loan from banks

On December 12, 2022, Beijing Shuhai entered a loan agreement with Shenzhen Qianhai WeBank Co., Ltd for the amount of RMB 900,000 ($129,225) with a term of 24 months, the interest rate was 10.728% to be paid every 20th of each month. For the three months ended September 30, 2025 and 2024, the Company made a repayment of $nil and $36,131 to this loan. For the three months ended September 30, 2025 and 2024, the Company recorded and paid $nil and $269 interest expense for this loan. On July 15, 2024, the loan was paid in full.

On January 13, 2023, Shenzhen Jingwei entered a loan agreement with Shenzhen Qianhai WeBank Co., Ltd for the amount of RMB 100,000 ($14,552) with a term of 24 months, the interest rate was 8.6832%. For the three months ended September 30, 2025 and 2024, the Company made a repayment of $nil and $4,684 to this loan. For the three months ended September 30, 2025 and 2024, the Company recorded and paid $nil and $37 interest expense for this loan. On July 16, 2024, the loan was paid in full.

On April 10, 2024, Guozhong Times entered a loan agreement with Bank of Beijing for the amount of RMB 500,000 ($70,158) with a term of 12 months with a preferential annual interest rate of 3.45% to be paid every 21st of each month. For the three months ended September 30, 2025 and 2024, the Company recorded and paid $nil and $619 interest expense for this loan. On April 9, 2025, the loan was paid in full.

On April 23, 2024, Guozhong Times entered a loan agreement with Beijing Rural Commercial Bank Economic and Technological Development Zone Branch for the amount of RMB 550,000 ($77,173) with a term of 12 months with the annual interest rate of 4.95% to be paid every 21st of each month. For the three months ended September 30, 2025 and 2024, the Company recorded and paid $nil and $978 interest expense for this loan. On April 23, 2025, the loan was paid in full.

On April 25, 2024, Shuhai Beijing entered a loan agreement with Industrial Bank Co., Ltd for the amount of RMB 2,000,000 ($280,631) with a term of 12 months with a preferential annual interest rate of 3.88% to be paid every 21st of each month. For the three months ended September 30, 2025 and 2024, the Company recorded and paid $nil and $2,786 interest expense for this loan. On April 24, 2025, the loan was paid in full.

On May 28, 2024, Guozhong Times entered a loan agreement with China Everbright Bank for the amount of RMB 1,000,000 ($140,315) with a term of 12 months with the annual interest rate of 3.4% to be paid every 21st of each month. For the three months ended September 30, 2025 and 2024, the Company recorded and paid $nil and $1,221 interest expense for this loan. On May 27, 2025, the loan was paid in full.

On June 20, 2024, Shuhai Beijing entered a loan agreement with Bank of China for the amount of RMB 4,000,000 ($561,262) with a term of 12 months with a preferential annual interest rate of 2.30% to be paid every 21st of the third months of each quarter. For the three months ended September 30, 2025 and 2024, the Company recorded and paid $nil and $3,034 interest expense for this loan. On June 19, 2025, the loan was paid in full.

On March 31, 2025, Shuhai Beijing entered a credit line agreement with Bank of China for the amount of RMB 6,000,000 ($835,864) with a term of 12 months from the first withdrawing date, the credit line has a preferential annual interest rate of 2.30% to be paid every 21st of the third months of each quarter. For the three months ended September 30, 2025 and 2024, the Company recorded and paid $4,947 and $nil interest expense for this loan. As of September 30, 2025, $844,417 was recorded as current liabilities. Liu Fu is the guarantor of this loan agreement.

On May 20, 2025, Guozhong Times entered a credit line agreement with Beijing Bank for the amount of RMB 3,000,000 ($419,076) with a term of 12 months, the credit line has a fixed annual interest rate of 3.00% to be paid every 21st of each month. For the three months ended September 30, 2025 and 2024, the Company recorded and paid $3,226 and $nil interest expense for this loan. As of September 30, 2025, $422,208 was recorded as current liabilities.

On May 21, 2025, Guozhong Times entered a loan agreement with Beijing Rural Commercial Bank Economic and Technological Development Zone Branch for the amount of RMB 1,000,000 ($139,692) with a term of 12 months with a fixed annual interest rate of 4.95% to be paid every 21st of each month. For the three months ended September 30, 2025 and 2024, the Company recorded and paid $1,736 and $nil interest expense for this loan. As of September 30, 2025, $140,736 was recorded as current liabilities. Liu Zhixin is the guarantor of this loan agreement.

On June 6, 2025, Shuhai Beijing entered a credit line agreement with Bank of China for the amount of RMB 1,500,000 ($210,500) with a term of 12 months from the first withdrawing date, the credit line has a preferential annual interest rate of 2.30% to be paid every 21st of the third months of each quarter. On June 11, 2025, Shuhai Beijing entered another credit line agreement with Bank of China for the amount of RMB 2,500,000 ($350,800) with a term of 12 months from the first withdrawing date, the credit line has a preferential annual interest rate of 2.30% to be paid every 21st of the third months of each quarter. For the three months ended September 30, 2025 and 2024, the Company recorded and paid $3,298 and $nil interest expense for this loan. As of September 30, 2025, $562,944 was recorded as current liabilities. Liu Fu is the guarantor of these two credit lines.

On June 6, 2025, Shuhai Beijing entered a credit line agreement with Beijing Bank for the amount of RMB 3,000,000 ($419,076) with a term of 12 months, the credit line has a fixed annual interest rate of 2.70% to be paid every 21st of each month. For the three months ended September 30, 2025 and 2024, the Company recorded and paid $2,903 and $nil interest expense for this loan. As of September 30, 2025, $422,208 was recorded as current liabilities. Liu Fu is the guarantor of this loan agreement.

On September 23, 2025, Shuhai Beijing entered a credit line agreement with China Construction Bank for the amount of RMB 3,000,000 ($422,208) with a term of 36 months from the first withdrawing date, the credit line has a preferential annual interest rate of 2.55% to be paid every 20th of each Month. As of September 30, 2025, $422,208 was recorded as long term liabilities. Liu zhixin is the guarantor of this loan agreement.

On September 30, 2025, Guozhong Times entered a loan agreement with Bank of China for the amount of RMB 2,000,000 ($281,472) with a term of 12 months with an annual interest rate of 2.35% to be paid every 21st of the third months of each quarter. As of September 30, 2025, $281,472 was recorded as current liabilities. Liu zhixin is the guarantor of this loan agreement.

The following table summarizes the loan balance as of September 30, 2025:

Lendor	Loan amount	Borrowing date	Loan term Months	Interest rate	Outstanding balance
Bank of China	$844,417	3/31/2025	12	2.30%	$844,417
Bank of Beijing	422,208	5/20/2025	12	3.00%	422,208
Beijing Rural Commercial Bank Economic and Technological Development Zone Branch	140,736	5/21/2025	12	4.95%	140,736
Bank of China	211,104	6/6/2025	12	2.30%	211,104
Bank of Beijing	422,208	6/6/2025	12	2.70%	422,208
Bank of China	351,840	6/11/2025	12	2.30%	351,840
China Construction Bank	422,208	9/23/2025	36	2.55%	422,208
Bank of China	281,472	9/30/2025	12	2.35%	281,472
Total	$3,096,193				$3,096,193

NOTE 9 – RELATED PARTY TRANSACTIONS

On October 1, 2020, the Company’s CEO (also the president) entered into an office rental agreement with Xunrui. Pursuant to the agreement, the Company rents an office in Harbin city with a total payment of RMB 163,800 ($24,050) from October 1, 2020 through September 30, 2021. On October 1, 2021, Xunrui entered a new seven-month lease for this location with the Company’s CEO for total rent of RMB 94,500 ($14,690). The lease expired on April 30, 2022. On May 1, 2022, Xunrui entered a new one-year lease agreement for this office with the Company’s CEO for an annual rent of RMB 235,710 ($35,120), the Company was required to pay the rent before April 30, 2023. On May 1, 2023, Xunrui entered a new one-year lease agreement for this office location with the Company’s CEO for an annual rent of RMB 282,852 ($39,144), the Company is required to pay the rent before April 30, 2024. On May 1, 2024, Xunrui entered a new one-year lease agreement for this office location with the Company’s CEO for an annual rent of RMB 282,852 ($39,657), the Company is required to pay the rent before April 30, 2025. On September 10, 2024, the Company signed a rent reduction agreement with the Company’s CEO, reducing the annual rent for the period from May 1, 2022, to April 30, 2025, to RMB 50,000 ($7,026), The Company is required to pay the rent before April 30, 2025. On June 24, 2025, the Company paid all the outstanding rents up to April 30, 2025 to the CEO. On May 1, 2025, Xunrui entered a new one-year lease agreement for this office location with the Company’s CEO for an annual rent of RMB 50,000 ($6,983), the Company is required to pay the rent before April 30, 2026. The rental expense for this office location was $1,753 and $9,963, respectively, for the three months ended September 30, 2025 and 2024.

On July 1, 2022, the Company entered a one-year lease for two cars with the Company’s CEO for each car’s monthly rent of RMB 18,000 ($2,636) and RMB 20,000 ($2,876), respectively. On July 1, 2023, the Company entered a new one-year lease for two cars with the Company’s CEO for each car’s monthly rent of RMB 18,000 ($2,491) and RMB 20,000 ($2,768), respectively. On July 1, 2024, the Company entered a new one-year lease for two cars with the Company’s CEO for each car’s monthly rent of RMB 18,000 ($2,524) and RMB 20,000 ($2,804), respectively. On December 10, 2024, the Company’s CEO entered into an agreement with the Company to waive the payment of rental expenses of both vehicles for the outstanding balance up to June 30, 2025. The Company recorded such waive as shareholder’s capital contribution to the Company because the CEO is also the major shareholder of the Company. On July 1, 2025, the Company entered a new one-year lease of one car with the Company’s CEO for monthly rent of RMB 18,000 ($2,525). The rental expense for those agreements was $7,574 and $16,018, respectively, for the three months ended September 30, 2025 and 2024.

On September 1, 2022, the Company entered a six-month lease for senior officers’ dormitory in Beijing for a total rent of RMB 91,200 ($13,355), payable every three months in advance. On March 1, 2023, the Company entered a new six-month lease for a total rent of RMB 91,200 ($12,621), payable every three months in advance. On September 1, 2023, the Company entered a new one-year lease for a monthly rent of RMB 12,500 ($1,743), payable every three months in advance. On September 1, 2024, the Company entered a three-month lease for a monthly rent of RMB 12,500 ($1,756), payable in advance. The lease was not renewed at maturity. The rental expense for this lease was $5,269 for the three months ended September 30, 2024, respectively.

From July 23, 2025, to September 19, 2025, the Company entered into three loan agreements with its CEO for a total amount of RMB 930,000 ($130,885), with repayment due by December 31, 2025. During the three months ended September 30, 2025, the Company repaid $49,258 of these loans.

Due to related parties

As of September 30, 2025 and June 30, 2025, the Company had amounts due to related parties of $97,157 and $6,126, respectively. These balances primarily represent expenses paid on behalf of the Company by the Chief Executive Officer. The amounts are non-interest bearing and payable on demand.

NOTE 10 – COMMON STOCK AND WARRANTS

Shares Issued for Equity Financing

On July 2, 2024, the Company entered into a securities purchase agreement, pursuant to which the Company agreed to issue and sell to an investor in a registered direct offering 179,400 shares of the Company’s common stock, at a price of $3.25 per share and pre-funded warrants to purchase up to 512,908 shares of Common Stock at a price of $3.24 per share with an exercise price of $0.01 per share (the “Pre-Funded Warrants”). The Pre-Funded Warrants are exercisable upon issuance and will remain exercisable until all the Pre-Funded Warrants are exercised in full. In connection with the Offering, on July 2, 2024, the Company entered into a placement agency agreement with EF Hutton LLC (the “Placement Agent”). Pursuant to the terms of the placement agency agreement, the Company will pay the placement agent a cash fee of 6.5% of the gross proceeds the Company receives in the offering at closing. The Company also agreed to reimburse the Placement Agent at the closing of the Offering, for expenses incurred, including disbursements of its legal counsel, in an amount not to exceed an aggregate of $75,000. The closing of the offering occurred on July 3, 2024. The Pre-Funded Warrants were exercised in full as of December 31, 2024.

On September 27, 2024, the Company entered into subscription agreements with three non-U.S. investors, including Zhixin Liu, the Company’s Chairman of the Board, Chief Executive Officer, President and Secretary, and Fu Liu, a Director of the Company, pursuant to which the Company agreed to sell and the investors agreed to purchase an aggregate of 1,932,224 shares of the Company’s common stock, at a purchase price of $2.06 per share, which was equal to the closing price of the Common Stock on The Nasdaq Capital Market on September 26, 2024. Pursuant to the terms of the subscription agreements, each Investor must pay the purchase price for the number of shares such Investor purchased within 15 days of the effective date. As of September 30, 2024, the Company issued all the shares to three investors, and the purchase price was received in full from each investor as of October 15, 2024, representing gross proceeds in the aggregate amount of approximately $4.0 million.

Shares Issued for Acquiring Intangible Assets from Related Parties

On August 9, 2024, the Company entered into an intellectual property purchase agreement with Ms. Zhixin Liu, the Company’s Chairwoman and CEO, pursuant to which Ms. Zhixin Liu transferred to the Company two intangible assets (software copyrights) owned by her personally. The Compensation Committee of The Board of Directors has decided to grant Zhixin Liu 398,925 restricted shares for the purchase of this software.

On August 9, 2024, the Company entered into an intellectual property purchase agreement with Mr. Fu Liu, the Company’s director of board, pursuant to which Mr. Fu Liu transferred to the Company two intangible assets (software copyrights) owned by himself. The Compensation Committee of The Board of Directors has decided to grant Fu Liu 398,925 restricted shares for the purchase of this software.

The purchase was accounted for at the historical cost of the intangible assets which was $0. Fu Liu is the father of Zhixin Liu, together, they own approximately 53.93% of the Company’s common stock.

On April 1, 2025, the Company entered into an intellectual property purchase agreement with Mr. Fu Liu, the Company’s director of board, pursuant to which Mr. Fu Liu transferred to the Company two intangible assets (software copyrights) owned by himself. The Compensation Committee of The Board of Directors has decided to grant Fu Liu 369,403 restricted shares for the purchase of this software.

Shares to Independent Directors as Compensation

During the three months ended September 30, 2025 and 2024, the Company recorded $3,900 and $4,500 stock compensation expense to independent directors through the issuance of shares of the Company’s common stock at the market price of the stock issuance date, pursuant to the 2018 Equity Incentive Plan.

Shares to Officers as Compensation

On September 24, 2021, under the 2018 Equity Inventive plan, the Company’s Board of Directors granted 1,000 shares of the Company’s common stock to its CEO each month and 667 shares to one of the board members each month starting from July 1, 2021, payable quarterly with the aggregate number of shares for each quarter being issued on the first day of the next quarter at a per share price of the closing price of the day prior to the issuance. On June 12, 2024, the Board of Directors approved that starting from February 1, 2024, the Company agreed to grant 15,000 shares of the Company’s common stock to its CEO each month and 10,000 shares to one of the board members each month, payable quarterly with the aggregate number of shares for each quarter being issued on the first day of the next quarter at a per share price of the closing price of the day prior to the issuance. During the three months ended September 30, 2025 and 2024, the Company recorded $146,250 and $370,500 stock compensation expense to the Company’s CEO and one of the board members.

Shares to individual Consultants

During the three months ended September 30, 2025, the Company issued 18,367 shares of the Company’s common stock to its consultant for the services they provided, the share issuance was fully vested and approved by Compensation Committee (the “Committee”) of the Board of Directors under the 2018 Equity Incentive Plan. The fair value of 18,367 shares at issuance date was $36,000 and was recorded as the Company’s stock compensation expense.

Shares to Officers in Lieu of Salary Payable

On August 18, 2025, the Board of Directors approved to issue 33,312 shares to the Company’s CEO and one of the board members in lieu of payment for salary payable of $64,957.

NOTE 11 – INCOME TAXES

The Company is subject to income taxes by entity on income arising in or derived from the tax jurisdiction in which each entity is domiciled. The Company’s PRC subsidiaries file their income tax returns online with PRC tax authorities. The Company conducts all of its businesses through its subsidiaries and affiliated entities, principally in the PRC.

The Company’s U.S. parent company is subject to U.S. income tax rate of 21% and files U.S. federal income tax return.  As of September 30, 2025 and June 30, 2025, the U.S. entity had net operating loss (“NOL”) carry forwards for income tax purposes of $9.54 million and $9.35 million, respectively. The NOL arising in tax years beginning after 2017 may reduce 80% of a taxpayer’s taxable income, and be carried forward indefinitely. However, the Coronavirus Aid, Relief and Economic Security Act (“the CARES Act”) passed in March 2020, provides tax relief to both corporate and noncorporate taxpayers by adding a five-year carryback period and temporarily repealing the 80% limitation for NOLs arising in 2018, 2019 and 2020. Management believes the realization of benefits from these losses remains uncertain due to the parent Company’s limited operating history and continuing losses. Accordingly, a 100% deferred tax asset valuation allowance was provided.

The Company’s offshore subsidiary, Shuhai Skill (HK), a HK holding company is subject to 16.5% corporate income tax in HK. Shuhai Beijing received a tax holiday with a 15% corporate income tax rate since it qualified as a high-tech company. Tianjin Information, Xunrui, Guozhong Times, Guozhong Haoze, Guohao Century, Jingwei, Shuhai Nanjing are subject to the regular 25% PRC income tax rate.

As of September 30, 2025 and June 30, 2025, the Company has approximately $16.58 million and $18.08 million of NOL from its HK holding company, PRC subsidiaries and VIEs that expire in calendar years 2025 through 2029. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends upon the Company’s future generation of taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance as of September 30, 2025 and June 30, 2025.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the three months ended September 30 30, 2025 and 2024:

	2025	2024
US federal statutory rates	(21.0)%	(21.0)%
Tax rate difference – current provision	(0.2)%	(2.8)%
Permanent difference	22.1%	4.0%
Effect of PRC tax holiday	0.9%	(2.3)%
Valuation allowance	(1.8)%	22.1%
Effective tax rate	-%	-%

The Company’s net deferred tax assets as of September 30, 2025 and June 30, 2025 is as follows:

	September 30, 2025	June 30, 2025
Deferred tax asset
Net operating loss	$5,341,512	$5,408,433
Depreciation and amortization	240,883	236,991
Bad debt expense	121,507	120,987
Social security and insurance accrual	80,727	66,298
Inventory impairment	38,346	38,220
ROU, net of lease liabilities	(1,434)	(941)
Total	5,821,541	5,869,988
Less: valuation allowance	(5,821,541)	(5,869,988)
Net deferred tax asset	$-	$-

NOTE 12 – COMMITMENTS

Leases

On November 8, 2023, Shuhai Beijing entered into a new lease agreement for its office in Beijing. Pursuant to the agreement, the agreement commenced on November 8, 2023 and expired on December 7, 2024, and has a monthly rent of RMB 17,358 (or $2,425). The deposit was RMB 56,762 (or $7,929). The Company received a one-month rent abatement.

On November 8, 2023, Tianjin information entered into a lease agreement for its office in Beijing. Pursuant to the agreement, the agreement commenced on November 8, 2023 and expired on December 7, 2024, and has a monthly rent of RMB 60,195 (or $8,409). The deposit was RMB 196,838 (or $27,496). The Company received a one-month rent abatement.

In August 2020, the Company entered into a lease for an office in Shenzhen City, China for three years from August 8, 2020 through August 7, 2023, with a monthly rent of RMB 209,911 ($29,651) for the first year. The rent will increase by 3% each year starting from the second year. The lease expired at maturity without renewal.

On May 10, 2023, Guo Hao Century entered into a lease for the office in Hangzhou City, China from May 10, 2023 to May 9, 2025. The security deposit is RMB 115,311 ($7,670). The quarterly rent is as follows:

Start Date	End Date	Rent expense
		RMB	USD
5/10/2023	8/9/2023	43,786	$6,060
8/10/2023	11/9/2023	66,038	9,139
11/10/2023	2/9/2024	66,038	9,139
2/10/2024	5/9/2024	64,602	8,940
5/10/2024	8/9/2024	66,038	9,139
8/10/2024	11/9/2024	66,038	9,139
11/10/2024	2/9/2025	66,038	9,139
2/10/2025	5/9/2025	63,884	$8,841

On September 30, 2023, the lease was early terminated due to the management’s decision of transferring operations in Hangzhou to Beijing headquarter office for maximizing the efficiency and cost saving.

On August 16, 2024, Shenzhen Jingwei entered into a lease agreement for its office in Shenzhen. Pursuant to the agreement, the lease commenced on August 16, 2024 with expiration on August 15, 2027, and has a monthly rent of RMB 48,238 (or $6,778). The deposit was RMB 239,068 (or $33,592). The Company received a five-month rent abatement.

On November 29, 2024, Shuhai Information entered into a lease agreement for an office in Beijing City, China from March 1, 2025 to February 29, 2028, with a monthly rent of RMB 24,965 ($3,498), payable every three months in advance. For the first three months, the Company received a rent discount and only needs to pay RMB 37,447 ($3,498) rent expense. The security deposit is RMB 161,758 ($22,503).

On December 10, 2024, the Company entered into a lease agreement for an office in Beijing City, China for 15 months from December 10, 2024 through March 10, 2026, with a monthly rent of RMB 7,000 ($981), payable every three months in advance. The security deposit is RMB 7,000 ($981).

On August 18, 2025, the Company entered into a lease agreement for an office in Shenzhen City, China for 24 months from August 18, 2025 to August 17, 2027, with a monthly rent of RMB 24,000 ($3,366), payable one day immediately preceding to the due date of each rent payment period. The security deposit is RMB 48,000 ($6,732).

The Company adopted FASB ASC Topic 842 on July 1, 2019. The components of lease costs, lease term and discount rate with respect of the Company’s office lease and the senior officers’ dormitory lease with an initial term of more than 12 months are as follows:

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024
Operating lease expense	$39,600	$38,932

	September 30, 2025	June 30, 2025
Right-of-use assets	$335,791	$292,065
Lease liabilities - current	166,285	128,525
Lease liabilities - noncurrent	173,057	166,436
Weighted average remaining lease term	2.03 years	2.31 years
Weighted average discount rate	3.60% - 3.85%	3.60% - 6.75%

The following is a schedule, by years, of maturities of the operating lease liabilities as of September 30, 2025:

12 Months Ending September 30,	Minimum Lease Payment
2026	$176,136
2027	161,060
2028	15,811
Total undiscounted cash flows	353,007
Less: imputed interest	13,665
Present value of lease liabilities	$339,342

NOTE 13 – SUBSEQUENT EVENTS

The Company follows the guidance in FASB ASC 855-10 for the disclosure of subsequent events. The Company evaluated subsequent events through the date the financial statements were issued and determined the Company had the following subsequent events that need to be disclosed.

On October 10, 2025, Shuhai Beijing entered a credit line agreement with Bank of Communications Co., Ltd. for the amount of RMB 5,000,000 ($701,340) with a term of 24 months from the first withdrawing date. The loan term for each drawdown under this contract shall not exceed 12 months, and the maturity date for the credit line shall be no later than September 30, 2027. The discretionary payment ceiling shall not exceed RMB 150,000 ($21,110).

On October 10, 2025, Shuhai Information, as the purchaser, entered into a patent purchase agreement with Tianjin Qianli Culture Media Co., Ltd, as the seller, for the acquisition of a brainwave intelligent driving system. The total purchase price is RMB 7,800,000 ($1.1 million), inclusive of a 6% VAT, and will be amortized over the three years.

DATASEA INC.

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31, 2025 (UNAUDITED)	JUNE 30, 2025
ASSETS
CURRENT ASSETS
Cash	$671,785	$620,807
Accounts receivable	1,288,297	1,374,180
Inventory, net	151,513	206,610
Value-added tax prepayment	65,334	137,025
Prepaid expenses and other current assets	847,241	583,650
Total current assets	3,024,170	2,922,272

NONCURRENT ASSETS
Property and equipment, net	23,335	25,560
Intangible assets, net	5,297,992	3,495,984
Right-of-use assets, net	297,243	292,065
Total noncurrent assets	5,618,570	3,813,609

TOTAL ASSETS	$8,642,740	$6,735,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$335,631	$420,038
Unearned revenue	90,082	150,088
Accrued expenses and other payables	675,930	547,706
Due to related parties	74,171	6,126
Operating lease liabilities	166,662	128,525
Bank loan payables	3,699,067	2,374,767
Total current liabilities	5,041,543	3,627,250

NONCURRENT LIABILITIES
Operating lease liabilities	129,654	166,436
Total noncurrent liabilities	129,654	166,436

TOTAL LIABILITIES	5,171,197	3,793,686

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 25,000,000 shares authorized,10,147,153 and 8,128,127 shares issued and outstanding as of December 31, 2025 and June 30, 2025, respectively	10,147	8,128
Additional paid-in capital	48,545,615	47,331,510
Accumulated comprehensive income	191,822	138,586
Accumulated deficit	(45,265,801)	(44,526,016)
TOTAL COMPANY STOCKHOLDERS’ EQUITY	3,481,783	2,952,208

Noncontrolling interest	(10,240)	(10,013)

TOTAL STOCKHOLDERS’ EQUITY	3,471,543	2,942,195

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,642,740	$6,735,881

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	THREE MONTHS ENDED DECEMBER 31,		SIX MONTHS ENDED DECEMBER 31,
	2025	2024	2025	2024
Revenues	$12,995,014	$20,456,404	$26,808,565	$41,537,498
Cost of revenues	11,802,056	20,038,952	24,446,515	40,923,065

Gross profit	1,192,958	417,452	2,362,050	614,433

Operating expenses
Selling	328,974	407,669	722,791	1,403,718
General and administrative	647,317	1,173,733	1,198,291	2,302,136
Research and development	733,243	74,402	1,246,167	177,481

Total operating expenses	1,709,534	1,655,804	3,167,249	3,883,335

Loss from operations	(516,576)	(1,238,352)	(805,199)	(3,268,902)

Non-operating income (expenses)
Other income (expenses), net	(22,145)	109,761	65,297	165,587
Interest income	54	875	76	4,930

Total non-operating income (expenses), net	(22,091)	110,636	65,373	170,517

Loss before income tax	(538,667)	(1,127,716)	(739,826)	(3,098,385)

Income tax	-	-	-	-

Loss before noncontrolling interest from continuing operations	(538,667)	(1,127,716)	(739,826)	(3,098,385)

Less: loss attributable to noncontrolling interest	92	8,562	(41)	(118)

Net loss to the Company	(538,759)	(1,136,278)	(739,785)	(3,098,267)

Other comprehensive item
Foreign currency translation gain (loss) attributable to the Company	31,852	(94,752)	53,236	(107,906)
Foreign currency translation gain (loss) attributable to noncontrolling interest	(111)	19,296	(186)	60,602

Comprehensive loss attributable to the Company	$(506,907)	$(1,231,030)	$(686,549)	$(3,206,173)

Comprehensive income (loss) attributable to noncontrolling interest	$(19)	$27,858	$(227)	$60,484

Basic and diluted net loss per share	$(0.06)	$(0.16)	$(0.09)	$(0.56)

Weighted average shares used for computing basic and diluted loss per share *	9,153,057	7,170,852	8,671,365	5,582,115

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE AND SIX MONTHS ENDED DECEMBER 31, 2025 AND 2024

(UNAUDITED)

	Common Stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Total Company’s stockholders’	Noncontrolling
	Shares	Amount	capital	deficit	income	equity	interest

Balance at July 1, 2025	8,128,127	$8,128	$47,331,510	$(44,526,016)	$138,586	$2,952,208	$(10,013)
Net loss	-	-	-	(201,026)	-	(201,026)	(133)
Shares issued for stock compensation expense	95,377	96	186,054	-	-	186,150	-
Shares issued for paying officers’ accrued salary and bonus	33,312	33	64,924	-	-	64,957	-
Foreign currency translation gain (loss)	-	-	-	-	21,384	21,384	(75)
Balance at September 30, 2025	8,256,816	8,257	47,582,488	(44,727,042)	159,970	3,023,673	(10,221)
Net loss	-	-	-	(538,759)	-	(538,759)	92
Shares issued for stock compensation expense	481,818	482	899,092	-	-	899,574	-
Shares issued for paying officers’ accrued salary and bonus	32,079	32	65,411	-	-	65,443	-
Shares issued for purchase of intangible assets from the Company’s major shareholders	1,376,440	1,376	(1,376)	-	-	-	-
Foreign currency translation gain (loss)	-	-	-	-	31,852	31,852	(111)
Balance at December 31, 2025	10,147,153	$10,147	$48,545,615	$(45,265,801)	$191,822	$3,481,783	$(10,240)

	Common Stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Total Company’s stockholders’	Noncontrolling
	Shares	Amount	capital	deficit	income	equity	interest

Balance at July 1, 2024	3,589,620	$3,590	$38,957,780	$(39,440,322)	$242,208	$(236,745)	$(71,533)
Net loss	-	-	-	(1,961,989)	-	(1,961,989)	(8,680)
Noncontrolling interest disposal at closure of the entity	-	-	-	-	-	-	1,391
Issuance of common stock for equity financing	692,308	692	1,958,059	-	-	1,958,751	-
Issuance of common stock for equity financing - related parties	1,932,224	1,932	3,978,449	-	-	3,980,381	-
Shares issued for stock compensation expense	75,000	75	374,925	-	-	375,000	-
Shares issued for purchase of intangible assets from the Company’s major shareholders	797,850	798	(798)	-	-	-	-
Foreign currency translation gain (loss)	-	-	-	-	(13,154)	(13,154)	41,306
Balance at September 30, 2024	7,087,002	7,087	45,268,415	(41,402,311)	229,054	4,102,244	(37,516)
Net loss	-	-	-	(1,136,278)	-	(1,136,278)	8,562
Forgiveness of debt by shareholder	-	-	183,351	-	-	183,351	-
Shares issued for stock compensation expense	77,400	77	181,423	-	-	181,500	-
Foreign currency translation gain (loss)	-	-	-	-	(94,752)	(94,752)	19,296
Balance at December 31, 2024	7,164,402	$7,164	$45,633,189	$(42,538,589)	$134,302	$3,236,065	$(9,658)

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	SIX MONTHS ENDED DECEMBER 31,
	2025	2024
Cash flows from operating activities:
Loss including noncontrolling interest	$(739,826)	$(3,098,385)
Adjustments to reconcile loss including noncontrolling interest to net cash provided by (used in) operating activities:
Bad debt expense (reversal)	28,150	(7,005)
Depreciation and amortization	1,117,737	395,741
Loss on disposal of fixed assets	63	3,155
Operating lease expense	84,207	77,320
Loan forgiveness by shareholder	-	184,663
Stock compensation expense	1,216,124	556,500
Changes in assets and liabilities:
Accounts receivable	110,070	504,995
Inventory	58,284	(168,864)
Value-added tax prepayment	73,427	(4,710)
Prepaid expenses and other current assets	(282,869)	802,142
Accounts payable	(86,921)	(759,065)
Unearned revenue	(62,107)	87,317
Accrued expenses and other payables	112,696	(90,587)
Payment on operating lease liabilities	(88,041)	(70,789)

Net cash provided by (used in) operating activities	1,540,994	(1,587,572)

Cash flows from investing activities:
Acquisition of property and equipment	(340)	(7,255)
Acquisition of intangible assets	(2,833,662)	(3,950,272)

Net cash used in investing activities	(2,834,002)	(3,957,527)

Cash flows from financing activities:
Proceeds from (repayment to) related parties	67,206	(239,307)
Proceeds from loan payables	1,266,754	-
Repayment of loan payables	-	(40,698)
Net proceeds from issuance of common stock	-	5,939,133

Net cash provided by financing activities	1,333,960	5,659,128

Effect of exchange rate changes on cash	10,026	(27,190)

Net increase in cash	50,978	86,839

Cash, beginning of period	620,807	181,262

Cash, end of period	$671,785	$268,101

Supplemental disclosures of cash flow information:
Cash paid for interest	$37,416	$17,973
Cash paid for income tax	$-	$-

Supplemental disclosures of non-cash financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$78,234	$196,783
Shares issued for paying officers’ accrued salary and bonus	$130,400	$-

The accompanying notes are an integral part of these consolidated financial statements.

DATASEA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 (UNAUDITED) AND JUNE 30, 2025

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Datasea Inc. (the “Company,” “Datasea,” or “we,” “us,” “our”) was incorporated in the State of Nevada on September 26, 2014 under the name Rose Rock Inc. and changed its name to Datasea Inc. on May 27, 2015. On May 26, 2015, the Company’s founder, Xingzhong Sun, sold 6,666,667 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) to Zhixin Liu (“Ms. Liu”), an owner of Shuhai Skill (HK) as defined below. On October 27, 2016, Mr. Sun sold his remaining 1,666,667 shares of Common Stock of the Company to Ms. Liu. As a holding company with no material operations, the Company conducts a majority of its business activities through organizations established in the People’s Republic of China (“PRC), primarily by variable interest entity (the “VIE”). The Company does not have any equity ownership of its VIE, instead it controls and receives economic benefits of the VIE’s business operations through certain contractual arrangements.

On October 29, 2015, the Company entered into a share exchange agreement (the “Exchange Agreement”) with the shareholders (the “Shareholders”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company (“LLC”) incorporated on May 15, 2015 under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”). Pursuant to the terms of the Exchange Agreement, the Shareholders, who own 100% of Shuhai Skill (HK), transferred all of the issued and outstanding ordinary shares of Shuhai Skill (HK) to the Company for 6,666,667 shares of Common Stock, causing Shuhai Skill (HK) and its wholly owned subsidiaries, Tianjin Information Sea Information Technology Co., Ltd. (“Tianjin Information” or “WOFE”), an LLC incorporated under the laws of the PRC, and Harbin Information Sea Information Technology Co., Ltd., an LLC incorporated under the laws of the PRC, to become wholly-owned subsidiaries of the Company; and Shuhai Information Technology Co., Ltd., also an LLC incorporated under the laws of the PRC (“Shuhai Beijing”), to become a VIE of the Company through a series of contractual agreements between Shuhai Beijing and Tianjin Information. The transaction was accounted for as a reverse merger, with Shuhai Skill (HK) and its subsidiaries being the accounting survivor. Accordingly, the historical financial statements presented are those of Shuhai Skill (HK) and its consolidated subsidiaries and VIE.

Following the Share Exchange, the Shareholders, Zhixin Liu and her father, Fu Liu, owned approximately 82% of the Company’s outstanding shares of Common Stock. As of October 29, 2015, there were 18,333,333 shares of Common Stock issued and outstanding, 15,000,000 of which were beneficially owned by Zhixin Liu and Fu Liu.

After the Share Exchange, the Company, through its consolidated subsidiaries and VIE provide smart security solutions primarily to schools, tourist or scenic attractions and public communities in China.

On October 16, 2019, Shuhai Beijing incorporated a wholly owned subsidiary, Heilongjiang Xunrui Technology Co. Ltd. (“Xunrui”), which develops and markets the Company’s smart security system products.

On December 3, 2019, Shuhai Beijing formed Nanjing Shuhai Equity Investment Fund Management Co. Ltd. (“Shuhai Nanjing”), a joint venture in PRC, in which Shuhai Beijing holds a 99% ownership interest with the remaining 1% held by Nanjing Fanhan Zhineng Technology Institute Co. Ltd, an unrelated party that was supported by both Nanjing Municipal Government and Beijing University of Posts and Telecommunications. Shuhai Nanjing was formed for gaining the easy access to government funding and private financing for the Company’s new technology development and new project initiation.

In January 2020, the Company acquired ownership in three entities for no consideration from the Company’s management, which set up such entities on the Company’s behalf (described below).

On January 3, 2020, Shuhai Beijing entered into two equity transfer agreements (the “Transfer Agreements”) with the President, and a Director of the Company. Pursuant to the Transfer Agreements, the Director and the President, each agreed, for no consideration, to (i) transfer his 51% and 49% respective ownership interests, in Guozhong Times (Beijing) Technology Ltd. (“Guozhong Times”) to Shuhai Beijing; and (ii) transfer his 51% and 49% respective ownership interests, in Guohao Century (Beijing) Technology Ltd. (“Guohao Century”) to Shuhai Beijing. Guozhong Times and Guohao Century were established to develop technology for electronic products, intelligence equipment and accessories, and provide software and information system consulting, installation and maintenance services.

On January 7, 2020, Shuhai Beijing entered into another equity transfer agreement with the President, the Director described above and an unrelated individual. Pursuant to this equity transfer agreement, the Director, the President and the unrelated individual each agreed to transfer his 51%, 16%, 33% ownership interests, in Guozhong Haoze (Beijing) Technology Ltd. (“Guozhong Haoze”) to Shuhai Beijing for no consideration. Guozhong Haoze was formed to develop and market the smart security system products.

On August 17, 2020, Beijing Shuhai formed a new wholly-owned subsidiary Shuhai Jingwei to expand the security oriented systems developing, consulting and marketing business overseas.

On November 16, 2020, Guohao Century formed Hangzhou Zhangqi Business Management Limited Partnership (“Zhangqi”) with ownership of 99% as an ordinary partner. In November 2023, the Company dissolved Zhangqi as a result of disposal of Zhuangxun  in July 2023, Zhangqi had no operations but only serves as a holding company of Zhagnxun. In November 2023, the Company dissolved Zhangqi.

On November 19, 2020, Guohao Century formed a 51% owned subsidiary Hangzhou Shuhai Zhangxun Information Technology Co., Ltd (“Zhangxun”) for research and development of 5G Multimodal communication technology. Zhangqi owns 19% of Zhangxun; accordingly, Guohao Century ultimately owns 69.81% of Zhangxun. On December 20, 2022, Guohao Century acquired a 30% ownership interests of Zhangxun from Zhengmao Zhang at the price of $0.15 (RMB 1.00). After the transaction, Guohao Century owns 81% of Zhangxun, and Zhangqi owns 19% of Zhangxun; On February 15, 2023, Guohao Century acquired a 9% ownership interests of Zhangxun from the Zhangqi at the price of $130,434 (RMB 900,000). After the transaction, Guohao Century owns 90% of Zhangxun, and Zhangqi owns 10% of Zhangxun; as a result, Guohao Century ultimately owns 99.9 % of Zhangxun. On July 20, 2023, the Company sold Zhangxun to a third party for RMB 2 ($0.28).

On February 16, 2022, Shuhai Jingwei formed Shenzhen Acoustic Effect Management Limited Partnership (“Shenzhen Acoustic MP”) with 99% ownership interest, the remaining 1% ownership interest is held by a third party.

On February 16, 2022, Shuhai Jingwei formed Shuhai (Shenzhen) Acoustic Effect Technology Co., Ltd (“Shuhai Shenzhen Acoustic Effect”), a PRC company, in which Shuhai Jingwei holds 60% ownership interest, 10% ownership interest is held by Shenzhen Acoustic MP, and remaining 30% ownership interest is held by a third party. On October 18, 2022, Shuhai Jingwei acquired 30% ownership interest of Shuhai Acoustic Effect, a PRC company from the third party at the price of approximately $0.15 (RMB 1.00). After the transaction, Shuhai Jingwei owns 90% of Shuhai Shenzhen Effect, and Shenzhen Acoustic MP still owns 10% of Shuhai Shenzhen Effect; accordingly, Shuhai Jingwei ultimately owns 100% of Shuhai Acoustic Effect. The book value of 30% interest acquired from the third party was $(26,993) due to its accumulated deficit.

On March 4, 2022, Shuhai Beijing formed Beijing Yirui Business Management Development Center (“Yirui”) with 99% ownership interest as an ordinary partner, the remaining 1% ownership interest is held by Zhixin Liu.

On March 4, 2022, Shuhai Beijing formed Beijing Yiying Business Management Development Center (“Yiying”) with 99% ownership interest as an ordinary partner, the remaining 1% ownership interest is held by Zhixin Liu.

On July 31, 2023, Datasea established a wholly owned subsidiary Datasea Acoustic, LLC (“Datasea Acoustic”) in the state of Delaware for expanding the products to the market in North America.

On October 24, 2023, Guozhong Times formed Shuhai Yiyun (Shenzhen) digital technology Co, Ltd (“Yiyun”) with 66% ownership interest, the remaining 34% ownership interest is held by a third party. As of the report date, Yiyun did not have any operations.

On January 10, 2024, the Company’s Board of Directors approved a reverse stock split of its authorized and issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 1-for-15, which become legal effective on January 19, 2024. After the reverse stock split, every 15 issued and outstanding shares of the Company’s Common Stock was converted automatically into one share of the Company’s Common Stock without any change in the par value per share. The total number of shares of Common Stock authorized for issuance was then reduced by a corresponding proportion from 375,000,000 shares to 25,000,000 shares of Common Stock. All share amounts have been retroactively restated to reflect the reverse stock split for all periods presented.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN

The accompanying consolidated financial statements (“CFS”) were prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. For the three months ended December 31, 2025 and 2024, the Company had a net loss of approximately $0.54 million and $1.14 million, respectively. For the six months ended December 31, 2025 and 2024, the Company had a net loss of approximately $0.74 million and $3.10 million, respectively. The Company had an accumulated deficit of approximately $45.27 million as of December 31, 2025, and cash flow from operating activities of approximately $1.54 million and $(1.59) million for the six months ended December 31, 2025 and 2024, respectively. The historical operating results including recurring losses from operations raise substantial doubt about the Company’s ability to continue as a going concern.

If deemed necessary, management could seek to raise additional funds by way of admitting strategic investors, or private or public offerings, or by seeking to obtain loans from banks or others, to support the Company’s research and development (“R&D”), procurement, marketing and daily operation. While management of the Company believes in the viability of its strategy to generate sufficient revenues and its ability to raise additional funds on reasonable terms and conditions, there can be no assurances to that effect. The ability of the Company to continue as a going concern depends upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering. There is no assurance that the Company will be able to obtain funds on commercially acceptable terms, if at all. There is also no assurance that the amount of funds the Company might raise will enable the Company to complete its initiatives or attain profitable operations. If the Company is unable to raise additional funding to meet its working capital needs in the future, it may be forced to delay, reduce or cease its operations.

BASIS OF PRESENTATION AND CONSOLIDATION

The CFS were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the SEC regarding CFS. The accompanying CFS include the financial statements of the Company and its 100% owned subsidiaries Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), and Tianjin Information Sea Information Technology Co., Ltd.  (“Tianjin Information”), and its VIE, Shuhai Beijing, and Shuhai Beijing’s 100% owned subsidiaries – Heilongjiang Xunrui Technology Co. Ltd. (“Xunrui”), Guozhong Times (Beijing) Technology Ltd. (“Guozhong Times”), Guohao Century (Beijing) Technology Ltd. (“Guohao Century”), Guozhong Haoze, and Shuhai Jingwei (Shenzhen) Information Technology Co., Ltd. (“Jingwei”), and Shuhai Beijing’s 99% owned subsidiary Nanjing Shuhai Equity Investment Fund Management Co. Ltd. (“Shuhai Nanjing”). During the year ended June 30, 2022, the Company incorporated two new subsidiaries Shuhai (Shenzhen) Acoustic Effect Technology Co., Ltd (“Shuhai Acoustic”) and Shenzhen Acoustic Effect Management Partnership (“Shenzhen Acoustic MP”). All significant inter-company transactions and balances were eliminated in consolidation. The chart below depicts the corporate structure of the Company as of December 31, 2025.

VARIABLE INTEREST ENTITY

Pursuant to the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 810, “Consolidation” (“ASC 810”), the Company is required to include in its CFS, the financial statements of Shuhai Beijing, its VIE. ASC 810 requires a VIE to be consolidated if the Company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. A VIE is an entity in which a company, through contractual arrangements, bears the risk of, and enjoys the rewards of such entity, and therefore the Company is the primary beneficiary of such entity.

Under ASC 810, a reporting entity has a controlling financial interest in a VIE, and must consolidate that VIE, if the reporting entity has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance; and (b) the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. The reporting entity’s determination of whether it has this power is not affected by the existence of kick-out rights or participating rights, unless a single enterprise, including its related parties and de - facto agents, have the unilateral ability to exercise those rights. Shuhai Beijing’s actual stockholders do not hold any kick-out rights that affect the consolidation determination.

Through the VIE agreements, Tianjin Information, an indirect subsidiary of Datasea is deemed the primary beneficiary of Shuhai Beijing and its subsidiaries. Accordingly, the results of Shuhai Beijing and its subsidiaries were included in the accompanying CFS. Shuhai Beijing has no assets that are collateral for or restricted solely to settle their obligations. The creditors of Shuhai Beijing do not have recourse to the Company’s general credit.

VIE Agreements

Operation and Intellectual Property Service Agreement – The Operation and Intellectual Property Service Agreement allows Tianjin Information Sea Information Technology Co., Ltd (“WFOE”) to manage and operate Shuhai Beijing and collect an operating fee equal to Shuhai Beijing’s pre-tax income, per month. If Shuhai Beijing suffers a loss and as a result does not have pre-tax income, such loss shall be carried forward to the following month to offset the operating fee to be paid to WFOE if there is pre-tax income of Shuhai Beijing the following month.

Furthermore, if Shuhai Beijing cannot pay off its debts, WFOE shall pay off the debt on Shuhai Beijing’s behalf. If Shuhai Beijing’s net assets fall lower than its registered capital balance, WFOE shall provide capital for Shuhai Beijing to make up for the deficit.

Under the terms of the Operation and Intellectual Property Service Agreement, Shuhai Beijing entrusts Tianjin Information to manage its operations, manage and control its assets and financial matters, and provide intellectual property services, purchasing management services, marketing management services and inventory management services to Shuhai Beijing. Shuhai Beijing and its stockholders shall not make any decisions nor direct the activities of Shuhai Beijing without Tianjin Information’s consent.

Stockholders’ Voting Rights Entrustment Agreement – Tianjin Information has entered into a stockholders’ voting rights entrustment agreement (the “Entrustment Agreement”) under which Zhixin Liu and Fu Liu (collectively the “Shuhai Beijing Stockholders”) have vested their voting power in Shuhai Beijing to Tianjin Information or its designee(s). The Entrustment Agreement does not have an expiration date, but the parties can agree in writing to terminate the Entrustment Agreement. Zhixin Liu, is the Chairman of the Board, President, CEO of DataSea and Corporate Secretary, and Fu Liu, a Director of DataSea (Fu Liu is the father of Zhixin Liu).

Equity Option Agreement – the Shuhai Beijing Stockholders and Tianjin Information entered into an equity option agreement (the “Option Agreement”), pursuant to which the Shuhai Beijing Stockholders have granted Tianjin Information or its designee(s) the irrevocable right and option to acquire all or a portion of Shuhai Beijing Stockholders’ equity interests in Shuhai Beijing for an option price of RMB0.001 for each capital contribution of RMB1.00. Pursuant to the terms of the Option Agreement, Tianjin Information and the Shuhai Beijing Stockholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information under the Option Agreement. Tianjin Information agreed to pay RMB1.00 annually to Shuhai Beijing Stockholders to maintain the option rights. Tianjin Information may terminate the Option Agreement upon prior written notice. The Option Agreement is valid for a period of 10 years from the effective date and renewable at Tianjin Information’s option.

Equity Pledge Agreement – Tianjin Information and the Shuhai Beijing Stockholders entered into an equity pledge agreement on October 27, 2015 (the “Equity Pledge Agreement”). The Equity Pledge Agreement serves to guarantee the performance by Shuhai Beijing of its obligations under the Operation and Intellectual Property Service Agreement and the Option Agreement. Pursuant to the Equity Pledge Agreement, Shuhai Beijing Stockholders have agreed to pledge all of their equity interests in Shuhai Beijing to Tianjin Information. Tianjin Information has the right to collect any and all dividends, bonuses and other forms of investment returns paid on the pledged equity interests during the pledge period. Pursuant to the terms of the Equity Pledge Agreement, the Shuhai Beijing Stockholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information. Upon an event of default or certain other agreed events under the Operation and Intellectual Property Service Agreement, the Option Agreement and the Equity Pledge Agreement, Tianjin Information may exercise the right to enforce the pledge.

As of this report date, there were no dividends paid from the VIE to the U.S. parent company or the shareholders of the Company. There has been no change in facts and circumstances to consolidate the VIE.

The following financial statement amounts and balances of the VIE were included in the accompanying CFS as of December 31, 2025 and June 30, 2025, and for the three and six months ended December 31, 2025 and 2024, respectively.

	December 31, 2025	June 30, 2025
Cash	$608,515	$580,240
Accounts receivable	1,320,650	585,085
Inventory	151,668	206,610
Other current assets	453,410	362,467
Total current assets	2,534,243	1,734,402
Property and equipment, net	16,648	18,640
Intangible asset, net	2,759,230	503,000
Right-of-use asset, net	295,260	284,345
Total non-current assets	3,071,138	805,985
Total assets	$5,605,381	$2,540,387

Accounts payable	$85,200	$115,772
Accrued liabilities and other payables	879,876	804,862
Lease liability	166,671	122,761
Loans payable	3,699,067	2,374,767
Other current liabilities	94,355	150,792
Total current liabilities	4,925,169	3,568,954
Lease liability - noncurrent	129,654	166,436
Total non-current liabilities	129,654	166,436
Total liabilities	$5,054,823	$3,735,390

	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024
Revenues	$12,995,014	$20,456,553
Gross profit	$1,193,221	$467,329
Net loss	$262,330	$10,091

	For the Six Months Ended December 31, 2025	For the Six Months Ended December 31, 2024
Revenues	$26,808,565	$41,537,647
Gross profit	$2,362,398	$705,463
Net loss	$675,719	$442,099

USE OF ESTIMATES

The preparation of CFS in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The significant areas requiring the use of management estimates include, but are not limited to, the estimated useful life and residual value of property, plant and equipment, provision for staff benefits, recognition and measurement of deferred income taxes and the valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to the CFS.

CONTINGENCIES

Certain conditions may exist as of the date the CFS are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s CFS.

If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. As of December 31, 2025 and June 30, 2025, the Company has no such contingencies.

CASH

Cash includes cash on hand and demand deposits that are highly liquid in nature and have original maturities when purchased of three months or less.

ACCOUNTS RECEIVABLE

The Company’s policy is to maintain an allowance for potential credit losses on accounts receivable. The Company adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit losses on financial instruments later codified as Accounting Standard codification (“ASC”) 326 (“ASC 326”), on July 1, 2023. The guidance introduces a revised approach to the recognition and measurement of credit losses, emphasizing an updated model based on expected losses rather than incurred losses. There was no significant impact on the date of adoption of ASC 326.

Under ASC 326, accounts receivable are recorded at the invoiced amount, net of allowance for expected credit losses. The Company’s primary allowance for credit losses is the allowance for doubtful accounts. The allowance for doubtful accounts reduces the accounts receivable balance to the estimated net realizable value. The Company used a combination of method Aging schedule and Roll-rate method to assess the reasonability and adequacy of current allowance.

In establishing any required allowance, management considers historical losses adjusted for current market conditions, the Company’s customers’ financial condition, the amount of any receivables in dispute, the current receivables aging, current payment terms and expectations of forward-looking loss estimates.

All provisions for the allowance for doubtful accounts are included as a component of general and administrative expenses on the accompanying consolidated statements of operations and comprehensive loss. Accounts receivable deemed uncollectible are charged against the allowance for credit losses when identified. Subsequent recoveries of amounts previously written off are credited to earnings in the period recovered. As of December 31, 2025 and June 30, 2025, the Company had a $0 bad debt allowance for credit losses.

INVENTORY

Inventory is comprised principally of intelligent temperature measurement face recognition terminal and identity information recognition products, and is valued at the lower of cost or net realizable value. The value of inventory is determined using the first-in, first-out method. The Company periodically estimates an inventory allowance for estimated unmarketable inventories when necessary. Inventory amounts are reported net of such allowances. There were $155,731 and $152,907 allowances for slow-moving and obsolete inventory (mainly for Smart-Student Identification cards) as of December 31, 2025 and June 30, 2025, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Major repairs and improvements that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method over estimated useful lives as follows:

Furniture and fixtures	3-5 years
Office equipment	3-5 years
Vehicles	5 years

Leasehold improvements are depreciated utilizing the straight-line method over the shorter of their estimated useful lives or remaining lease term.

INTANGIBLE ASSETS

Intangible assets with finite lives are amortized using the straight-line method over their estimated period of benefit. Evaluation of the recoverability of intangible assets is made to take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of the Company’s intangible assets are subject to amortization. In accordance with the Generally Accepted Accounting Principles (ASC) 360-10-35-21 of the United States, no impairment of intangible assets has been identified as of the balance sheet date.

Intangible assets include licenses, certificates, patents and other technology and are amortized over their useful life of three years.

FAIR VALUE (“FV”) OF FINANCIAL INSTRUMENTS

The carrying value of the Company’s short-term financial instruments, such as cash, accounts receivable, prepaid expenses, accounts payable, unearned revenue, accrued expenses and other payables approximates their FV due to their short maturities. FASB ASC Topic 825, “Financial Instruments,” requires disclosure of the FV of financial instruments held by the Company. The carrying amounts reported in the balance sheets for current liabilities qualify as financial instruments and are a reasonable estimate of their FV because of the short period of time between the origination of such instruments and their expected realization and the current market rate of interest.

FAIR VALUE MEASUREMENTS AND DISCLOSURES

FASB ASC Topic 820, “Fair Value Measurements,” defines FV, and establishes a three-level valuation hierarchy for disclosures that enhances disclosure requirements for FV measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include other than those in level 1 quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the FV measurement.

As of December 31, 2025 and June 30, 2025, the Company did not identify any assets or liabilities required to be presented on the balance sheet at FV on a recurring basis.

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with FASB ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset.

If such assets are considered impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its FV. FV generally is determined using the asset’s expected future undiscounted cash flows or market value, if readily determinable. Assets to be disposed of are reported at the lower of the carrying amount or FV less cost to sell. For the three and six months ended December 31, 2025 and 2024, there was no impairment loss recognized on long-lived assets.

UNEARNED REVENUE

The Company records payments received in advance from its customers or sales agents for the Company’s products as unearned revenue, mainly consisting of deposits or prepayment for 5G products from the Company’s sales agencies. These orders normally are delivered based upon contract terms and customer demand, and the Company will recognize it as revenue when the products are delivered to the end customers.

LEASES

The Company determines if an arrangement is a lease at inception under FASB ASC Topic 842. Right of Use Assets (“ROU”) and lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of its leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The ROU assets include adjustments for prepayments and accrued lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived nonfinancial assets.

ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU asset are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. The Company recognized no impairment of ROU assets as of December 31, 2025 and June 30, 2025.

REVENUE RECOGNITION

The Company follows Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606).

The core principle underlying FASB ASC 606 is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The Company’s revenue streams are identified when possession of goods and services is transferred to a customer.

FASB ASC Topic 606 requires the use of a five-step model to recognize revenue from customer contracts. The five-step model requires the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies each performance obligation.

The Company derives its revenues from product sales, software sales, and 5G messaging service contracts with its customers, with revenues recognized upon delivery of services and products. Persuasive evidence of an arrangement is demonstrated via product sale contracts and professional service contracts, with performance obligations identified. The transaction price, such as product selling price, and the service price to the customer with corresponding performance obligations are fixed upon acceptance of the agreement. The Company recognizes revenue when it satisfies each performance obligation, the customer receives the products and passes the inspection and when professional service is rendered to the customer, collectability of payment is probable. These revenues are recognized at a point in time after each performance obligations is satisfied. Revenue is recognized net of returns and value-added tax charged to customers

The following table shows the Company’s revenue by revenue sources:

	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024
5G AI Multimodal communication	$12,988,682	$20,085,988
5G AI Multimodal communication	11,784,010	19,887,721
5G AI Multimodal new media marketing	627,225	-
5G AI digital technical service	577,447	198,267
Acoustic Intelligence Business	6,330	43,304
Ultrasonic Sound Air Disinfection Equipment	1,495	35,076
Upgraded Sonic Sterilization and Purification Guardian	2,388	5,167
Sleep Monitor	2,447	3,061
Software licensing	-	326,936
Other	2	176
Total revenue	$12,995,014	$20,456,404

	For the Six Months Ended December 31, 2025	For the Six Months Ended December 31, 2024
5G AI Multimodal communication	$26,313,993	$41,161,572
5G AI Multimodal communication	24,191,665	40,963,305
5G AI Multimodal new media marketing	1,540,288	-
5G AI digital technical service	582,040	198,267
Acoustic Intelligence Business	494,279	45,768
Ultrasonic Sound Air Disinfection Equipment	480,902	37,540
Upgraded Sonic Sterilization and Purification Guardian	4,874	5,167
Sleep Monitor	8,503	3,061
Software licensing	-	326,936
Smart City business	-	3,046
Smart community	-	3,046
Other	293	176
Total revenue	$26,808,565	$41,537,498

SEGMENT INFORMATION

FASB ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the method a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Management determined the Company’s current operations constitutes a single reportable segment in accordance with ASC 280. The Company’s only business and industry segment is high technology and advanced information systems (“TAIS”). TAIS includes smart city solutions that meet the security needs of residential communities, schools and commercial enterprises, and 5G messaging services including 5G SMS, 5G MMCP and 5G multi-media video messaging.

All of the Company’s customers are in the PRC and all revenues for the three and six months ended December 31, 2025 and 2024 were generated from the PRC. All identifiable assets of the Company are located in the PRC. Accordingly, no geographical segments are presented.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income.  As of December 31, 2025 and June 30, 2025, the Company had no unrecognized tax positions and no charges during the three and six months ended December 31, 2025 and 2024, and accordingly, the Company did not recognize any interest or penalties related to unrecognized tax benefits. The Company files a U.S. and PRC income tax return. With few exceptions, the Company’s U.S. income tax returns filed for the years ending on June 30, 2022 and thereafter are subject to examination by the relevant taxing authorities; the Company uses calendar year-end for its PRC income tax return filing, PRC income tax returns filed for the years ending on December 31, 2020 and thereafter are subject to examination by the relevant taxing authorities.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses are expensed in the period when incurred. These costs primarily consist of cost of materials used, salaries paid for the Company’s development department, and fees paid to third parties.

NONCONTROLLING INTERESTS

The Company follows FASB ASC Topic 810, “Consolidation,” governing the accounting for and reporting of noncontrolling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCI (previously referred to as minority interests) be treated as a separate component of equity, not as a liability, that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially-owned consolidated subsidiary be allocated to non-controlling interests even when such allocation might result in a deficit balance.

The net income (loss) attributed to NCI was separately designated in the accompanying statements of operations and comprehensive income (loss). Losses attributable to NCI in a subsidiary may exceed a non-controlling interest’s interests in the subsidiary’s equity. The excess attributable to NCIs is attributed to those interests. NCIs shall continue to be attributed their share of losses even if that attribution results in a deficit NCI balance. On December 20, 2022, Guohao Century acquired a 30% ownership noncontrolling interests of Zhangxun from Zhengmao Zhang at the price of $0.15 (RMB 1.00). The Company recognized a paid in capital deficit of $982,014 from this purchase due to continued loss of Zhangxun. Subsequent to this purchase, the Company ultimately holds a 99.9% ownership of Zhangxun. On July 20, 2023, the Company sold Zhangxun to a third party for RMB 2 ($0.28).

Zhangqi was 1% owned by noncontrolling interest, in November 2023, the Company dissolved Zhangqi. As of December 31, 2023, Shuhai Nanjing was 1% owned by noncontrolling interest, Shenzhen Acoustic MP was 1% owned by noncontrolling interest, Shuhai Shenzhen Acoustic was 0.1% owned by noncontrolling interest, Guozhong Times was 0.091% owned by noncontrolling interest, and Guozhong Haoze was 0.091% owned by noncontrolling interest. During the three months ended December 31, 2025 and 2024, the Company had net income of $92 and $8,562 attributable to the noncontrolling interest from continuing operations, respectively. During the six months ended December 31, 2025 and 2024, the Company had net loss of $41 and $118 attributable to the noncontrolling interest from continuing operations, respectively.

CONCENTRATION OF CREDIT RISK

The Company maintains cash in accounts with state-owned banks within the PRC. Cash in state-owned banks less than RMB500,000 ($76,000) is covered by insurance. Should any institution holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts. Cash denominated in RMB with a U.S. dollar equivalent of $614,010 and $594,722 as of December 31, 2025 and June 30, 2025, respectively, was held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies.

Cash held in accounts at U.S. financial institutions is insured by the Federal Deposit Insurance Corporation or other programs subject to certain limitations up to $250,000 per depositor. As of December 31, 2025 and June 30, 2025, cash of $56,281 and $24,487 was maintained at U.S. financial institutions. Cash was maintained at financial institutions in Hong Kong, and was insured by the Hong Kong Deposit Protection Board up to a limit of HK $500,000 ($64,000). As of December 31, 2025 and June 30, 2025, the cash balance of $1,494 and $1,598 was maintained at financial institutions in Hong Kong. The Company, its subsidiaries and VIE have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk.

FOREIGN CURRENCY TRANSLATION AND COMPREHENSIVE INCOME (LOSS)

The accounts of the Company’s Chinese entities are maintained in RMB and the accounts of the U.S. parent company are maintained in United States dollar (“USD”). The financial statements of the Chinese entities were translated into USD in accordance with FASB ASC Topic 830 “Foreign Currency Matters.” All assets and liabilities were translated at the exchange rate on the balance sheet date; stockholders’ equity is translated at historical rates and the statements of operations and cash flows are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) in accordance with FASB ASC Topic 220, “Comprehensive Income.” Gains and losses resulting from foreign currency transactions are reflected in the statements of operations.

The Company follows FASB ASC Topic”220-10, “Comprehensive Income (loss).” Comprehensive income (loss) comprises net income (loss) and all changes to the statements of changes in stockholders’ equity, except those due to investments by stockholders, changes in additional paid-in capital and distributions to stockholders.

The exchange rates used to translate amounts in RMB to USD for the purposes of preparing the CFS were as follows:

	December 31,	December 31,	June 30,
	2025	2024	2025
Period-end date USD: RMB exchange rate	7.0288	7.13733	7.1586
Average USD for the reporting period: RMB exchange rate	7.1048	7.18840	7.1599

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to have been exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

STATEMENT OF CASH FLOWS

In accordance with FASB ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts shown on the statement of cash flows may not necessarily agree with changes in the corresponding asset and liability on the balance sheet.

RECENT ACCOUNTING PRONOUNCEMENTS

In October 2023, the FASB issued ASU No. 2023-06, “Disclosure Improvements — Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” The ASU amends the disclosure or presentation requirements related to various subtopics in the FASB ASC. The ASU was issued in response to the SEC’s August 2018 final amendments in Release No. 33-10532, Disclosure Update and Simplification that updated and simplified disclosure requirements that the SEC believed were duplicative, overlapping, or outdated. The guidance in ASU 2023-06 is intended to align GAAP requirements with those of the SEC and to facilitate the application of GAAP for all entities. The amendments introduced by ASU 2023-06 are effective if the SEC removes the related disclosure or presentation requirement from its existing regulations by June 30, 2027. If, by June 30, 2027, the SEC has not removed the applicable requirements from its existing regulations, the pending content of the associated amendment will be removed from the ASC and will not become effective for any entities. Early adoption is permitted. The adoption of ASU 2023-06 is not expected to have a material impact on the Company’s consolidated financial statements or related disclosures.

On November 4, 2024, the FASB issued an ASU No. 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024 03”) to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales; selling, general, and administrative expenses; and research and development). The amendments in the ASU require disclosure in the notes to financial statements of specified information about certain costs and expenses. The amendments require that at each interim and annual reporting period an entity: 1.Disclose the amounts of (a) purchases of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and (e) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities (or other amounts of depletion expense) included in each relevant expense caption. A relevant expense caption is an expense caption presented on the face of the income statement within continuing operations that contains any of the expense categories listed in (a)–(e). 2. Include certain amounts that are already required to be disclosed under current generally accepted accounting principles in the same tabular disclosure as the other disaggregation requirements. 3. Disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. 4) Disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. In January 2025, the FASB issued ASU No. 2025-01, Clarifying the Effective Date (“ASU 2025-01”). The amendments, as clarified by ASU 2025-01, are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The amendments in this ASU should be applied either (1) prospectively to financial statements issued for reporting periods after the effective date of the ASU or (2) retrospectively to any or all prior periods presented in the financial statements. The Company is evaluating the impact that ASU 2024-03 will have on its consolidated financial statements and related disclosures.

In January 2025, the FASB issued ASU 2025-01 Income Statement-Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40). The FASB issued ASU 2024-03 on November 4, 2024-03 states that the amendments are effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Following the issuance of ASU 2024-03, the FASB was asked to clarify the initial effective date for entities that do not have an annual reporting period that ends on December 31 (referred to as non-calendar year-end entities). Because of how the effective date guidance was written, a non-calendar year-end entity may have concluded that it would be required to initially adopt the disclosure requirements in ASU 2024-03 in an interim reporting period, rather than in annual reporting period. The FASB’s intent in the basis for conclusions of ASU 2024-03 is clear that all public business entities should initially adopt the disclosure requirements in the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. The Company is currently evaluating the impact that the adoption of ASU 2025-01 will have on its consolidated financial statement presentation or disclosures.

In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquirer in the Acquisition of a Variable Interest Entity. The amendments provide guidance on identifying the accounting acquirer in transactions involving a variable interest entity. The amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting period within those annual periods. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact of this amendment and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations, or cash flows.

In May 2025, the FASB issued ASU 2025-04, Compensation - Stock Compensation (Topic 18) and Revenue from contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer. The amendments provide guidance on identifying the accounting acquirer in transactions involving a variable interest entity. The amendments clarify the accounting for share-based consideration payable to a customer under Topic 718 and Topic 606. The amendments are effective for annual reporting periods, including interim reporting period within those annual periods, beginning after December 15, 2026. Early adoption is permitted. The Company is currently evaluating the impact of this amendment and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations, or cash flows.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The amendments provide a practical expedient and, if applicable, an accounting policy election to simplify the measurement of credit losses for certain receivables and contract assets. The amendments are effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in any interim or annual period in which financial statements have not been issued or made available for issuance. The Company is currently evaluating the impact of this amendment and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations, or cash flows.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial position, statements of comprehensive income and cash flows.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

	December 31, 2025	June 30, 2025
Furniture and fixtures	$48,879	$47,655
Vehicle	498	489
Office equipment	236,933	232,700
Subtotal	286,310	280,844
Less: accumulated depreciation	262,975	255,284
Total	$23,335	$25,560

Depreciation for the three months ended December 31, 2025 and 2024 was $1,252 and $5,336, respectively. Depreciation for the six months ended December 31, 2025 and 2024 was $ 2,944 and $10,799, respectively.

NOTE 4 – INTANGIBLE ASSETS

Intangible assets are summarized as follows:

	December 31, 2025	June 30, 2025
Software registration or using right	$3,560,965	$1,963,705
Patents	5,216,176	3,862,786
Software and technology development costs	85,847	84,291
Value-added telecommunications business license	15,805	15,518
Subtotal	8,878,793	5,926,300
Less: Accumulated amortization	3,580,801	2,430,316
Total	$5,297,992	$3,495,984

Software registration or using right represented the purchase cost of customized software with its source code from third party software developer.

Software and technology development cost represented development costs incurred internally after the technological feasibility was established and a working model was produced and was recorded as intangible asset.

On October 14, 2024, Tianjin Information, as the purchaser, entered into a patent purchase agreement with Hangzhou Liuhuan Technology Limited Company (“Liuhuan”), as the seller, for the acquisition of an audio playback system based on voltage following. The total purchase price is RMB 14,900,000 ($2.1 million), inclusive of a 6% VAT, and will be amortized over the three years.

On October 14, 2024, Tianjin Information, as the purchaser, entered into another patent purchase agreement with Hangzhou Liuhuan Technology Limited Company (“Liuhuan”), as the seller, for the acquisition of a B-ultrasound image target detection method and B-ultrasound scanner. The total purchase price is RMB 14,300,000 ($2.0 million), inclusive of a 6% VAT, and will be amortized over the three years.

On July 1, 2025, Shuhai Information and Beijing Shuhai Culture Media Co., Ltd. entered into four Software Copyrights Transfer Agreements. According to the terms of the agreements, Beijing Shuhai Culture Media Co., Ltd. transferred ownership of four software copyrights to Shuhai Information as follows:

1)	Ruan Zhu Deng Ji No. 16295142, an AI multimodal order analysis system 1.0, with a transfer price of RMB 2.9 million (approximately $0.41 million).

2)	Ruan Zhu Deng Ji No.16295118, a multimodal marketing program management system 1.0, with a transfer price of RMB 3.0 million (approximately $0.42 million).

3)	Ruan Zhu Deng Ji No.16295075, a service provider’s marketing service system, with a transfer price of RMB 2.8 million (approximately $0.39 million).

4)	Ruan Zhu Deng Ji No.16295048, a consumer comprehensive labeling system, with a transfer price of RMB 2.7 million (approximately $0.38 million).

The total purchase price is RMB 11.4 million ($1.6 million), inclusive of a 6% VAT, and will be amortized over three years.

On October 10, 2025, Shuhai Information, as the purchaser, entered into a patent purchase agreement with Tianjin Qianli Culture Media Co., Ltd, as the seller, for the acquisition of a brainwave intelligent driving system. The total purchase price is RMB 7,800,000 ($1.1 million), inclusive of a 6% VAT, and will be amortized over the three years.

Amortization for the three months ended December 31, 2025 and 2024 was $651,734 and $304,770, respectively. Amortization for the six months ended December 31, 2025 and 2024 was $1,114,793 and $384,942, respectively. The amortization expense for the next five years as of December 31, 2025 will be $2,421,316, $2,257,080, $619,596, $0 and $0.

NOTE 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	December 31, 2025	June 30, 2025
Security deposit	$65,284	$57,395
Prepaid expenses	770,492	489,365
Other receivables – Heqin	466,651	458,190
Advance to third party individuals, no interest, payable upon demand	33,391	32,860
Others	32,849	29,873
Total	1,368,667	1,067,683
Less: allowance for other receivables	521,426	484,033
Total	$847,241	$583,650

As of December 31, 2025, prepaid expenses mainly consisted of input VAT for purchasing patents of $133,923 prepaid telecommunication service fee (mainly including SMS and MMS services) of $4,419, prepaid rent and property management fees of $3,517, prepaid service fee of $431,735 and other prepayments of $196,898.

As of June 30, 2025, prepaid expenses mainly consisted of input VAT for purchasing patents of $230,887, prepayment of 5G messaging service fee recharge of $9,633, prepaid professional fee of $2,225, prepayment for inventory purchase of $145,868, prepaid rent and property management fee of $5,841, prepaid promotion service fee of $58,671 and other prepayments of $36,240.

Other receivables – Heqin

On February 20, 2020, Guozhong Times entered an Operation Cooperation Agreement with an unrelated company, Heqin (Beijing) Technology Co, Ltd. (“Heqin”), for marketing and promoting the sale of Face Recognition Payment Processing equipment and related technical support, and other products of the Company including Epidemic Prevention and Control Systems. Heqin has a sales team which used to work with Fortune 500 companies and specializes in business marketing and sales channel establishment and expansion, especially in education industry and public area.

The cooperation term is from February 20, 2020 through March 1, 2023; however, Heqin is the exclusive distributor of the Company’s face Recognition Payment Processing products for the period to July 30, 2020. During March and April 2020, Guozhong Times provided operating funds to Heqin, together with a credit line provided by Guozhong Times to Heqin from May 2020 through August 2020, for a total borrowing of RMB 10 million ($1.41 million) for Heqin’s operating needs. As of March 31, 2023, Guozhong Times had an outstanding receivable of RMB 3.53 million ($513,701) from Heqin and was recorded as other receivables. The Company would not charge Heqin any interest, except for two loans of RMB 200,000 ($28,250) each, due on June 30, 2020 and August 15, 2020, respectively, for which the Company charges 15% interest if Heqin did not repay by the due date.

No profits will be allocated and distributed before full repayment of the borrowing. After Heqin pays in full the borrowing, Guozhong Times and Heqin will distribute profits of sale of Face Recognition Payment Processing equipment and related technical support at 30% and 70% of the net income, respectively. The profit allocation for the sale of other products of the Company are to be negotiated. Heqin will receive certain stock reward when it reaches the preset sales target under the performance compensation mechanism.

In November 2022, Hangzhou Yuetianyun Data Technology Company Ltd (“Yuetianyun”) agreed and acknowledged a Debt Transfer Agreement, wherein Heqin transferred its debt from Yuetianyun to Guozhong Times in the amount of RMB 1,543,400 ($213,596).  As of December 31, 2025 and June 30, 2025, Heqin made $56,909 (through Yuetianyun) and $55,877 repayment to the Company, and the Company made a bad debt allowance of $466,651 and $458,190 as of December 31, 2025 and June 30, 2025, respectively.

NOTE 6 – Unearned revennue

The balance of unearned revenue was $90,082 and $150,088 as of December 31, 2025 and June 30, 2025, respectively.

The following presents the roll-forward schedule of unearned revenue for the six months ended December 31, 2025 and 2024:

	Six Months Ended December 31,
	2025	2024
Balance, beginning of period	$150,088	$49,239
Received during the period, amount excluding VAT	25,409,844	41,583,005
Transferred to revenue	(25,471,951)	(41,500,393)
Effect of foreign currency translation	2,101	3,663
Balance, end of period	$90,082	$135,514

NOTE 7 – ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables consisted of the following:

	December 31, 2025	June 30, 2025
Other payables	$135,047	$50,201
Due to third parties	39	178
Security deposit	10,813	10,617
Social security payable	465,365	431,262
Salary payable – employees	64,666	55,448
Total	$675,930	$547,706

Due to third parties were the short-term advance from third party individual or companies, bear no interest and payable upon demand.

NOTE 8 – LOANS PAYABLE

Loan from banks

On December 12, 2022, Beijing Shuhai entered a loan agreement with Shenzhen Qianhai WeBank Co., Ltd for the amount of RMB 900,000 ($129,225) with a term of 24 months, the interest rate was 10.728% to be paid every 20th of each month. For the three months ended December 31, 2025 and 2024, the Company made a repayment of nil and nil to this loan. For the six months ended December 31, 2025 and 2024, the Company made a repayment of nil and $36,131 to this loan. For the three months ended December 31, 2025 and 2024, the Company recorded and paid nil and nil interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid nil and $269 interest expense for this loan. On July 15, 2024, the loan was paid in full.

On January 13, 2023, Shenzhen Jingwei entered a loan agreement with Shenzhen Qianhai WeBank Co., Ltd for the amount of RMB 100,000 ($14,552) with a term of 24 months, the interest rate was 8.6832%. For the three months ended December 31, 2025 and 2024, the Company made a repayment of nil and nil to this loan. For the six months ended December 31, 2025 and 2024, the Company made a repayment of nil and $4,684 to this loan. For the three months ended December 31, 2025 and 2024, the Company recorded and paid nil and nil interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid nil and $37 interest expense for this loan. On July 16, 2024, the loan was paid in full.

On April 10, 2024, Guozhong Times entered a loan agreement with Bank of Beijing for the amount of RMB 500,000 ($70,158) with a term of 12 months with a preferential annual interest rate of 3.45% to be paid every 21st of each month. For the three months ended December 31, 2025 and 2024, the Company recorded and paid nil and $619 interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid nil and $1,229 interest expense for this loan. On April 9, 2025, the loan was paid in full.

On April 23, 2024, Guozhong Times entered a loan agreement with Beijing Rural Commercial Bank Economic and Technological Development Zone Branch for the amount of RMB 550,000 ($77,173) with a term of 12 months with the annual interest rate of 4.95% to be paid every 21st of each month. For the three months ended December 31, 2025 and 2024, the Company recorded and paid nil and $961 interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid nil and $1,939 interest expense for this loan. On April 23, 2025, the loan was paid in full.

On April 25, 2024, Shuhai Beijing entered a loan agreement with Industrial Bank Co., Ltd for the amount of RMB 2,000,000 ($280,631) with a term of 12 months with a preferential annual interest rate of 3.88% to be paid every 21st of each month. For the three months ended December 31, 2025 and 2024, the Company recorded and paid nil and $2,741 interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid nil and $5,527 interest expense for this loan. On April 24, 2025, the loan was paid in full.

On May 28, 2024, Guozhong Times entered a loan agreement with China Everbright Bank for the amount of RMB 1,000,000 ($140,315) with a term of 12 months with the annual interest rate of 3.4% to be paid every 21st of each month. For the three months ended December 31, 2025 and 2024, the Company recorded and paid nil and $1,201 interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid nil and $2,422 interest expense for this loan. On May 27, 2025, the loan was paid in full.

On June 20, 2024, Shuhai Beijing entered a loan agreement with Bank of China for the amount of RMB 4,000,000 ($561,262) with a term of 12 months with a preferential annual interest rate of 2.30% to be paid every 21st of the third months of each quarter. For the three months ended December 31, 2025 and 2024, the Company recorded and paid nil and $3,518 interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid nil and $6,552 interest expense for this loan. On June 19, 2025, the loan was paid in full.

On March 31, 2025, Shuhai Beijing entered a credit line agreement with Bank of China for the amount of RMB 6,000,000 ($835,864) with a term of 12 months from the first withdrawing date, the credit line has a preferential annual interest rate of 2.30% to be paid every 21st of the third months of each quarter. For the three months ended December 31, 2025 and 2024, the Company recorded and paid $4,927 and nil interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid $9,874 and nil interest expense for this loan. As of December 31, 2025, $853,631 was recorded as current liabilities. Liu Fu is the guarantor of this loan agreement.

On May 20, 2025, Guozhong Times entered a credit line agreement with Beijing Bank for the amount of RMB 3,000,000 ($419,076) with a term of 12 months, the credit line has a fixed annual interest rate of 3.00% to be paid every 21st of each month. For the three months ended December 31, 2025 and 2024, the Company recorded and paid $3,207 and nil interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid $6,433 and nil interest expense for this loan. As of December 31, 2025, $426,815 was recorded as current liabilities.

On May 21, 2025, Guozhong Times entered a loan agreement with Beijing Rural Commercial Bank Economic and Technological Development Zone Branch for the amount of RMB 1,000,000 ($139,692) with a term of 12 months with a fixed annual interest rate of 4.95% to be paid every 21st of each month. For the three months ended December 31, 2025 and 2024, the Company recorded and paid $1,748 and nil interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid $3,484 and nil interest expense for this loan. As of December 31, 2025, $142,272 was recorded as current liabilities. Liu Zhixin is the guarantor of this loan agreement.

On June 6, 2025, Shuhai Beijing entered a credit line agreement with Bank of China for the amount of RMB 1,500,000 ($210,500) with a term of 12 months from the first withdrawing date, the credit line has a preferential annual interest rate of 2.30% to be paid every 21st of the third months of each quarter. On June 11, 2025, Shuhai Beijing entered another credit line agreement with Bank of China for the amount of RMB 2,500,000 ($350,800) with a term of 12 months from the first withdrawing date, the credit line has a preferential annual interest rate of 2.30% to be paid every 21st of the third months of each quarter. For the three months ended December 31, 2025 and 2024, the Company recorded and paid $3,285 and nil interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid $6,582 and nil interest expense for this loan. As of December 31, 2025, $569,087 was recorded as current liabilities. Liu Fu is the guarantor of these two credit lines.

On June 6, 2025, Shuhai Beijing entered a credit line agreement with Beijing Bank for the amount of RMB 3,000,000 ($419,076) with a term of 12 months, the credit line has a fixed annual interest rate of 2.70% to be paid every 21st of each month. For the three months ended December 31, 2025 and 2024, the Company recorded and paid $2,892 and nil interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid $5,795 and nil interest expense for this loan. As of December 31, 2025, $426,815 was recorded as current liabilities. Liu Fu is the guarantor of this loan credit line.

On September 23, 2025, Shuhai Beijing entered a credit line agreement with China Construction Bank for the amount of RMB 5,000,000 ($711,359) with a term of 36 months from the first withdrawing date, the credit line has a preferential annual interest rate of 2.55% to be paid every 20th of each Month. For the three months ended December 31, 2025 and 2024, the Company recorded and paid $2,632 and nil interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid $2,632 and nil interest expense for this loan. As of December 31, 2025, $711,359 was recorded as current liabilities. Liu zhixin is the guarantor of this loan credit line.

On September 30, 2025, Guozhong Times entered a loan agreement with Bank of China for the amount of RMB 2,000,000 ($281,472) with a term of 12 months with an annual interest rate of 2.35% to be paid every 21st of the third months of each quarter. For the three months ended December 31, 2025 and 2024, the Company recorded and paid $1,507 and nil interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid $1,507 and nil interest expense for this loan. As of December 31, 2025, $284,544 was recorded as current liabilities. Liu zhixin is the guarantor of this loan agreement.

On October 10, 2025, Shuhai Beijing entered a credit line agreement with Bank of Communications Beijing Free Trade Zone Branchfor the amount of RMB 2,000,000 ($284,544) with a term of 24 months, the credit line has a fixed annual interest rate of 2.65% to be paid every 21st of each month. For the three months ended December 31, 2025 and 2024, the Company recorded and paid $1,103 and nil interest expense for this loan. For the six months ended December 31, 2025 and 2024, the Company recorded and paid $1,103 and nil interest expense for this loan. As of December 31, 2025, $284,544 was recorded as current liabilities. Liu Fu is the guarantor of this loan credit line.

The following table summarizes the loan balance as of December 31, 2025:

Lendor	Loan amount	Borrowing date	Loan term in month	Interest rate	Outstanding balance
Bank of China	$853,631	3/31/2025	12	2.30%	$853,631
Bank of Beijing	426,815	5/20/2025	12	3.00%	426,815
Beijing Rural Commercial Bank Economic and Technological Development Zone Branch	142,272	5/21/2025	12	4.95%	142,272
Bank of China	213,408	6/6/2025	12	2.30%	213,408
Bank of Beijing	426,815	6/6/2025	12	2.70%	426,815
Bank of China	355,679	6/11/2025	12	2.30%	355,679
China Construction Bank	711,359	9/23/2025	36	2.55%	711,359
Bank of China	284,544	9/30/2025	12	2.35%	284,544
Bank of Communications Beijing Free Trade Zone Branch	284,544	10/10/2025	12	2.65%	284,544

Total	$3,699,067				$3,699,067

NOTE 9 – RELATED PARTY TRANSACTIONS

On October 1, 2020, the Company’s CEO (also the president) entered into an office rental agreement with Xunrui. Pursuant to the agreement, the Company rents an office in Harbin city with a total payment of RMB 163,800 ($24,050) from October 1, 2020 through September 30, 2021. On October 1, 2021, Xunrui entered a new seven-month lease for this location with the Company’s CEO for total rent of RMB 94,500 ($14,690). The lease expired on April 30, 2022. On May 1, 2022, Xunrui entered a new one-year lease agreement for this office with the Company’s CEO for an annual rent of RMB 235,710 ($35,120), the Company was required to pay the rent before April 30, 2023. On May 1, 2023, Xunrui entered a new one-year lease agreement for this office location with the Company’s CEO for an annual rent of RMB 282,852 ($39,144), the Company is required to pay the rent before April 30, 2024. On May 1, 2024, Xunrui entered a new one-year lease agreement for this office location with the Company’s CEO for an annual rent of RMB 282,852 ($39,657), the Company is required to pay the rent before April 30, 2025. On September 10, 2024, the Company signed a rent reduction agreement with the Company’s CEO, reducing the annual rent for the period from May 1, 2022, to April 30, 2025, to RMB 50,000 ($7,026), The Company is required to pay the rent before April 30, 2025. On June 24, 2025, the Company paid all the outstanding rents up to April 30, 2025 to the CEO. On May 1, 2025, Xunrui entered a new one-year lease agreement for this office location with the Company’s CEO for an annual rent of RMB 50,000 ($6,983), the Company is required to pay the rent before April 30, 2026. The rental expense for this office location was $1,766 and $1,747, respectively, for the three months ended December 31, 2025 and 2024.  The rental expense for this office location was $3,519 and $3,503, respectively, for the six months ended December 31, 2025 and 2024.

On July 1, 2022, the Company entered a one-year lease for two cars with the Company’s CEO for each car’s monthly rent of RMB 18,000 ($2,636) and RMB 20,000 ($2,876), respectively. On July 1, 2023, the Company entered a new one-year lease for two cars with the Company’s CEO for each car’s monthly rent of RMB 18,000 ($2,491) and RMB 20,000 ($2,768), respectively. On July 1, 2024, the Company entered a new one-year lease for two cars with the Company’s CEO for each car’s monthly rent of RMB 18,000 ($2,524) and RMB 20,000 ($2,804), respectively. On December 10, 2024, the Company’s CEO entered into an agreement with the Company to waive the payment of rental expenses of both vehicles for the outstanding balance up to June 30, 2025. The Company recorded such waive as shareholder’s capital contribution to the Company because the CEO is also the major shareholder of the Company. On July 1, 2025, the Company entered a new one-year lease of one car with the Company’s CEO for monthly rent of RMB 18,000 ($2,525). The rental expense for those agreements was $7,627 and $15,927, respectively, for the three months ended December 31, 2025 and 2024. The rental expense for those agreements was $15,201 and $31,945, respectively, for the six months ended December 31, 2025 and 2024.

On September 1, 2022, the Company entered a six-month lease for senior officers’ dormitory in Beijing for a total rent of RMB 91,200 ($13,355), payable every three months in advance. On March 1, 2023, the Company entered a new six-month lease for a total rent of RMB 91,200 ($12,621), payable every three months in advance. On September 1, 2023, the Company entered a new one-year lease for a monthly rent of RMB 12,500 ($1,743), payable every three months in advance. On September 1, 2024, the Company entered a three-month lease for a monthly rent of RMB 12,500 ($1,756), payable in advance. The lease was not renewed at maturity. The rental expense for this lease was $3,488 and $8,757 for the three and six months ended December 31, 2024, respectively.

From July 23, 2025, to September 19, 2025, the Company entered into three loan agreements with its CEO for a total amount of RMB 930,000 ($130,885), with repayment due by December 31, 2025. These loan bore no interest. During the three and six months ended December 31, 2025, the Company repaid $28,154 and $77,412 of these loans. On December 31, 2025, two of the loan agreements were repaid in full, and the remaining one was renewed to December 31, 2026.

Due to related parties

As of December 31, 2025 and June 30, 2025, the Company had amounts due to related parties of $74,171 and $6,126, respectively. These balances primarily represent expenses paid on behalf of the Company by the Chief Executive Officer. The amounts are non-interest bearing and payable on demand.

Shares Issued for Acquiring Intangible Assets from Related Parties

On August 9, 2024, the Company entered into an intellectual property purchase agreement with Ms. Zhixin Liu, the Company’s Chairwoman and CEO, pursuant to which Ms. Zhixin Liu transferred to the Company two intangible assets (software copyrights) owned by her personally, with a purchase price of RMB 6,000,000 (US $837,743). The Compensation Committee of The Board of Directors has decided to grant Zhixin Liu 398,925 restricted shares for the purchase of this software.

On August 9, 2024, the Company entered into an intellectual property purchase agreement with Mr. Fu Liu, the Company’s director of board, pursuant to which Mr. Fu Liu transferred to the Company two intangible assets (software copyrights) owned by himself, with a purchase price of RMB 6,000,000 (US $837,743). The Compensation Committee of The Board of Directors has decided to grant Fu Liu 398,925 restricted shares for the purchase of this software.

On April 1, 2025, the Company entered into an intellectual property purchase agreement with Mr. Fu Liu, the Company’s director of board, pursuant to which Mr. Fu Liu transferred to the Company two intangible assets (software copyrights) owned by himself, with a purchase price of RMB 6,000,000 (US $834,852). The Compensation Committee of The Board of Directors has decided to grant Fu Liu 369,403 restricted shares for the purchase of this software.

On November 20, 2025, the Company entered into an intellectual property purchase agreement with Mr. Fu Liu, the Company’s director, pursuant to which Mr. Fu Liu transferred to the Company intangible assets (software copyrights) owned by himself, with a purchase price of RMB 5,000,000 (US $704,225). The Compensation Committee of The Board of Directors decided to grant Fu Liu 533,504 restricted shares for the purchase of the software.

On November 20, 2025, the Company entered into an intellectual property purchase agreement with Ms. Zhixin Liu, the Company’s director and CEO, pursuant to which Ms. Zhixin Liu transferred to the Company intangible assets (software copyrights) owned by herself, with a purchase price of RMB 7,900,000 (US $1,112,676). The Compensation Committee of The Board of Directors decided to grant Zhixin Liu 842,936 restricted shares for the purchase of the software.

The Company accounts for these transactions in accordance with SEC Staff Accounting Bulletin (SAB) Topic 5-G, Acquisition of Assets from Promoters and Shareholders in Exchange for Common Stock. The transfers of nonmonetary assets to a company by its promoters or major shareholders in exchange for stock was recorded at the transferor’s historical cost basis. In addition, the transferor’s historical cost of the patents they contributed is not determinable as there are no books or records maintained for the costs of developing these patents. Accordingly, the Company recorded the transaction at a nominal value, with credit to common stock at par value and the excess credited to additional paid-in capital.

NOTE 10 – COMMON STOCK AND WARRANTS

Shares Issued for Equity Financing

On July 2, 2024, the Company entered into a securities purchase agreement, pursuant to which the Company agreed to issue and sell to an investor in a registered direct offering 179,400 shares of the Company’s common stock, at a price of $3.25 per share and pre-funded warrants to purchase up to 512,908 shares of Common Stock at a price of $3.24 per share with an exercise price of $0.01 per share (the “Pre-Funded Warrants”). The Pre-Funded Warrants are exercisable upon issuance and will remain exercisable until all the Pre-Funded Warrants are exercised in full. In connection with the Offering, on July 2, 2024, the Company entered into a placement agency agreement with EF Hutton LLC (the “Placement Agent”). Pursuant to the terms of the placement agency agreement, the Company will pay the placement agent a cash fee of 6.5% of the gross proceeds the Company receives in the offering at closing. The Company also agreed to reimburse the Placement Agent at the closing of the Offering, for expenses incurred, including disbursements of its legal counsel, in an amount not to exceed an aggregate of $75,000. The closing of the offering occurred on July 3, 2024. The Pre-Funded Warrants were exercised in full as of December 31, 2024.

On September 27, 2024, the Company entered into subscription agreements with three non-U.S. investors, including Zhixin Liu, the Company’s Chairman of the Board, Chief Executive Officer, President and Secretary, and Fu Liu, a Director of the Company, pursuant to which the Company agreed to sell and the investors agreed to purchase an aggregate of 1,932,224 shares of the Company’s common stock, at a purchase price of $2.06 per share, which was equal to the closing price of the Common Stock on The Nasdaq Capital Market on September 26, 2024. Pursuant to the terms of the subscription agreements, each Investor must pay the purchase price for the number of shares such Investor purchased within 15 days of the effective date. As of September 30, 2024, the Company issued all the shares to three investors, and the purchase price was received in full from each investor as of October 15, 2024, representing gross proceeds in the aggregate amount of approximately $4.0 million.

Shares Issued for Acquiring Intangible Assets from Related Parties

On August 9, 2024, the Company entered into an intellectual property purchase agreement with Ms. Zhixin Liu, the Company’s Chairwoman and CEO, pursuant to which Ms. Zhixin Liu transferred to the Company two intangible assets (software copyrights) owned by her personally, with a purchase price of RMB 6,000,000 (US $837,743). The Compensation Committee of The Board of Directors has decided to grant Zhixin Liu 398,925 restricted shares for the purchase of this software.

On August 9, 2024, the Company entered into an intellectual property purchase agreement with Mr. Fu Liu, the Company’s director of board, pursuant to which Mr. Fu Liu transferred to the Company two intangible assets (software copyrights) owned by himself, with a purchase price of RMB 6,000,000 (US $837,743). The Compensation Committee of The Board of Directors has decided to grant Fu Liu 398,925 restricted shares for the purchase of this software.

On April 1, 2025, the Company entered into an intellectual property purchase agreement with Mr. Fu Liu, the Company’s director of board, pursuant to which Mr. Fu Liu transferred to the Company two intangible assets (software copyrights) owned by himself, with a purchase price of RMB 6,000,000 (US $834,852). The Compensation Committee of The Board of Directors has decided to grant Fu Liu 369,403 restricted shares for the purchase of this software.

On November 20, 2025, the Company entered into an intellectual property purchase agreement with Mr. Fu Liu, the Company’s director, pursuant to which Mr. Fu Liu transferred to the Company intangible assets (software copyrights) owned by himself, with a purchase price of RMB 5,000,000 (US $704,225). The Compensation Committee of The Board of Directors decided to grant Fu Liu 533,504 restricted shares for the purchase of the software.

On November 20, 2025, the Company entered into an intellectual property purchase agreement with Ms. Zhixin Liu, the Company’s director and CEO, pursuant to which Ms. Zhixin Liu transferred to the Company intangible assets (software copyrights) owned by herself, with a purchase price of RMB 7,900,000 (US $1,112,676). The Compensation Committee of The Board of Directors decided to grant Zhixin Liu 842,936 restricted shares for the purchase of the software.

The purchase was accounted for at the historical cost of the intangible assets which was $0. Fu Liu is the father of Zhixin Liu, together, they own approximately 58.50% of the Company’s common stock.

Shares to Independent Directors as Compensation

During the three months ended December 31, 2025 and 2024, the Company recorded $39,900 and $4,500 stock compensation expense to independent directors through the issuance of shares of the Company’s common stock at the market price of the stock issuance date, pursuant to the 2018 Equity Incentive Plan. During the six months ended December 31, 2025 and 2024, the Company recorded $43,800 and $9,000 stock compensation expense to independent directors through the issuance of shares of the Company’s common stock at the market price of the stock issuance date, pursuant to the 2018 Equity Incentive Plan.

Shares to Officers as Compensation

On September 24, 2021, under the 2018 Equity Inventive plan, the Company’s Board of Directors granted 1,000 shares of the Company’s common stock to its CEO each month and 667 shares to one of the board members each month starting from July 1, 2021, payable quarterly with the aggregate number of shares for each quarter being issued on the first day of the next quarter at a per share price of the closing price of the day prior to the issuance. On June 12, 2024, the Board of Directors approved that starting from February 1, 2024, the Company agreed to grant 15,000 shares of the Company’s common stock to its CEO each month and 10,000 shares to one of the board members each month, payable quarterly with the aggregate number of shares for each quarter being issued on the first day of the next quarter at a per share price of the closing price of the day prior to the issuance. During the three months ended December 31, 2025 and 2024, the Company recorded $153,000 and $177,000 stock compensation expense to the Company’s CEO and one of the board members. During the six months ended December 31, 2025 and 2024, the Company recorded $299,250 and $547,500 stock compensation expense to the Company’s CEO and one of the board members.

Shares to third-party professionals and consultants

During the three months ended December 31, 2025, the Company issued 404,886 shares of the Company’s common stock to its third-party professionals and consultants for the services they provided, the share issuance was fully vested and approved by Compensation Committee (the “Committee”) of the Board of Directors under the 2018 Equity Incentive Plan. The fair value of 404,886 shares at issuance date was $706,674 and was recorded as the Company’s stock compensation expense.

During the six months ended December 31, 2025, the Company issued 423,253 shares of the Company’s common stock to its third-party professionals and consultants for the services they provided, the share issuance was fully vested and approved by Compensation Committee (the “Committee”) of the Board of Directors under the 2018 Equity Incentive Plan. The fair value of 423,253 shares at issuance date was $742,674 and was recorded as the Company’s stock compensation expense.

Shares to Officers in Lieu of Salary Payable

On August 18, 2025, the Board of Directors approved to issue 33,312 shares to the Company’s CEO and one of the board members in lieu of payment for salary payable of $64,957. On October 17, 2025, the Board of Directors approved to issue 32,079 shares to the Company’s CEO and one of the board members in lieu of payment for salary payable of $65,443.

NOTE 11 – INCOME TAXES

The Company is subject to income taxes by entity on income arising in or derived from the tax jurisdiction in which each entity is domiciled. The Company’s PRC subsidiaries file their income tax returns online with PRC tax authorities. The Company conducts all of its businesses through its subsidiaries and affiliated entities, principally in the PRC.

The Company’s U.S. parent company is subject to U.S. income tax rate of 21% and files U.S. federal income tax return.  As of December 31, 2025 and June 30, 2025, the U.S. entity had net operating loss (“NOL”) carry forwards for income tax purposes of $10.01 million and $9.35 million, respectively. The NOL arising in tax years beginning after 2017 may reduce 80% of a taxpayer’s taxable income, and be carried forward indefinitely. However, the Coronavirus Aid, Relief and Economic Security Act (“the CARES Act”) passed in March 2020, provides tax relief to both corporate and noncorporate taxpayers by adding a five-year carryback period and temporarily repealing the 80% limitation for NOLs arising in 2018, 2019 and 2020. Management believes the realization of benefits from these losses remains uncertain due to the parent Company’s limited operating history and continuing losses. Accordingly, a 100% deferred tax asset valuation allowance was provided.

The Company’s offshore subsidiary, Shuhai Skill (HK), a HK holding company is subject to 16.5% corporate income tax in HK. Shuhai Beijing received a tax holiday with a 15% corporate income tax rate since it qualified as a high-tech company. Tianjin Information, Xunrui, Guozhong Times, Guozhong Haoze, Guohao Century, Jingwei, Shuhai Nanjing are subject to the regular 25% PRC income tax rate.

As of December 31, 2025 and June 30, 2025, the Company has approximately $16.47 million and $18.08 million of NOL from its HK holding company, PRC subsidiaries and VIEs that expire in calendar years 2025 through 2029. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends upon the Company’s future generation of taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance as of December 31, 2025 and June 30, 2025.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the three months ended December 31, 2025 and 2024:

	2025	2024
US federal statutory rates	(21.0)%	(21.0)%
Tax rate difference – current provision	(0.4)%	(2.4)%
Permanent difference	36.7%	3.3%
Effect of PRC tax holiday	(5.4)%	2.9%
Valuation allowance	(9.9)%	17.2%
Effective tax rate	-%	-%

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the six months ended December 31, 2025 and 2024:

	2025	2024
US federal statutory rates	(21.0)%	(21.0)%
Tax rate difference – current provision	(0.3)%	(2.7)%
Permanent difference	32.7%	3.7%
Effect of PRC tax holiday	(3.7)%	(0.4)%
Valuation allowance	(7.7)%	20.4%
Effective tax rate	-%	-%

The Company’s net deferred tax assets as of December 31, 2025 and June 30, 2025 is as follows:

	December 31, 2025	June 30, 2025
Deferred tax asset
Net operating loss	$5,356,582	$5,408,433
Depreciation and amortization	224,866	236,991
Bad debt expense	121,925	120,987
Social security and insurance accrual	86,129	66,298
Inventory impairment	38,478	38,220
ROU, net of lease liabilities	(317)	(941)
Total	5,827,663	5,869,988
Less: valuation allowance	(5,827,663)	(5,869,988)
Net deferred tax asset	$-	$-

NOTE 12 – COMMITMENTS

Leases

On November 8, 2023, Shuhai Beijing entered into a new lease agreement for its office in Beijing. Pursuant to the agreement, the agreement commenced on November 8, 2023 and expired on December 7, 2024, and has a monthly rent of RMB 17,358 (or $2,425). The deposit was RMB 56,762 (or $7,929). The Company received a one-month rent abatement.

On November 8, 2023, Tianjin information entered into a lease agreement for its office in Beijing. Pursuant to the agreement, the agreement commenced on November 8, 2023 and expired on December 7, 2024, and has a monthly rent of RMB 60,195 (or $8,409). The deposit was RMB 196,838 (or $27,496). The Company received a one-month rent abatement.

In August 2020, the Company entered into a lease for an office in Shenzhen City, China for three years from August 8, 2020 through August 7, 2023, with a monthly rent of RMB 209,911 ($29,651) for the first year. The rent will increase by 3% each year starting from the second year. The lease expired at maturity without renewal.

On May 10, 2023, Guo Hao Century entered into a lease for the office in Hangzhou City, China from May 10, 2023 to May 9, 2025. The security deposit is RMB 115,311 ($7,670). The quarterly rent is as follows:

Start Date	End Date	Rent expense
		RMB	USD
5/10/2023	8/9/2023	43,786	$6,060
8/10/2023	11/9/2023	66,038	9,139
11/10/2023	2/9/2024	66,038	9,139
2/10/2024	5/9/2024	64,602	8,940
5/10/2024	8/9/2024	66,038	9,139
8/10/2024	11/9/2024	66,038	9,139
11/10/2024	2/9/2025	66,038	9,139
2/10/2025	5/9/2025	63,884	$8,841

On September 30, 2023, the lease was early terminated due to the management’s decision of transferring operations in Hangzhou to Beijing headquarter office for maximizing the efficiency and cost saving.

On August 16, 2024, Shenzhen Jingwei entered into a lease agreement for its office in Shenzhen. Pursuant to the agreement, the lease commenced on August 16, 2024 with expiration on August 15, 2027, and has a monthly rent of RMB 48,238 (or $6,778). The deposit was RMB 239,068 (or $33,592). The Company received a five-month rent abatement.

On November 29, 2024, Shuhai Information entered into a lease agreement for an office in Beijing City, China from March 1, 2025 to February 29, 2028, with a monthly rent of RMB 24,965 ($3,498), payable every three months in advance. For the first three months, the Company received a rent discount and only needs to pay RMB 37,447 ($3,498) rent expense. The security deposit is RMB 161,758 ($22,503).

On December 10, 2024, the Company entered into a lease agreement for an office in Beijing City, China for 15 months from December 10, 2024 through March 10, 2026, with a monthly rent of RMB 7,000 ($981), payable every three months in advance. The security deposit is RMB 7,000 ($981).

On August 18, 2025, the Company entered into a lease agreement for an office in Shenzhen City, China for 24 months from August 18, 2025 to August 17, 2027, with a monthly rent of RMB 24,000 ($3,366), payable one day immediately preceding to the due date of each rent payment period. The security deposit is RMB 48,000 ($6,732).

The Company adopted FASB ASC Topic 842 on July 1, 2019. The components of lease costs, lease term and discount rate with respect of the Company’s office lease and the senior officers’ dormitory lease with an initial term of more than 12 months are as follows:

	Three Months Ended December 31, 2025	Three Months Ended December 31 2024
Operating lease expense	$44,607	$38,388

	Six Months Ended December 31, 2025	Six Months Ended December 31, 2024
Operating lease expense	$84,207	$77,320

	December 31, 2025	June 30, 2025
Right-of-use assets	$297,243	$292,065
Lease liabilities - current	166,662	128,525
Lease liabilities - noncurrent	129,654	166,436
Weighted average remaining lease term	1.80 years	2.31 years
Weighted average discount rate	3.60% - 3.85%	3.60% - 6.75%

The following is a schedule, by years, of maturities of the operating lease liabilities as of December 31, 2025:

12 Months Ending December 31,	Minimum Lease Payment
2026	$175,071
2027	131,984
Total undiscounted cash flows	307,055
Less: imputed interest	10,739
Present value of lease liabilities	$296,316

NOTE 13 – SUBSEQUENT EVENTS

The Company follows the guidance in FASB ASC 855-10 for the disclosure of subsequent events. The Company evaluated subsequent events through the date the financial statements were issued and determined the Company had the following subsequent events that need to be disclosed.

On January 4, 2026, Guozhong Times, as the purchaser, entered into a patent purchase agreement with Yuxiang Zhiyang (Tianjin) Innovation Technology Co., Ltd., as the seller, for the acquisition of a Resource Allocation Method for Non-overlapping Interference in 6G Dense Networking Based on Deep Reinforcement Learning. The total purchase price is RMB 8,600,000 ($1.2 million), inclusive of a 6% VAT, and will be amortized over the three years.

On January 8, 2026, Datasea established a wholly owned subsidiary Datasea Intelligent Technology Ltd. in the British Virgin Islands (“BVI”) for relocating its registered office from the United States to the BVI.

On January 26, 2026, Guozhong Times and Shenzhen Yizhi Technology Co., Ltd. entered into a loan agreement under which Guozhong Times, as the lender, agreed to provide a total principal amount of RMB 10,000,000. The loan will be disbursed in three installments. The first installment is RMB 2,000,000, and the timing of the remaining disbursements will be arranged based on business development needs and the borrower’s funding requirements. The repayment term for each of the three loans will not exceed 36 months.

APPENDIX A

Form of Merger Agreement and Plan of Merger

Agreement and Plan of Merger

THIS AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of [*], 2026 is entered into between Datasea Inc., a Nevada corporation, the principal executive office of which is at Room 302-5, Building C, Gemdale Viseen International Center, No.5 Shengfang Road, Daxing District, Beijing, 102600 (“DTSS”) and Datasea Intelligent Technology Ltd., a BVI business company incorporated under the laws of the British Virgin Islands (the “BVI”), the registered office of which is at c/o Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola, British Virgin Islands, and a wholly owned subsidiary of DTSS (“DIT”). DTSS and DIT are sometimes together referred to herein as the “Constituent Entities.”

RECITALS

WHEREAS, DIT was formed in the BVI on January 8, 2026 and is a wholly-owned subsidiary of DTSS; and

WHEREAS, the board of directors of each of DTSS and DIT deems it advisable and in the best interests of DTSS and DIT, respectively, upon the terms and subject to the conditions herein stated, that DTSS be merged with and into DIT and that DIT be the surviving company (the “Merger”).

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree in accordance with the applicable provisions of the laws of the State of Nevada which permit such merger, as follows:

ARTICLE I

MERGER; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), DTSS shall be merged with and into DIT, whereupon the separate existence of DTSS shall cease and DIT shall continue as the surviving company (the “Surviving Company”).

1.2 The registered office of DIT is at c/o Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola, British Virgin Islands.

1.3 The principal executive office of DTSS is at Room 302-5, Building C, Gemdale Viseen International Center, No.5 Shengfang Road, Daxing District, Beijing, 102600.

1.4 Effective Time. The Merger shall become effective on the date the Articles of Merger is registered with the Registry of Corporate Affairs in the British Virgin Islands (the “BVI Registrar”) as detailed in Section 3.6, or such other time that the parties hereto shall have agreed upon as stated in the Articles of Merger, being not later than 30 days after the time and date that the Articles of Merger is registered with the BVI Registrar as detailed in Section 3.6 (the “Effective Time”).

1.5 DTSS has, immediately prior to the Effective Time, an authorized share capital of 25,000,000 shares of common stock, $0.001 par value, with one vote per share of which 10,447,153 shares have been issued and are outstanding.

1.6 DIT is and was, immediately prior to the Effective Time, authorized to issue unlimited number of class A ordinary shares of no par value each with one vote per share (the “Class A Ordinary Shares”), and unlimited number of class B ordinary shares of no par value each with fifty (50) votes per share (the “Class B Ordinary Shares”), of which one Class A Ordinary Share has been issued and is outstanding.

ARTICLE II

SURVIVING CORPORATION

2.1 Surviving Company. DIT shall be the surviving company of the Merger and its name shall remain as “Datasea Intelligent Technology Ltd.”.

ARTICLE III

TERMS AND CONDITIONS OF THE MERGER

3.1 Memorandum of Association. The Memorandum of Association and Articles of Association of DIT in effect immediately prior to the Effective Time shall be the Memorandum of Association and Articles of Association of the Surviving Company at the Effective Time until thereafter amended and restated in accordance with applicable law.

3.2 Directors.

(a) There are no amounts or benefits which are or shall be paid or payable to any director of either Constituent Entity consequent upon the Merger.

(b) At the Effective Time the directors of DIT immediately prior to the Merger shall continue to be the directors of the Surviving Company, and all such directors shall hold office from the Effective Time until their respective successors have been duly elected or appointed in the manner provided in the Memorandum and Articles of Association of the Surviving Company or until their earlier death, resignation or removal. Consequently, the names and addresses of the directors of DIT, as the Surviving Company are and shall be:

(a) Zhixin Lu

[   ]

(b) Fu Liu

[   ]

(c) Yijin Chen

[   ]

(d) Stephen (Chun Kwok) Wong

[   ]

(e) Yan Yang

[   ]

3.3 Officers. At the Effective Time the officers of DIT immediately prior to the Merger shall continue to be the officers of the Surviving Company, and all such officers shall hold office from the Effective Time until their respective successors have been duly elected or appointed in the manner provided in the Memorandum and Articles of Association of the Surviving Company or until their earlier death, resignation or removal.

3.4 Submission to Stockholder/Shareholder Vote. This Agreement shall be submitted to a vote of the stockholders/shareholders (as the case may be) of the Constituent Entities, respectively, as provided by applicable law.

3.5 Filing of Articles of Merger in the State of Nevada. As soon as practicable after the requisite stockholder approvals referenced in Section 3.4 hereof, DTSS shall execute and deliver the Articles of Merger for filing and recording with the Secretary of State of the State of Nevada in accordance with the Nevada Revised Statutes (NRS Ch.92A).

3.6 Registration of the Articles of Merger in the BVI. As soon as practicable after the requisite shareholder approvals referenced in Section 3.4 hereof, and forthwith after the consummation of the transactions contemplated by this Agreement, DIT will instruct its registered agent to file articles of merger (the “Articles of Merger”), containing a BVI plan of merger (the “Plan of Merger”), substantially in the form appended hereto and in compliance with the BVI Business Companies Act (As Revised) (the “Companies Act”), together with such other documents as may be required under the Companies Act, with the BVI Registrar. The Merger shall become effective upon registration of the Articles of Merger by the BVI Registrar or such date subsequent thereto, not exceeding 30 days, as is stated in the Articles of Merger.

ARTICLE IV

EFFECT OF MERGER

4.1 Effect of Merger on Constituent Entities. The Merger shall have the effect set forth in section 173 of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, DTSS shall merge with and into DIT, with DIT being the Surviving Company, and the existence of DTSS shall cease except to the extent provided by the laws of the State of Nevada. Upon the Merger becoming effective: (a) the Surviving Company will have all rights, privileges, immunities, powers, objects and purposes of each Constituent Entity; (b) assets of every description, including choses in action and the business of each Constituent Entity, will immediately vest in the Surviving Company; and (c) the Surviving Company will be liable for all claims, debts, liabilities and obligations of each Constituent Entity. Following the Merger, no conviction, judgement, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a Constituent Entity or against any member, director, officer or agent thereof, is released or impaired by the Merger and no proceedings, whether civil or criminal, pending at the time of the Merger by or against a Constituent Entity, or against any member, director, officer or agent thereof, are abated or discontinued by the Merger but (a) the proceedings may be enforced, prosecuted, settled or compromised by or against the Surviving Company or against the member, director, officer or agent thereof, as the case may be; or (b) the Surviving Company may be substituted in the proceedings for the other Constituent Entity.

4.2 Effect of Merger on Share Capital. At the Effective Time, as a result of the Merger and without any further action on the part of the Constituent Entities or their stockholders/shareholders (as the case may be):

(a) each share of the common stock of $0.001 par value of DTSS issued and outstanding immediately prior thereto shall be converted into one fully paid and non-assessable Class A Ordinary Share with no par value each in the Surviving Company with the rights, powers and privileges as described in the Memorandum and Articles of Association of the Surviving Company, except that the 2,000,000 shares of the Common Stock held by each of Zhixin Liu and Fu Liu will be converted into 2,000,000 Class B Ordinary Shares of the Surviving Company, respectively, and all shares of such common stock of DTSS shall be cancelled and retired and shall cease to exist;

(b) all outstanding and unexercised portions of each option, warrant and security exercisable or convertible by its terms into the common stock of DTSS (including convertible promissory notes), whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a “Company Stock Option”) shall be assumed by the Surviving Company and shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of Class A Ordinary Shares of the Surviving Company as the holder of such Company Stock Option would have been entitled to receive had such holder exercised or converted such Company Stock Option in full immediately prior to the Effective Time (not taking into account whether such Company Stock Option was in fact exercisable or convertible at such time), at the same exercise price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other material terms and conditions; and the Surviving Company shall take all steps to ensure that a sufficient number of Class A Ordinary Shares is reserved for the exercise of such Company Stock Options; and

(c) immediately upon the Effective Time, the one Class A Ordinary Share of the Surviving Company issued and outstanding and registered in the name of DTSS shall be automatically cancelled and extinguished for no consideration upon which DTSS shall cease to be entitled to any rights in respect of such Class A Ordinary Share.

4.3 Certificates. At and after the Effective Time, all of the outstanding certificates that immediately prior thereto represented shares of the common stock of DTSS and options, warrants or other securities of DTSS, shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective Class A Ordinary Shares of the Surviving Company and options, warrants or other securities of the Surviving Company, as the case may be, into which the shares represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Company or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of the common stock of DTSS and options, warrants or other securities of the Surviving Company, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE V

CONDITIONS PRECEDENT

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

5.1 Stockholder Approval. This Agreement shall have been adopted and approved by the affirmative vote of holders of a majority of the issued and outstanding shares of DTSS common stock entitled to vote thereon at the record date for such actions as set by the board of directors of DTSS.

5.2 No Prohibition. None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the BVI or any other country, that prohibits the consummation of the Merger.

5.3 Effective Registration Statement. The registration statement on Form F-4 filed with the Securities and Exchange Commission by DIT in connection with the offer and issuance of the DIT Class A Ordinary Shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

5.4 Nasdaq Listing. The Surviving Company’s Class A Ordinary Shares to be issued pursuant to the Merger shall have been authorized for listing on the Nasdaq Capital Market, subject to official notice of issuance and satisfaction of other standard conditions.

5.5 Consents and Authorizations. Other than the filing of the Certificate of Merger provided for under Section 3.5 and the filing of the Articles of Merger together with such other documents as may be required under the Companies Act provided for under Section 3.6, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of DTSS, DIT or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including, without limitation, any filings required under applicable U.S. state securities and “Blue Sky” laws, shall have been obtained or made.

5.6 There are no secured creditors of each of the Constituent Entities.

5.7 The Plan of Merger has been approved by the board of directors of each Constituent Entity pursuant to section 170(2) of the Companies Act.

5.8 The Plan of Merger has been authorized by the shareholders of each Constituent Entity pursuant to section 170(5) of the Companies Act.

ARTICLE VI

MISCELLANEOUS AND GENERAL

6.1 Further Assurances. From time to time, as and when required by DIT or by its successors or assigns, there shall be executed and delivered on behalf of DTSS such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate or advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in DIT, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of DTSS, and otherwise to carry out the purposes of this Agreement. The officers and directors of DIT are fully authorized in the name of and on behalf of DTSS, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing. Further, as soon as practicable after the Effective Time DTSS shall, and (to the extent that it is within its powers to do so), deliver or procure that any other person shall deliver without delay to DIT at its registered office, all records, correspondence, documents, files, memoranda and other papers relating to DTSS required to be kept in the BVI.

6.2 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of DTSS, if the board of directors of DTSS determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of DTSS and its stockholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either DTSS or DIT, or any of their respective stockholders/shareholders, directors or officers.

6.3 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the board of directors of the Constituent Entities may amend, modify or supplement this Agreement, notwithstanding approval of this Agreement by the stockholders; provided, however, that an amendment made subsequent to the approval of this Agreement by the stockholders shall not (a) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (b) alter or change any provision of the Memorandum and Articles of Association of DIT to be effected by the Merger, or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

6.4 Tax-Free Reorganization. The Merger is intended to be a tax-free plan or reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

6.5 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

6.6 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

6.7 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

6.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.9 Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

6.10 Counterparts. In order to facilitate the filing and recording of this Agreement, it may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DATASEA INC.

a Nevada corporation

By:
	Name:	Zhixin Liu
	Title:	Chief Executive Officer

DATASEA INTELLIGENT TECHNOLOGY LTD.
a BVI business company

By:
	Name:	Zhixin Liu
	Title:	Director

Appendix

ARTICLES OF MERGER

THESE ARTICLES OF MERGER are made on _______________ 2026 between:

Datasea Inc., a Nevada corporation, with Nevada business identification number NV20141610913, whose registered office is at 1810 E. Sahara Ave, Ste. 1214, Las Vegas, NV 89104, USA (the Merging Company); and

Datasea Intelligent Technology Ltd., a business company incorporated in the British Virgin Islands, with company number 2198304, whose registered office is at Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands (the Surviving Company).

BACKGROUND

(A)	The parties wish to merge in accordance with the Act and [Nevada Revised Statutes].

The parties are entering into these Articles of Merger for the purposes of the Act.

IT IS AGREED as follows.

In these Articles of Merger:

(a)	Act means the BVI Business Companies Act 2004, as amended;

(b)	Plan of Merger means the plan of merger for the merger between the parties dated ____________________2026, a copy of which is attached to these Articles of Merger and marked A; and

(c)	definitions in the Plan of Merger and the Act apply in these Articles of Merger unless the context requires otherwise or the term is defined in these Articles of Merger.

2.	The Plan of Merger is approved.

3.	The Merger will take place at [the Effective Time as defined in the Plan of Merger].

4.	The Merging Company is a company incorporated and existing under the laws of Nevada and therefore has not registered any memorandum and articles (or any equivalent constitutional document) with the BVI Registrar.

5.	The memorandum and articles of association of the Surviving Company were registered by the BVI Registrar on 8 January 2026.

6.	The Merger was approved on behalf of the Merging Company by resolutions of its shareholders passed on [*] and by the approval of the directors of the Merging Company on [*].

7.	The Merger was approved on behalf of the Surviving Company by resolutions of its:

(a)	directors passed on ____________; and

(b)	sole shareholder passed on ____________.

8.	These Articles of Merger may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of these Articles of Merger.

9.	The laws of the British Virgin Islands govern these Articles of Merger and their interpretation.

Signatures

Merging Company

Signed for and on behalf of
Datasea Inc.

By:

Name:
Title: Director

Signatures

Surviving Company

Signed for and on behalf of
Datasea Intelligent Technology Ltd.

By:

Name:
Title: Director

A

PLAN OF MERGER

THIS PLAN OF MERGER is made on _______________ 2026 between:

Datasea Inc., a Nevada corporation, with Nevada business identification number NV20141610913, whose registered office is at 1810 E. Sahara Ave, Ste. 1214, Las Vegas, NV 89104, USA (the Merging Company); and

Datasea Intelligent Technology Ltd., a business company incorporated in the British Virgin Islands, with company number 2198304, whose registered office is at Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands (the Surviving Company).

BACKGROUND

The Merging Company and the Surviving Company have entered into an agreement and plan of merger dated __________________ 2026 (the Merger Agreement), pursuant to which, among other things, the Merging Company will merge with and into the Surviving Company, with the Surviving Company being the surviving company in accordance with the terms and conditions set forth therein.

The parties to this Plan of Merger wish to merge in accordance with the Act and Nevada Revised Statutes.

This Plan of Merger is the plan of merger for the Merger for the purposes of the Act.

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger Agreement.

IT IS AGREED as follows.

In this Plan of Merger:

(a)	Act means the BVI Business Companies Act 2004, as amended;

(b)	Articles of Merger means the articles of merger for the Merger executed by the Merging Company and the Surviving Company, in accordance with the requirements of the Act;

(c)	BVI Registrar means the registrar of corporate affairs of the British Virgin Islands appointed under the Act;

(d)	Effective Time means [the time on the date the Articles of Merger in respect of the Merger are registered by the BVI Registrar / such time on the date subsequent thereto, not exceeding 30 days which is mutually agreed between the Merging Company and the Surviving Company and specified in the Articles of Merger];

(e)	Merger means the merger between the Merging Company and the Surviving Company pursuant to this Plan of Merger, with the Surviving Company being the surviving company; and

definitions in the Act apply in this Plan of Merger unless the context requires otherwise.

10.	The Merging Company and the Surviving Company are the constituent companies.

11.	The Surviving Company is the surviving company, which shall continue to be named “Datasea Intelligent Technology Ltd.”.

12.	The authorised capital stock of the Merging Company consists of 25,000,000 shares of common stock, $0.001 par value.

13.	The Merging Company has 10,447,153 shares of common stock in issue, each of which is entitled to vote on the Merger as one class.

14.	The Surviving Company is authorised to issue an unlimited number of shares with no par value divided into (i) an unlimited number of Class A ordinary shares of no par value (Class A Ordinary Shares) and (ii) an unlimited number of Class B ordinary shares of no par value (Class B Ordinary Shares).

15.	The Surviving Company has one Class A Ordinary Share in issue, which is entitled to vote on the Merger.

16.	The Merger will take place at the Effective Time.

17.	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement. In particular, at the Effective Time, and in accordance with the terms and conditions of the Merger:

each share of the common stock of $0.001 par value of the Merging Company issued and outstanding immediately prior thereto shall be converted into one fully paid and non-assessable Class A Ordinary Share with no par value each in the Surviving Company with the rights, powers and privileges as described in the memorandum and articles of association of the Surviving Company, except that the 2,000,000 shares of the Common Stock held by each of Zhixin Liu and Fu Liu will be converted into 2,000,000 Class B Ordinary Shares of the Surviving Company, respectively, and all shares of such common stock of the Merging Company shall be cancelled and retired and shall cease to exist;

all outstanding and unexercised portions of each option, warrant and security exercisable or convertible by its terms into the common stock of the Merging Company (including convertible promissory notes), whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a “Company Stock Option”) shall be assumed by the Surviving Company and shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of Class A Ordinary Shares of the Surviving Company as the holder of such Company Stock Option would have been entitled to receive had such holder exercised or converted such Company Stock Option in full immediately prior to the Effective Time (not taking into account whether such Company Stock Option was in fact exercisable or convertible at such time), at the same exercise price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other material terms and conditions; and the Surviving Company shall take all steps to ensure that a sufficient number of Class A Ordinary Shares is reserved for the exercise of such Company Stock Options; and

immediately upon the Effective Time, the one Class A Ordinary Share of the Surviving Company issued and outstanding and registered in the name of Datasea Inc. shall be automatically cancelled and extinguished for no consideration upon which Datasea Inc. shall cease to be entitled to any rights in respect of such Class A Ordinary Share; and

the Surviving Company will automatically:

(i)	have vested in it all assets of every description, including choses in action and business of each constituent company, and all rights, privileges, immunities, powers, objects and purposes of each constituent company; and

(ii)	be liable for all claims against, debts, liabilities and obligations of each constituent company.

18.	The current memorandum and articles of association of the Surviving Company shall remain as the memorandum and articles of association of the Surviving Company until such time as duly altered or amended.

19.	The directors of the Surviving Company shall continue to be Fu Liu, Zhixin Liu, Chun Kwok Wong, Yan Yang and Yijin Chen.

20.	Each party will execute any document of any kind, and do any other act or thing, that is reasonably necessary to give effect to the Merger.

21.	This Plan of Merger may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger.

22.	The laws of the British Virgin Islands govern this Plan of Merger and its interpretation.

[Signature page to follow]

Signatures

Merging Company

Signed for and on behalf of
Datasea Inc.

By:

Name:
Title: Director

Signatures

Surviving Company

Signed for and on behalf of
Datasea Intelligent Technology Ltd.

By:

Name:
Title: Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands Courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide that, subject to certain limitations, the Company shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.     Exhibits and Financial Statement Schedules

(a)	Exhibits

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 22.     Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that, in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)	The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)	The undersigned registrant hereby undertakes: that for the purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 of a third party that is incorporated by reference in the registration statement in accordance with Item 1100(c)(1) of Regulation AB (17 CFR 229.1100(c)(1)) shall be determined to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(7)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in People’s Republic of China, on March 6, 2026.

Datasea Intelligent Technology Ltd.

By:	/s/ Zhixin Liu
Name:	Zhixin Liu
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

*	Director	March 6, 2026
Stephen (Chun Kwok) Wong

*	Director	March 6, 2026
Yijin Chen

*	Director	March 6, 2026
Yan Yang

*	Director	March 6, 2026
Fu Liu

/s/ Zhixin Liu	Chief Executive Officer, Chairman of the board	March 6, 2026
Zhixin Liu	(Principal Executive Officer)

*	Chief Financial Officer	March 6, 2026
Mingzhou Sun	(Principal Financial Officer)

* By:	/s/Zhixin Liu
Zhixin Liu
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, Datasea Acoustics LLC, as the duly authorized representative of the Registrant in the United States, has signed this registration statement on March 6, 2026.

Datasea Acoustics LLC

By:	/s/ Fu Liu
Name:	Fu Liu
Title:	Manager

EXHIBIT INDEX

Exhibit Number	Description
2.1+	Form of the Merger Agreement and Plan of Merger
3.1+	Amended and Restated Memorandum of Association and Articles of Association of Datasea Intelligent Technology Ltd.
5.1+	Opinion of Ogier regarding the validity of the Class A Ordinary Shares being registered
8.1+	Opinion of Hunter Taubman Fischer & Li LLC regarding certain tax matters
23.1+	Consent of Ogier (included in Exhibit 5.1)
23.3+	Consent of Kreit&Chiu CPA LLP
23.4+	Consent of Hunter Taubman Fischer and Li LLC (included in Exhibit 8.1)
24.1+	Power of Attorney (included on signature page)
99.1*	Form of Proxy Card
107+	Filing Fee Table

*	Filed herewith.
+	Previously filed and incorporated by reference.

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